Exhibit 4.6
Execution Version
26 April 2010
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
and
THE SPONSORS
and
THE JOINT BOOKRUNNERS
and
THE PLACING AGENTS
and
THE UNDERWRITERS

PLACING AND RIGHTS ISSUE
UNDERWRITING AND SPONSORS’
AGREEMENT

Herbert Smith LLP

1

2

THIS AGREEMENT is made on            April 2010
BETWEEN:
(1)	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, a chartered corporation registered in Ireland with registered number no. C-1, whose registered office is at Head Office, Lower Baggot Street, Dublin 2, Ireland (“BoI”);

(2)	THE PERSONS whose names are set out in Part A of Schedule 1 (the “Sponsors”);

(3)	THE PERSONS whose names are set out in Part B of Schedule 1 (the “Joint Bookrunners”);

(4)	THE PERSONS whose names are set out in Part B of Schedule 1 (the “Placing Agents”); and

(5)	THE PERSONS whose names are set out in Part B of Schedule 1 (the “Underwriters”).
WHEREAS:
(A)	BoI proposes, subject, amongst other things, to the passing of the Resolutions to carry out the Renominalisation, Placing, Rights Issue, Debt for Equity Offers and the Government Transaction, as described in the Press Announcement, Prospectus and Debt for Equity Offer Documents, to increase Equity Tier 1 Capital by not less than €2.8 billion (after expenses and the Warrant Cancellation) in order to meet its current and long term capital requirements (the “Proposals”).

(B)	BoI will offer Debt for Equity Holders the right to exchange their Debt for Equity Securities (the “Debt for Equity Offers”) on the terms of, the Debt for Equity Offer Documents.

(C)	Under the Placing, the Placing Stock will be issued to Placees at the Placing Price. Subscribers under the Placing will be permitted to participate in the Rights Issue in respect of the Placing Stock.

(D)	Under the Rights Issue, Rights Issue Stock will be issued to Qualifying Stockholders at the Rights Issue Price. The Rights Issue Price and the number of units of Rights Issue Stock to be issued will be determined on the Pricing Statement Announcement Date.

(E)	Under the Government Transaction, amongst other things NPRFC will convert 1,036 million units of the 2009 Preference Stock for units of Ordinary Stock at their subscription price of €1.00 per unit of Ordinary Stock, the detachable warrants issued by BoI to NPRFC will be cancelled in return for the payment of €491 million in cash by BoI to NPRFC (the “Warrant Cancellation”) and NPRFC has agreed in principle, subject to certain terms and conditions, to fully take up its entitlement under the Rights Issue in respect of its holding of NPRFC Coupon Ordinary Stock and its holding of units of Ordinary Stock as a result of the NPRFC Placing.

(F)	BoI proposes, subject, amongst other things, to the passing of the Resolutions: (i) to renominalise its Ordinary Stock by subdividing each existing unit of Ordinary Stock in issue at the close of business on the EGC Date into one unit of ordinary stock of €0.10 each and one unit of deferred stock of €0.54 each in the capital of BoI; (ii) to issue and allot the Placing Stock on the terms and conditions set out in this Agreement and the Placing Letters; and (iii) to issue and allot the Rights Issue Stock and offer the Rights Issue Stock by way of rights to each Qualifying Stockholder on the basis set out in the Pricing Memorandum, on the terms and conditions to be set out in the Prospectus and, in respect of Qualifying Non-CREST Stockholders, to be set out in the Provisional Allotment Letters.

(G)	Upon the Resolutions becoming effective, BoI will have sufficient authorised but unissued stock capital and the Directors will have the authority and will be empowered under the Companies Acts and the Bye-Laws to allot the New Stock.

(H)	BoI is seeking approval from the Financial Regulator for the Prospectus and from the ISE and the UKLA for the Circular and is applying to the ISE and to the UKLA for the admission of the New Ordinary Stock to the Official Lists and to the ISE and the LSE for the admission of the New Ordinary Stock to trading on the main markets for listed securities of the ISE and the LSE. Furthermore, BoI has requested that the Financial Regulator provide the UKLA, the competent authority for the purpose of the relevant implementing measures of the Prospectus Directive in the United Kingdom, with a certificate of approval attesting that the Prospectus has been drawn up in accordance with the Prospectus Rules, together with a copy of the Prospectus.

(I)	Davy has agreed to act as sponsor in relation to the admission of the New Ordinary Stock to the Official List of the ISE on the terms and subject to the conditions referred to in this Agreement. UBS and Davy have agreed to act as sponsors in relation to the admission of the New Ordinary Stock to the Official List of the UKLA on the terms and subject to the conditions referred to in this Agreement.

(J)	The Placing Agents have agreed to act as placing agents in relation to the Placing.

(K)	The Joint Bookrunners have agreed to act as managers and joint bookrunners in relation to the Rights Issue on the terms and subject to the conditions referred to in this Agreement.

(L)	The Placing Underwriters have agreed, severally and in proportion to their Placing Commitments and otherwise on the terms and subject to the conditions referred to in this Agreement, to underwrite the Placing at the Placing Price. The Rights Issue Underwriters have agreed, severally and in their Agreed Proportions and otherwise on the terms and subject to the conditions referred to in this Agreement, to underwrite the Rights Issue at the Rights Issue Price and may (but are not obliged to) seek sub-underwriters on the basis of the Draft Prospectus or the Prospectus.

(M)	Each of the Placing and the Rights Issue is to be made (i) outside the United States and in accordance with the provisions of Rule 903 or Rule 904 within the meaning of and pursuant to Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”) and (ii) within the United States only to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act (“Rule 144A”), in each case pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(N)	The Executive Directors intend to take up in full their rights under the Rights Issue. The Non-Executive Directors intend either to take up in full their rights under the Rights Issue or to subscribe for not less than the number of units of Rights Issue Stock as can be funded by the sale of certain of their Nil Paid Rights.

(O)	Updated details of the Rights Issue Price, the aggregate number of units of Rights Issue Stock to be issued and the basis on which units of Rights Issue Stock are to be issued according to the number of units of Ordinary Stock held by Qualifying Stockholders will be set out in the Pricing Memorandum, to be entered into on the Pricing Memorandum Date and published in the Pricing Statement on the Pricing Statement Announcement Date in accordance with the terms of this Agreement.
WHEREBY IT IS AGREED as follows:
1.	INTERPRETATION AND DEFINITIONS

In this Agreement (including the Recitals and Schedules to it), unless the context otherwise requires:

1.1	Definitions

“1992 Preference Stock” has the meaning given to such term in Part XIX of the Prospectus;

“2009 Preference Stock” means the units of (currently) 8% non-cumulative preference stock of €0.01 each in the capital of BoI issued to the NPRFC;

“Acceptance Account” means the account in the name of the Receiving Agent to be opened by the Receiving Agent in relation to the subject matter of the Offer Documents;

“Acceptance Date” means the last date for acceptance and payment under the terms of the Rights Issue as set out in Part IX of the Prospectus or such later date as BoI and the Joint Bookrunners may agree in writing;

“Accounts” means the audited consolidated accounts of the Group as of and for the nine month period ended 31 December 2009 and the three years ended 31 March 2009, 31 March 2008 and 31 March 2007 (including the related directors’ and auditors’ reports, the consolidated income statements, the consolidated balance sheets, the consolidated cash flow statements, the consolidated statements of recognised income and expense and all related notes) and the unaudited consolidated accounts of the Group as of and for the nine month period ended 31 December 2008;

“Accounts Date” means 31 December 2009;

“Admission” means the admission of the units of Rights Issue Stock in nil paid form to the Official Lists becoming effective in accordance with the Listing Rules and the admission of such stock to trading on the ISE’s and LSE’s markets for listed securities becoming effective in accordance with the Listing Rules of the ISE and Admission to Trading Rules and the Admission and Disclosure Standards respectively;

“Admission and Disclosure Standards” means the requirements contained in the publication of the LSE “Admission and Disclosure Standards” (as amended from time to time) containing, amongst other things, the admission requirements to be observed by companies seeking admission to trading on the LSE’s main market for listed securities;

“Admission to Trading Rules” means the requirements contained in the publication “ISE Admission to Trading Rules” dated 1 November 2007 containing, amongst other things, the admission requirements to be met by companies seeking admission to trading, or already admitted to trading on the ISE market for listed securities other than the Irish Enterprise Exchange, as amended from time to time;

“affiliate” has the meaning set out in Rule 501(b) of Regulation D or Rule 405 under the Securities Act, as applicable;

“Agreed Proportion” means in respect of each Rights Issue Underwriter, the percentage set out against the name of each such Rights Issue Underwriter in column 2 of Part A of Schedule 3;

“Allotment Instruments” means the allotment instruments of BoI to be offered to Debt for Equity Holders, which shall convert into units of Ordinary Stock on 10 September 2010 in accordance with their terms;

“Announcements” means the Press Announcement and the Pricing Statement Announcement and all other announcements made by or on behalf of BoI or any Group Member to the public or the press in connection with the Proposals on or after the date of this Agreement;

“Annual Report” means the annual report and accounts of BoI for the nine month period ended 31 December 2009;

“Authorisation” has the meaning given to it in paragraph 53 of Schedule 4 of this Agreement;

“BoI’s Solicitors” means Arthur Cox, Allen & Overy LLP and Sullivan & Cromwell LLP;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the City of London and Dublin;

“Bye-Laws” means the bye-laws of BoI, as amended from time to time;

“Capital Requirement” means, the regulatory capital requirements applied by the Financial Regulator, and, solely to the extent applicable to the Group, the capital resources requirements as defined in the FSA Handbook;

“Circular” means the circular, including the EGC Notice, in the agreed form, to be sent to Stockholders convening the EGC;

“Citi” means Citigroup Global Markets U.K. Equity Limited of Citibank Group Centre, 33 Canada Square, London E14 5LB;

“CJA” means the United Kingdom Criminal Justice Act 1993;

“Claims” has the meaning set out in clause 13.1;

“Closing Price” means the closing middle-market quotation of a unit of Ordinary Stock as derived from the Daily Official List;

“Companies Acts” means the Companies Acts, 1963 to 2009 (as amended) of Ireland and insofar as they apply to BoI having regard to the Ninth Schedule to the Companies Act 1963;

“Completion” has the meaning set out in clause 12.4.1;

“Conditions” means the conditions set out in clause 9.1;

“Court” or “Court of Directors” means the Court of Directors of BoI or a duly constituted and authorised committee thereof;

“CREST” means the relevant system (as defined in the CREST Regulations) in respect of which Euroclear is the operator (as defined in the CREST Regulations);

“CREST Regulations” means the Companies Act 1990 (Uncertified Securities) Regulations 1996 (SI No. 68/1996) of Ireland (as amended in 2003) and the United Kingdom Uncertified Securities Regulations 2001 (SI 2001/3755);

“CS” means Credit Suisse Securities (Europe) Limited of One Cabot Square, London E14 4QJ;

“Daily Official List” means the daily record setting out the prices of all trades in shares and other securities conducted on the ISE;

“Davy” means J&E Davy of Davy House, 49 Dawson Street, Dublin 2, Ireland;

“Dealer Managers” means Citigroup Global Markets Limited, CS, Deutsche Bank Securities Inc and UBS Securities LLC in relation to the Debt for Equity Offer in relation to the US Debt for Equity Offers and Citigroup Global Markets Limited, CS, Deutsche and UBS in relation to the Non-US Debt for Equity Offers;

“Dealing Day” means a day on which dealings in domestic equity market securities may take place on the ISE and the LSE;

“Debt for Equity Dealer Manager Agreements” means the agreements entered into between BoI and certain of the Dealer Managers on the date hereof in relation to the Debt for Equity Offers;

“Debt for Equity Holders” means existing holders of Debt for Equity Securities;

“Debt for Equity Offer Documents” means the exchange offer memoranda to be published as at the date hereof in connection with the Debt for Equity Offers;

“Debt for Equity Offers” has the meaning set out in Recital (B);

“Debt for Equity Securities” means those of BoI’s Tier 1 and Upper Tier 2 securities which are the subject of the Debt for Equity Offers;

“Debt for Equity Stock” means the units of Ordinary Stock to be issued by BoI on or around 10 September 2010 upon conversion of the Allotment Instruments to be allotted and issued by BoI pursuant to the Debt for Equity Offers;

“Deutsche” means Deutsche Bank AG, London Branch of 1 Great Winchester Street, London EC2N 2DB;

“Directors” means the Executive Directors and Non-Executive Directors of BoI;

“Directors’ Responsibility Statements” means the letters completed by each of the Directors and addressed to BoI, the Sponsors, NPRFC, the Joint Bookrunners and the Underwriters, in the agreed form, amongst other things, accepting responsibility for the information contained in the Circular, the Prospectus and any Supplementary Prospectus, duly signed by or on behalf of each Director on or prior to the date of this Agreement;

“Disclosure and Transparency Rules” means The Disclosure and Transparency Rules made by the FSA under section 73A(3) of the FSMA;

“Draft Prospectus” means the draft version of the Prospectus provided to potential investors, placees and sub-underwriters, in the agreed form, during the period commencing on 21 April 2010 and ending on the date hereof;

“EGC” means the extraordinary general court of BoI to be held on the EGC Date at which, amongst other things, the Resolutions will be proposed;

“EGC Date” means 19 May 2010, or such later date if the EGC is postponed;

“EGC Notice” means the notice of the EGC forming part of the Circular;

“Eligible Bank Assets” those classes of assets prescribed as eligible bank assets by the Minister for Finance of Ireland, in accordance with section 69 of the National Asset Management Agency Act 2009;

“encumbrance” means any pledge, lien, security interest, claim, equity, mortgage, charge, encumbrance or third party right or interest of any nature whatsoever and including for the avoidance of doubt any pre-emptive or similar right;

“Engagement Letters” means the engagement letters between BoI and some or all of the Managers in connection with, amongst other things, the Placing, the Rights Issue and the Debt for Equity Offers;

“Environmental Laws” has the meaning set out in paragraph 75 of Schedule 4;

“Euroclear” means Euroclear UK & Ireland Limited, the operator of CREST;

“European Economic Area” means the European Union, Iceland, Norway and Liechtenstein;

“Excess Stock” has the meaning set out in clause 8.9;

“Exchange Act” means the United States Securities Exchange Act of 1934 as amended;

“Excluded Territories Stockholder” means holders of Ordinary Stock with registered addresses in United States, Japan, Canada, South Africa, Switzerland, New Zealand or Australia;

“Executive Directors” means the executive directors of BoI, whose names appear in Part XVII of the Prospectus;

“FCPA” has the meaning set out in paragraph 85 of Schedule 4;

“Financial Adequacy Rules” means the overall financial adequacy rules as defined in the FSA Handbook and the corresponding requirements as to financial adequacy applied by the Financial Regulator;

“Financial Regulator” means The Irish Financial Services Regulatory Authority;

“Form of Proxy” means the form of proxy, in the agreed form, relating to the EGC;

“FSA” means the Financial Services Authority of the United Kingdom;

“FSA Handbook” means the Financial Services Authority Handbook of Rules and Guidance;

“FSMA” means the United Kingdom Financial Services and Markets Act 2000, as amended including any regulations made pursuant thereto;

“Fully Paid Rights” means rights which are provisionally allotted to Qualifying Stockholders pursuant to the Rights Issue and which are recorded in the register of BoI as having been paid at the Rights Issue Price;

“Government Agreement” means the agreement between BoI, the Minister of Finance for Ireland and The National Pensions Reserve Fund Commission in connection with the Government Transaction entered into on or around the date of this Agreement;

“Government Transaction” has the meaning given to such term in Part XIX of the Prospectus;

“Government Transaction Stock” means the units of Ordinary Stock to be issued to the NPRFC upon conversion of units of the 2009 Preference Stock pursuant to the Government Transaction;

“Government Undertaking Stock” means the units of Ordinary Stock to be issued to the NPRFC under the NPRFC Rights Issue Undertaking;

“Governmental Agency” has the meaning set out in paragraph 53 of Schedule 4;

“Group” means, from time to time, BoI and its subsidiaries, subsidiary undertakings and affiliates and any other entity in respect of which financial information is included in the Accounts and “Group Member” means any one of them;

“Hazardous Materials” has the meaning set out in paragraph 75 of Schedule 4;

“IFRS” means International Financial Reporting Standards as adopted for use in the European Union;

“Indemnified Person” has the meaning set out in clause 13.21;

“Intellectual Property” has the meaning set out in paragraph 76 of Schedule 4;

“Irish Central Bank Acts” means the Central Bank Acts 1942 to 2001 (as amended by the Central Bank and Financial Services Authority of Ireland Act, 2003 and 2004 of Ireland (as amended from time to time));

“Irish Listing Rules” means the Listing Rules of the ISE;

“Irish Prospectus Regulations” means the Prospectus (Directive 2003/71/EC) Regulations 2005 (SI No. 324 of 2005) of Ireland;

“Irish Sponsor” means the person set out in Part A (i) of Schedule 1;

“ISE” means the Irish Stock Exchange Limited;

“IT Assets” has the meaning set out in paragraph 79 of Schedule 4;

“Listing Rules” means the Irish Listing Rules and/or where appropriate the UK Listing Rules;

“Losses” has the meaning set out in clause 13.1;

“LSE” means London Stock Exchange plc;

“Managers” means each of Citi, CS, Davy, Deutsche and UBS (and excludes the Dealer Managers) and “Manager” means any one of them;

“Market Abuse Regulations” means the Market Abuse (Directive 2003/6/EC) Regulations 2005 (SI 342 of 2005) of Ireland;

“Market Abuse Rules” means the market abuse rules published in September 2008 by the Financial Regulator under section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act, 2005 of Ireland, as amended from time to time;

“Material Adverse Change” means any material adverse change, or any development reasonably likely to involve a prospective material adverse change, in the condition (financial, operational, legal or otherwise) or in the earnings, management, business affairs, financial affairs, solvency, operations or prospects of BoI and its Group taken as a whole, whether or not arising in the ordinary course of business;

“Money Laundering Laws” has the meaning set out in paragraph 84 of Schedule 4;

“MTM Instruction” has the meaning set out in paragraph 1 of Schedule 2;

“NAMA” means the National Asset Management Agency and, where the context permits, other members of NAMA’s group including subsidiaries and associated companies;

“New Ordinary Stock” means the Rights Issue Stock, the Placing Stock, the Debt for Equity Stock, the Government Transaction Stock and the Government Undertaking Stock;

“New Stock” means the New Ordinary Stock and Allotment Instruments;

“Nil Paid Rights” means the rights to acquire Rights Issue Stock, nil paid;

“No Significant Change Letter” means the comfort letter relating to there having been no significant change in the financial or trading position of the Group since the Accounts Date and to certain financial information, from the Reporting Accountants addressed to the Directors and the Managers and NPRFC, in the agreed form, and to be dated the date of the Prospectus;

“Non-Executive Directors” means the non-executive directors of BoI, whose names appear in Part XVII of the Prospectus;

“Non-US Debt for Equity Offers” has the meaning given to such term in Part XIX of the Prospectus;

“Non-US Placing Letter” means the letters between the Placing Agents and the Placees located outside the United States in respect of the Placing Stock;

“NPRFC” means the National Pensions Reserve Fund Commission;

“NPRFC Coupon Ordinary Stock” has the meaning given to such term in Part XIX of the Prospectus;

“NPRFC Placing” has the meaning given to such term in Part XIX of the Prospectus;

“NPRFC Rights Issue Undertaking” has the meaning set out in the Prospectus;

“NPRFC Subscription Agreement” means the subscription agreement dated 31 March 2009 made between BoI, the Minister for Finance of Ireland and the NPRFC;

“OECD Convention” has the meaning set out in paragraph 85 of Schedule 4;

“OFAC” has the meaning set out in paragraph 86 of Schedule 4;

“Offer Documents” means the Draft Prospectus, the Circular, the Prospectus, any Supplementary Prospectus, the Provisional Allotment Letters, the Announcements, the Presentation Materials, Shareholder Guides, Form of Proxy, the Debt for Equity Offer Documents, the US Wrap and any supplements or amendments to any of the foregoing and any other document published or issued after the date hereof by or on behalf of BoI in connection with the Renominalisation, the Rights Issue, the Placing, the Debt for Equity Offers, Admission or Placing Admission and any website pages on which any such documents are made available by or on behalf of BoI;

“Official Lists” means the official list of the ISE and/or, as appropriate, the official list maintained by the UKLA pursuant to Part VI of FSMA;

“Ordinary Stock” or “units of Ordinary Stock” means units of ordinary stock of €0.64 each prior to the Renominalisation, and of €0.10 each following the Renominalisation (including, if the context requires, the units of New Ordinary Stock);

“Ordinary Stockholders” means the holders of Ordinary Stock;

“other economic sanctions” has the meaning set out in paragraph 86 of Schedule 4;

“Overseas Stockholders” means Stockholders with registered addresses outside Ireland or the United Kingdom;

“payee” has the meaning set out in clause 11.7.2;

“payer” has the meaning set out in clause 11.7.2 or clause 15.2 (as the case may be);

“PFIC” has the meaning set out in paragraph 94 of Schedule 4;

“Placees” means persons with whom Placing Stock is to be placed under the Placing;

“Placing” means the placing of the Placing Stock pursuant to the provisions of this Agreement and the Placing Letters and as described in the Draft Prospectus and the Prospectus;

“Placing Admission” means the admission of the Placing Stock to listing on the Official Lists becoming effective in accordance with the Listing Rules and the admission of such stock to trading on the ISE’s and the LSE’s main market for listed securities becoming effective in accordance with the Listing Rules of the ISE and Admission to Trading Rules and the Admission and Disclosure Standards respectively;

“Placing Commitment” means in respect of each Placing Underwriter, the percentage set out against the name of each such Placing Underwriter in column 2 of Part B of Schedule 3;

“Placing Letter” means the Non-US Placing Letters and the US Placing Letters, in the agreed form;

“Placing Price” means €1.53 per unit of Placing Stock;

“Placing Stock” means the 326,797,386 units of new Ordinary Stock to be issued by BoI pursuant to the Placing;

“Placing Underwriters” means the persons set out in Part D (i) of Schedule 1;

“Posting Date” means the date of the Circular;

“Presentation Materials” means the investor presentation materials prepared by BoI, in the agreed form, and used by it in meetings with or otherwise made available to potential investors, placees and sub-underwriters and research analysts connected to the Managers in connection with the Placing the Rights Issue or the Debt for Equity Offers prior to, on or after the date of the Agreement;

“Press Announcement” means the final press announcement, in the agreed form, to be dated the date of this Agreement giving details of, amongst other things, the Placing, the Rights Issue, the Debt for Equity Offers and the Government Transaction;

“Previous Announcements” means all documents issued and announcements made by or on behalf of BoI or any Group Member to the public or the press through a Regulatory Information Service since the Accounts Date and before the date of this Agreement;

“Pricing Memorandum” means the pricing memorandum in the form set out in Schedule 10 to be entered into on and dated the Pricing Memorandum Date;

“Pricing Memorandum Date” means 14 May 2010;

“Pricing Notification” has the meaning set out in clause 3.12;

“Pricing Statement” means a pricing statement published by BoI on the Pricing Statement Announcement Date in relation to, among other things, the Rights Issue Price;

“Pricing Statement Announcement” means the press announcement, in the agreed form, to be issued in connection with the publication of the Pricing Statement on the Pricing Statement Announcement Date;

“Pricing Statement Announcement Date” means the Dealing Day immediately following the Pricing Memorandum Date;

“Proposals” has the meaning set out in Recital (A);

“Prospectus” means the prospectus to be published by BoI in connection with the Placing, Rights Issue, Placing Admission, Admission and the Government Transaction, in the agreed form, together with the documents and information incorporated by reference therein;

“Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 9 November 2003;

“Prospectus Rules” means the prospectus rules published in August 2008 by the Financial Regulator under section 51 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005, as amended from time to time;

“Provisional Allotment Letters” means the renounceable provisional allotment letters in relation to the Rights Issue Stock, in the agreed form, to be issued or made available by BoI, subject to clause 3.11, to Qualifying Non-CREST Stockholders pursuant to the Rights Issue;

“Publication Date” means the date on which the Prospectus is published being the date of this Agreement;

“QIB Letter” means the letter, to be delivered by QIBs in the United States who participate in the Rights Issue, the Placing, or the placing of Underwritten Stock not taken up pursuant to clause 7 of this Agreement, substantially in the form as attached to the US Placing Letter or the US Wrap;

“QIBs” means “qualified institutional buyers” as defined in Rule 144A under the Securities Act;

“Qualifying CREST Stockholders” means Qualifying Stockholders who hold Ordinary Stock in uncertificated form in CREST;

“Qualifying Non-CREST Stockholders” means Qualifying Stockholders who hold Ordinary Stock in certificated form;

“Qualifying Stockholders” means holders of Ordinary Stock on the register of members of BoI at the Record Date and Placees (excluding the NPRFC in respect of the NPRFC Coupon Ordinary Stock);

“Receiving Agent Agreement” means the agreement between the Receiving Agent and BoI in connection with, amongst other things, the Renominalisation, the Placing and the Rights Issue;

“Record Date” means 5.00 p.m. on 17 May 2010;

“Renominalisation” means the reduction of the nominal value of units of Ordinary Stock from €0.64 each to €0.10 each and the creation of a new class of deferred stock of €0.54 each pursuant to resolution no. 1 proposed for the EGC;

“Registrar” or “Receiving Agent” means Computershare Investor Services (Ireland) Limited or such other registrar or receiving agent as BoI may appoint from time to time;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” has the meaning set out in the Recitals;

“Regulatory Analysis” has the meaning set out in clause 8.8;

“Regulatory Information Service” means one of the regulatory information services authorised by the ISE and/or UKLA, as applicable, to receive, process and disseminate regulatory information in respect of listed companies;

“Relevant Member State” has the meaning set out in paragraph 8 of Schedule 9;

“Relevant Sum” has the meaning set out in clause 11.7.3;

“Relevant Time” means the earliest of (i) the third Dealing Day following the Acceptance Date; (ii) the date following the Acceptance Date on which the Joint Bookrunners determine that it is reasonably likely that it will not be possible to procure subscribers in respect of Rights Issue Stock not taken up under the Rights Issue; (iii) provided that subscribers are procured pursuant to clause 7.4 in respect of all Rights Issue Stock not taken up under the Rights Issue, such time as is notified to BoI by the Joint Bookrunners as the Time of Sale; and (iv) the day following the Acceptance Date if all the Rights Issue Shares have been taken up or deemed to be taken up as referred to in clause 7.1;

“Relevant Underwriter” has the meaning set out in clause 8.9;

“Reports” has the meaning set out in paragraph 33 of Schedule 4;

“Reporting Accountants” means PricewaterhouseCoopers of One Spencer Dock, North Wall Quay, Dublin 1, Ireland;

“Resolutions” means the resolutions to be proposed at the EGC, as set out in the EGC Notice as resolutions 1 to 7 (inclusive);

“Restricted Period” means the period from and including the date of this Agreement to the date which is the earlier of (i) 10 September 2010 and (ii) the date which is 60 days from the date on which the Underwriters’ obligations under this Agreement cease in accordance with clauses 9.4 or 14;

“Rights Issue” means the offer by way of rights to Qualifying Stockholders to acquire Rights Issue Stock on the terms and subject to the conditions contained or referred to in the Prospectus and also, where relevant, the Provisional Allotment Letters;

“Rights Issue Price” means the price per unit of Rights Issue Stock, being €0.10, unless a price per Rights Issue Share in excess of €0.10 is determined in accordance with clause 3.12 in which case it shall mean the price set out in the Pricing Memorandum;

“Rights Issue Stock” means the number of units of new Ordinary Stock to be allotted and issued by BoI pursuant to the Rights Issue;

“Rights Issue Underwriters” means the persons set out in Part D (ii) of Schedule 1;

“Rule 144A” has the meaning set out in the Recitals;

“Secretary” means the secretary of BoI from time to time;

“Securities” means the Nil Paid Rights, the Fully Paid Rights, the New Stock and/or the Provisional Allotment Letters;

“Securities Act” has the meaning set out in the Recital (M);

“Senior Executives” means the senior executives of BoI whose names appear in Part XVII of the Prospectus;

“Selling Restrictions” means the selling restrictions set out in Schedule 9;

“Shareholder Guides” means the documents to be sent to Qualifying Stockholders containing information relating to action to be taken by Qualifying Stockholders in relation to the Rights Issue, in the agreed form;

“Sponsor” means a UK Sponsor or the Irish Sponsor, as the context requires;

“Supplementary Prospectus” means any prospectus supplementary to the Prospectus published by BoI in accordance with Regulation 51 of the Irish Prospectus Regulations;

“taken up” has the meaning set out in Schedule 2;

“Taxation” or “tax” means all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever imposed by a tax authority of the United Kingdom, Ireland or any other jurisdiction, together with all penalties, charges and interest relating to any of the foregoing and regardless of whether or not such taxes, levies, imposts, duties, charges, withholdings, penalties and interest are attributable directly or primarily to any Group Member, BoI, any Manager or any other person concerned, including corporation tax, advance corporation tax, income tax, capital gains tax, VAT, duties of customs and excise, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax and any other transfer tax or duty, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, importations, sales, use, occupation, franchise, value added, and personal property;

“Time of Sale” means the earlier of (i) 7.00 a.m. on the fourth Dealing Day following the Acceptance Date or (ii) such time, falling within the period commencing on the first Dealing Day following the Acceptance Date and ending on the third Dealing Day following the Acceptance Date, as is notified to BoI by the Joint Bookrunners as the time of sale with respect to their endeavours to procure subscribers for the units of Underwritten Stock not taken up;

“TERP” means the theoretical ex-rights price (ex-dividend if relevant) of one unit of Ordinary Stock calculated by reference to the Closing Price on the Pricing Memorandum Date;

“Tranche 1 NAMA Assets” the first tranche of assets of the Group that were designated as Eligible Bank Assets comprising approximately €0.9 billion of land and development loans and approximately €1.0 billion of associated loans;

“Transfer Taxes” means stamp duty, stamp duty reserve tax, capital duty or any similar issuance or transfer tax or duty and any related costs, fines, penalties or interest (if any) whether of the United Kingdom, Ireland or elsewhere;

“Transparency Regulations” means the Transparency (Directive 2004/109/EC) Regulations 2007 (SI 277 of 2007) of Ireland;

“Transparency Rules” means the transparency rules published in September 2009 by the Financial Regulator under section 22 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 of Ireland, as amended from time to time;

“UBS” means UBS Limited of 1 Finsbury Avenue, London EC2M 2PP;

“UK Listing Rules” means the United Kingdom listing rules made under section 73A of FSMA;

“UK Market Abuse Rules” means section 397 and Part VIII of FSMA and the “Code of Market Code” issued by the FSA in accordance with section 119 of FSMA, as amended from time to time;

“UK Sponsors” means the persons set out in Part A (ii) of Schedule 1;

“UKLA” means the FSA acting in its capacity as the competent authority in the United Kingdom for the purposes of Part VI of FSMA and in the exercise of its functions in respect of the admission to the Official List otherwise than in accordance with Part VI of FSMA;

“Underwriters” means the Placing Underwriters and the Rights Issue Underwriters;

“Underwriters’ Solicitors” means A&L Goodbody and Herbert Smith LLP;

“Underwritten Stock” means the Rights Issue Stock other than the Government Undertaking Stock and the Government Transaction Stock;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“US Debt for Equity Offers” has the meaning given to such term in Part XIX of the Prospectus;

“US Placing Letter” means the letter between the Placing Agents and the Placees located in the United States in respect of the Placing Stock;

“US Wrap” means the offering memorandum to be issued by BoI in connection with the Rights Issue which, together with the Prospectus, is to be used in the United States in connection with any offer or sale of Securities to existing Ordinary Stockholders by way of rights thereto, to QIBs;

“VAT” means value added tax chargeable under or pursuant to the Value Added Tax Act 1994, the Irish Value Added Tax Act 1972 (as amended) or the EC Council Directive 2006/112/EC on the common system of value added tax and any other sales, purchase or turnover tax of a similar nature, whether imposed in the United Kingdom, Ireland or elsewhere;

“Verification Notes” means the questions prepared by BoI’s Solicitors and answered by BoI in order to verify material statements and information contained in the Press Announcement, Presentation Materials, Circular and Prospectus;

“Warranties” means a representation, warranty or undertaking given pursuant to clause 12 and/or set out in Schedule 4; and

“Working Capital Report” means the working capital report on the Group’s working capital prepared by the Reporting Accountants and addressed to the Directors and the Managers and those Dealer Managers acting in relation to the Debt for Equity Offer being carried out outside of the United States, in the agreed form, dated the date of the Prospectus.

1.2	Agreed form documents

Any reference to a document being “in the agreed form” means in the form of the draft or proof thereof signed or initialled for the purpose of identification by the Underwriters’ Solicitors (on behalf of the Managers) and BoI’s Solicitors (on behalf of BoI), or as otherwise evidenced as being in the agreed form by communications between the Underwriters’ Solicitors and BoI’s Solicitors, with such alterations (if any) as may subsequently be agreed by or on behalf of the Managers and BoI. A complete list of documents in the agreed form as at the date of this Agreement is set out in Schedule 5 (other than those documents marked with an asterisk).

1.3	Statutory provisions

References to a statutory provision include (i) any subordinate legislation made from time to time under that provision and (ii) that provision as from time to time modified or re-enacted so far as such modification or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement.

1.4	Companies Acts

The expressions “company”, “holding company”, “subsidiary undertaking” and “subsidiary” shall have the same meanings in this Agreement as in the Companies Acts.

1.5	CREST Regulations

Expressions defined or used in the CREST Regulations shall have the same meanings in this Agreement (except where the context otherwise requires).

1.6	Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.7	Recitals, clauses etc.

References in this Agreement to Recitals, clauses and Schedules are, unless otherwise specified, to the Recitals and clauses of and Schedules to this Agreement.
1.8	Headings

Headings shall be ignored in construing this Agreement.

1.9	Time of day

References to time of day are to Irish time.

1.10	References to paragraphs, sections and parts of the Prospectus

References to paragraphs, sections and parts of the Prospectus in this Agreement are to paragraphs, sections and parts of the Prospectus, when published.

1.11	References to “include” or “including”

A reference to “include” means include without limitation and “including” is to be construed accordingly.

1.12	References to Manager, Sponsor, Placing Agent, Joint Bookrunner or Underwriter

Each reference in this Agreement to any Manager, Sponsor, Placing Agent, Joint Bookrunner or Underwriter by any description or in any capacity includes a reference to it in each other capacity in which it may act pursuant to this Agreement or otherwise with the agreement of BoI in connection with the Proposals.
2.	APPLICATIONS FOR ADMISSION AND APPOINTMENTS

2.1	Applications for Admission
2.1.1	BoI undertakes to apply to:
(A)	each of the ISE and UKLA for admission of the New Ordinary Stock to the Official Lists;

(B)	the ISE and LSE for admission of the New Ordinary Stock to trading on the main markets for listed securities of the ISE and the LSE; and

(C)	Euroclear for admission of the Nil Paid Rights and the Fully Paid Rights as participating securities (as defined in the CREST Regulations) in CREST.
2.1.2	BoI undertakes that it shall use all reasonable endeavours to execute or cause to be executed all such documents, provide or cause to be provided all such information, and do or cause to be done all such things as may be required by or necessary to comply with the requirements of the Financial Regulator, the ISE, the UKLA, the LSE, Euroclear and all other applicable legislation and regulation, in each case in connection with the applications referred to in clause 2.1.1.

2.1.3	BoI undertakes to apply for formal approval of the Prospectus and the Circular for the purposes of, and in accordance with, the Prospectus Rules and the Listing Rules respectively and shall use all reasonable endeavours to obtain such approval as soon as practicable and in any event shall obtain such approval before publishing the Prospectus and the Circular.

2.1.4	BoI undertakes to use all reasonable endeavours to secure Placing Admission and Admission as soon as practicable and, in any event, prior to the EGC Date (to take effect from the first Dealing Day after the EGC Date). The Sponsors agree to give such assistance to BoI as it may reasonably require in relation to the obligations of BoI set out in clauses 2.1.2, 2.1.3 and 2.1.4.
2.2	Appointment of the Managers
2.2.1	BoI confirms its appointment of:
(A)	Davy as a sponsor in connection with the proposed admission of the New Ordinary Stock to the Official List of the ISE;

(B)	each of Davy and UBS as a sponsor in connection with the proposed admission of the New Ordinary Stock to the Official List of the UKLA;

(C)	each of the Placing Agents as the placing agents to the Placing; and

(D)	each Joint Bookrunner as manager and joint bookrunner to the Rights Issue.
2.2.2	The appointments under clause 2.2.1 confer on each of the Managers all powers, authorities and discretions which are necessary for, or incidental to, the performance by each Manager of the roles to which it has been appointed (including the power to appoint sub-agents or to delegate the exercise of any of its powers, authorities or discretions to such persons as the relevant Managers see fit). BoI agrees to ratify and confirm unconditionally all actions which each Manager and its sub-agents and delegates lawfully take pursuant to its appointments.

2.2.3	Each Manager confirms its acceptance of its respective appointments in clause 2.2.1, subject to the terms of this Agreement.

2.2.4	BoI undertakes to each Sponsor (for itself and on behalf of the other Managers) that it will at all times provide to each Sponsor all information and assistance and take all actions (including paying all relevant fees) or that may be required by it in its capacity as Sponsor to satisfy its obligations under, or in connection with, the Renominalisation, the Placing, the Rights Issue, the Government Transaction, the Debt for Equity Offers, the Listing Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the Disclosure and Transparency Rules, the Admission to Trading Rules and the Admission and Disclosure Standards including to provide to the FSA or ISE (as relevant) any information or explanation as the FSA or ISE (as relevant) may require for the purpose of verifying whether the Listing Rules and the Prospectus Rules are being and have been complied with by each of the Sponsors or by BoI.

2.2.5	BoI consents to each UK Sponsor disclosing to the FSA, and to the Irish Sponsor disclosing to the ISE or the Financial Regulator (as relevant) at any time before or after, in each case, Placing Admission and Admission, any information which the relevant Sponsor in its absolute discretion deems to relate to BoI and to address non-compliance with the Listing Rules, Prospectus Rules, Transparency Regulations, Transparency Rules, Disclosure and Transparency Rules, the Market Abuse Regulations, the Market Abuse Rules or the UK Market Abuse Rules provided in each case that, where legally permitted and reasonably practicable to do so, the relevant Sponsor notifies BoI of the requirement to disclose and only makes such disclosure after such consultation with BoI as is reasonable in the circumstances.

2.2.6	Subject to clause 4.6, after Admission, in the event of the publication of any Supplementary Prospectus referred to in paragraph 6 of Schedule 7, the Joint Bookrunners shall have the right to postpone the Acceptance Date for such period as the Joint Bookrunners and BoI may agree in writing and all dates in this Agreement referable to the Acceptance Date shall be extended mutatis mutandis.

2.2.7	BoI acknowledges and agrees that:
(A)	none of the Managers are responsible for, have authorised or will authorise the contents of the Prospectus, the Circular or the Debt for Equity Offer Documents;

(B)	none of the Managers have been requested to verify, are, or shall be, responsible for verifying, the accuracy, completeness or fairness of any information in any of the Offer Documents; and

(C)	the responsibilities, duties and obligations of UBS and Davy as sponsors pursuant to the UK Listing Rules are owed solely to the FSA and the responsibilities, duties and obligations of Davy as sponsor pursuant to the Irish Listing Rules are owed solely to the ISE and, in each case, agreeing to act as sponsor does not of itself extend any such responsibilities, duties or obligations to any other person, including BoI.
3.	APPROVAL, RELEASE AND DELIVERY OF DOCUMENTS AND FINALISATION OF RIGHTS ISSUE TERMS

3.1	BoI confirms to each of the Managers that a meeting or meetings of the Court of Directors has been held which has:
3.1.1	authorised BoI to enter into and perform its obligations under this Agreement and the Debt for Equity Dealer Manager Agreements;

3.1.2	approved the form and release of the Press Announcement and the Presentation Materials;

3.1.3	approved the form of the Prospectus, the Circular, the Debt for Equity Offer Documents, the Provisional Allotment Letters, the Form of Proxy, the US Wrap and taken responsibility for and authorised and approved the publication of the Prospectus, the Circular and each of the other Offer Documents which BoI is required by the Listing Rules and/or the Prospectus Rules to take responsibility for and authorise and approve;

3.1.4	approved, subject to the passing of the Resolutions, the Renominalisation, the making of the Placing, the Rights Issue, the Debt for Equity Offers and the Government Transaction;

3.1.5	approved the making of the applications for Placing Admission and Admission;

3.1.6	approved the making of the application to Euroclear for admission of the Nil Paid Rights and the Fully Paid Rights as participating securities (as defined in the CREST Regulations) in CREST; and

3.1.7	authorised all necessary steps to be taken by BoI in connection with, or incidental to, each of the above matters.
3.2	BoI shall procure delivery of the Press Announcement to a Regulatory Information Service for release not later than 7.00 a.m. on the date of this Agreement and authorises the Placing Agents to deliver the Draft Prospectus, the Press Announcement to any potential placees of the Placing Stock and the Joint Bookrunners to deliver the Draft Prospectus and the Press Announcement to any potential sub-underwriters of the Rights Issue Stock.

3.3	Subject to the ISE having formally approved the Circular for the purpose of the Irish Listing Rules, and the UKLA having formally approved the Circular for the purpose of the UK Listing Rules, BoI shall despatch the Circular and Form of Proxy to Qualifying Stockholders (excluding Placees) by no later than 5.00 p.m. on the date of this Agreement.

3.4	Subject to the Financial Regulator having formally approved the Prospectus for the purpose of the Irish Prospectus Regulations, BoI shall, as soon as practicable thereafter (and no later than the date of such approval), make the Prospectus available in accordance with Regulation 44 of the Irish Prospectus Regulations and make available to the Managers (at BoI’s expense) such number of copies of the Prospectus and the Circular and any supplements or amendments thereto together with any other documentation relating to the Placing and the Rights Issue, as they may reasonably require.

3.5	Before releasing the Press Announcement, publishing the Prospectus or publishing and despatching the Circular, BoI shall deliver the documents referred to in Part A of Schedule 6 to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

3.6	Before publishing any Supplementary Prospectus, BoI shall deliver the documents referred to in Part B of Schedule 6 to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

3.7	Before releasing the Pricing Statement Announcement or publishing the Pricing Statement, BoI shall deliver the documents referred to in Part C of Schedule 6 to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

3.8	Before Admission, BoI shall deliver the documents referred to in Part D of Schedule 6 to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

3.9	As soon as practicable the relevant announcements referred to in paragraphs 6.5.5 and 6.6.4 of the Irish Listing Rules and referred to in paragraphs 9.5.5R and 9.6.4R of the UK Listing Rules shall be lodged with a Regulatory Information Service as required by such paragraphs.

3.10	If the Joint Bookrunners have notified a Time of Sale to BoI, BoI shall deliver the documents referred to in:
3.10.1	Part E of Schedule 6 on the date of any such Time of Sale; and

3.10.2	Part F of Schedule 6 on the date of the closing of the rump sales as notified to BoI by the Joint Bookrunners, to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

3.11	BoI shall procure that:
3.11.1	subject to clause 3.11.4, the Shareholder Guides are despatched to Qualifying Stockholders (except as provided in the Prospectus) by the last post on the Business Day after Publication Date (or such later date as may be agreed with the Joint Bookrunners in writing);

3.11.2	subject to clause 3.11.4 and the passing of the Resolutions, the Provisional Allotment Letters are despatched to Qualifying Non-CREST Stockholders by the last post on the Publication Date (or such later date as may be agreed with the Joint Bookrunners in writing);

3.11.3	subject to clause 3.11.4 and the passing of the Resolutions, the Registrar instructs Euroclear to credit the stock accounts in CREST of Qualifying CREST Stockholders with their entitlements to Nil Paid Rights so that they are credited at 9.00 a.m. on the first Dealing Day after the date the Resolutions are passed (or such later date as may be agreed with the Joint Bookrunners in writing);

3.11.4	except for persons in the United States reasonably believed to be QIBs, or as may be otherwise agreed with the Joint Bookrunners, neither the Circular, the Prospectus, the Shareholder Guides, Form of Proxy, the Presentation Materials nor any Provisional Allotment Letters (in the case of Qualifying Non-CREST Stockholders) are sent to Excluded Territories Stockholders who have not given BoI an address in Ireland or the United Kingdom for the service of notices on them, nor are the stock accounts of Excluded Territories Stockholders or any agent or intermediary of an Excluded Territories Stockholder credited with Nil Paid Rights (in the case of such stockholders who hold their Ordinary Stock in uncertificated form);

3.11.5	the Prospectus shall be published in accordance with the Irish Prospectus Regulations and the Prospectus Rules; and

3.11.6	no later than two Dealing Days prior to the EGC Date, BoI shall give the Joint Bookrunners, to be held to the express order of BoI pending Admission, an undated letter from BoI to Euroclear confirming that each condition to enable each of the Nil Paid Rights and the Fully Paid Rights to be admitted as participating securities in CREST has been satisfied. Immediately after Admission, the Joint Bookrunners shall date the letter and deliver it to Euroclear.
3.12	At or around 5.30 p.m. on the Pricing Memorandum Date, the Joint Bookrunners will notify BoI in writing (the “Pricing Notification”) of the prices of one unit of Rights Issue Stock which represent discounts of 42 per cent. and 38 per cent., respectively to TERP. If the higher of the two prices set out in the Pricing Notification is greater than €0.10, then a revised Rights Issue Price will be determined by the Joint Bookrunners in consultation with BoI and having taken into account, inter alia, investor feedback received by them in respect of the Rights Issue, economic, market and other conditions prevailing at the time, the condition (financial and otherwise) and prospects of BoI and the Group at the time and the Closing Price on the Pricing Memorandum Date, provided that the revised Rights Issue Price shall not represent a discount of more than 42 per cent. nor less than 38 per cent. to TERP. If the Rights Issue Price is increased from €0.10 in accordance with this clause 3.12, such revised Rights Issue Price will be set out in the Pricing Memorandum and the Pricing Statement, otherwise the Rights Issue Price will be €0.10.
3.13	Following determination of the Rights Issue Price pursuant to clause 3.12, the number of units of Rights Issue Stock to be issued under the Rights Issue will be €1.2 billion less (i) an amount equal to the capital gain arising on the Debt for Equity Offers, up to a maximum amount of €100 million, multiplied by 0.63656 and less (ii) an amount equal to the nominal value of Allotment Instruments to be issued pursuant to the Debt for Equity Offers, up to a maximum amount of €200 million, multiplied by 0.63656, with the resulting sum divided by the Rights Issue Price.

3.14	Immediately following the determination of the Rights Issue Price and the number of units of Rights Issue Stock to be issued under the Rights Issue pursuant to clauses 3.12 and 3.13, and in any event by no later than 8.00 p.m. on the Pricing Memorandum Date, each of the parties shall execute the Pricing Memorandum.

3.15	BoI shall approve and publish the Pricing Statement Announcement through a Regulatory Information Service by no later than 7.00 a.m. on the Pricing Statement Announcement Date and shall publish the Pricing Statement on the Pricing Statement Announcement Date.

3.16	Nothing in this Agreement, including clauses 3.12 and 3.13 shall increase in any respect any Rights Issue Underwriters’ underwriting obligations under clause 8.

4.	ALLOTMENT OF THE PLACING STOCK AND RIGHTS ISSUE STOCK

4.1	Subject to the passing of the Resolutions in accordance with clause 9.1.5, BoI shall, on the EGC Date and following notification from the Placing Agents pursuant to clause 5.7, in accordance with the terms of the Placing allot, conditional only on Placing Admission occurring, the Placing Stock to the Placees (or their nominee as directed by the Placing Agents pursuant to clause 5.7) and/or to the Placing Agents (or, as the case may be, sub-agent or delegate appointed in accordance with clause 2.2) as nominees and/or (if relevant) to the Placing Underwriters, as notified to BoI in accordance with clause 5.7.

4.2	Subject to the passing of the Resolutions in accordance with clause 9.1.5, BoI shall provisionally allot the Rights Issue Stock (nil paid) on the EGC Date (or such later date as may be agreed between the Joint Bookrunners and BoI) to all Qualifying Stockholders (including, for the avoidance of doubt, to Overseas Stockholders) pursuant to a resolution of the Court of Directors. The allotment of the Rights Issue Stock shall be made upon the terms and subject to the conditions to be set out in the Prospectus and, in the case of Qualifying Non-CREST Stockholders, the Provisional Allotment Letters and on the basis referred to in clause 4.5 for acceptance and payment in full by not later than 11.00 a.m. on the Acceptance Date. No provisional allotment of Rights Issue Stock in nil paid or fully paid form shall be made to BoI as holder of treasury shares. Rights Issue Stock representing the aggregate of fractions of Rights Issue Stock shall be provisionally allotted as directed by the Joint Bookrunners and dealt with in accordance with clause 6.

4.3	BoI represents, warrants and undertakes that, notwithstanding that provisional allotment is made to all Qualifying Stockholders, the Provisional Allotment Letters will not be sent to, and Nil Paid Rights will not be credited to CREST accounts of, subject to certain exceptions, any Excluded Territories Stockholder or to their agent or intermediary, except in any such case where BoI and the Joint Bookrunners agree in writing that such action would not result in a contravention of applicable registration or other legal or regulatory requirement in the relevant jurisdiction.

4.4	BoI may only exercise its right in the Prospectus in relation to Qualifying CREST Stockholders to allot and issue the Nil Paid Rights, the Fully Paid Rights or the Rights Issue Stock in certificated form if it has first obtained the Joint Bookrunners’ written consent (such consent not to be unreasonably withheld).

4.5	As soon as practicable after 11.00 a.m. on the Acceptance Date and, in any event, by no later than 8.00 a.m. on the Dealing Day after the Acceptance Date, BoI will confirm the provisional allotment of the units of Rights Issue Stock which have been taken up pursuant to a resolution of the Court of Directors and cancel the provisional allotments of the units of Rights Issue Stock which have not been taken up. By not later than the fifth Dealing Day after the Acceptance Date, BoI will allot a number of units of Rights Issue Stock equal to the number of units of Rights Issue Stock for which provisional allotments were not taken up in favour of the persons who, pursuant to clauses 7.4 or 8.1, are to subscribe for such Rights Issue Stock, pursuant to a resolution of the Court of Directors.

4.6	If a Supplementary Prospectus is published by BoI two or fewer Dealing Days prior to the date specified in the Prospectus as the Acceptance Date (or such later date as may be agreed between BoI and the Joint Bookrunners), the parties agree that the Acceptance Date shall be extended to the date which is three Dealing Days after the date of publication of the Supplementary Prospectus (or such later date as BoI and the Joint Bookrunners may agree in writing) and all dates in this Agreement referable to the Acceptance Date shall also be extended mutatis mutandis.

5.	PLACING OF THE PLACING STOCK

5.1	Each of the Placing Agents severally and not jointly or jointly and severally, agrees with BoI to use reasonable endeavours as agent for BoI to procure persons to subscribe for the Placing Stock at the Placing Price and on the terms of the Placing Letters.

5.2	The Placing Agents shall liaise with BoI during the conduct of the Placing and inform BoI of the orders received and the final aggregate book of demand. The Placing Agents shall consult with BoI to the extent practically possible on the allocation of the Placing Stock and consider the reasonable recommendations and representations of BoI. The final allocations of the Placing Shares being the decision of the Placing Agents.

5.3	Each of the Placing Underwriters severally and not jointly or jointly and severally, agrees with BoI that to the extent that the Placing Agents fail to procure persons to subscribe for the Placing Stock, it will subscribe as principal, in proportion to its Placing Commitment of such Placing Stock at the Placing Price.

5.4	The obligations of the Placing Agents and the Placing Underwriters in this clause 5 are several and not joint nor joint and several and each Placing Underwriter shall be responsible only for its Placing Commitment in respect of the Placing Shares for which subscribers are not procured and for the avoidance of doubt no Placing Agent or Placing Underwriter shall have any liability or obligation in respect of any default by any other Placing Underwriter.

5.5	BoI acknowledges and agrees that the Placing Agents and the Placing Underwriters may exercise any and all rights which BoI may have in connection with the issue of the Placing Stock, including any rights against any person who for any reason whatsoever has failed to pay for any of the units of Placing Stock allotted to him.

5.6	Each Placing Agent severally agrees to comply with the terms of the Selling Restrictions in seeking to procure subscribers for the purposes of clause 5.1.

5.7	The Placing Agents shall by not later than 5.00 p.m. on the date of this Agreement inform BoI and the Receiving Agent of:
5.7.1	the number of units of Placing Stock to be issued to Placees procured by the Placing Agents to subscribe for the Placing Stock pursuant to clause 5.1 or to the Placing Agents (or, as the case may be, any sub-agents or delegates appointed in accordance with clause 2.2) themselves as agents for the Placees; and

5.7.2	the number of units of Placing Stock to be taken up by each of the Placing Underwriters, or their respective nominees, as principal pursuant to clause 5.3.

5.8	Subject to deductions made pursuant to clause 11.4.3, each Placing Agent and Placing Underwriter shall not later than the date of Placing Admission, pay, or procure payment of, the Placing Price for the Placing Stock subscribed by it or for which it has procured subscribers pursuant to clauses 5.1 and 5.3 (as the case may be) to BoI. Upon compliance with this clause 5.8 by the relevant Placing Underwriter and/or Placing Agent, such Placing Underwriter and/or Placing Agent (as the case may be) shall have no further obligations to BoI.

6.	PLACING OF FRACTIONAL ENTITLEMENTS

6.1	As soon as reasonably practicable following the close of business on the EGC Date, BoI shall inform each of the Joint Bookrunners of the number of Nil Paid Rights representing the aggregate of fractional entitlements. The Joint Bookrunners shall (acting as agents for BoI) use their reasonable endeavours to procure that all or as many as is reasonably practicable of those Nil Paid Rights are placed through the ISE or the LSE at a premium in excess of the expenses of placing (including, any amounts in respect of VAT which are not recoverable) no later than the Acceptance Date.

6.2	The Joint Bookrunners shall as soon as practicable following the placement of the Nil Paid Rights in accordance with clause 6.1 and in any event, by no later than 2.00 p.m. on the Acceptance Date, inform BoI and the Receiving Agent of the number of Nil Paid Rights to be issued to placees procured pursuant to clause 6.1 (and specifying the number requested to be issued in certificated form and the number requested to be issued in uncertificated form). As soon as reasonably practicable after the Joint Bookrunners shall have so notified BoI and the Receiving Agent:
6.2.1	BoI shall deliver to the Joint Bookrunners, or as they shall direct, nil-paid split Provisional Allotment Letters in respect of the Nil Paid Rights so placed which placees have requested to receive in certificated form, in the names and denominations required by them; and

6.2.2	BoI shall procure that the Receiving Agent instructs Euroclear to credit the stock accounts in CREST (notified by the Joint Bookrunners) with the number of Nil Paid Rights that they require in respect of those Nil Paid Rights so placed which placees have requested to receive in uncertificated form, and after BoI has complied with its obligations in clauses 6.2.1 and 6.2.2, the net proceeds of the placing of those Nil Paid Rights shall (subject to deductions made pursuant to clause 11.4.3) be paid to the Acceptance Account.
6.3	Each Joint Bookrunner severally agrees to:
6.3.1	comply with the terms of the Selling Restrictions in seeking to procure subscribers for the purpose of clause 6.1; and

6.3.2	keep BoI informed of the status of its endeavours to procure the placement of Nil Paid Rights pursuant to clause 6.1, including in relation to the identity and location of the placees procured and the number of Nil Paid Rights each prospective placee has indicated willingness to take placement of, to the extent permissible and practicable in the circumstances. Subject to compliance with the Selling Restrictions, the Joint Bookrunners shall have absolute discretion to use its reasonable endeavours to procure such subscribers of Nil Paid Rights pursuant to clause 6.1 as they think fit and to determine the number of Nil Paid Rights which each such subscriber subscribes for.
6.4	If the Nil Paid Rights referred to in clause 6.1 have not been placed by the Acceptance Date, they shall be dealt with in accordance with clause 7 and clause 8 (to the extent relevant) as if they were units of Underwritten Stock not taken up.

7.	UNDERWRITTEN STOCK NOT TAKEN UP

7.1	If, by 11.00 a.m. on the Acceptance Date, all the units of Underwritten Stock shall have been taken up, or are subsequently deemed to have been taken up pursuant to Schedule 2, the Rights Issue Underwriters’ obligations under clauses 7 and 8 shall cease.

7.2	Whether or not any units of Underwritten Stock shall have been taken up shall be determined in accordance with the provisions of Schedule 2 and the parties agree to give effect to the provisions of Schedule 2.

7.3	As soon as practicable after 11.00 a.m. on the Acceptance Date and, in any event, by not later than 5.00 p.m. on the Acceptance Date, BoI will (or will procure that the Receiving Agent will) notify the Joint Bookrunners in writing of the number of Fully Paid Rights which have not been taken up.

7.4	The Joint Bookrunners will severally use reasonable endeavours (as agents of BoI) to procure subscribers for Fully Paid Rights equivalent to the number of Fully Paid Rights which are not taken up (or, at their absolute discretion, for as many as can be so procured) upon the terms (in so far as the same are applicable) of the Prospectus and the Provisional Allotment Letters as soon as reasonably practicable and in any event by not later than 4.30 p.m. on the second Dealing Day after the Acceptance Date if an amount which is not less than the total of the Rights Issue Price multiplied by the number of such Fully Paid Rights for which subscribers are so procured and the expenses of procurement (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) can be obtained. Any subscribers so procured by the Joint Bookrunners shall subscribe for the Fully Paid Rights at the Rights Issue Price and any amount in excess of the Rights Issue Price shall be paid by the subscribers and received by the Joint Bookrunners, on the basis that the same shall be applied in meeting the Joint Bookrunners’ expenses of procuring such subscription (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) and that any balance remaining shall be received as agent, and held on trust for, and payable to non-accepting Qualifying Stockholders in accordance with clause 7.8. The Joint Bookrunners may, at any time on or after the Acceptance Date, cease or decline to endeavour to procure any such subscribers if, in their absolute opinion, it is unlikely that any such subscribers can be so procured by such time and on the terms referred to above whereupon the Joint Bookrunners shall not be under any obligation to endeavour to procure any such subscribers.

7.5	Each of the Joint Bookrunners severally agrees:
7.5.1	to comply with the terms of the Selling Restrictions in seeking to procure subscribers for the purpose of clause 7.4; and

7.5.2	to keep BoI informed of the status of its endeavours to procure subscribers for Fully Paid Rights not taken up in accordance with Schedule 1, including in relation to the identity and location of subscribers and the number of Fully Paid Rights for which each subscriber has agreed to subscribe to the extent permissible and practicable in the circumstances.
7.6	Subject to compliance with the Selling Restrictions and the provision of clause 7.5, each Joint Bookrunner shall have absolute discretion to use its reasonable endeavours to procure such subscribers in the manner it thinks fit. The Joint Bookrunners shall determine the number of Fully Paid Rights for which each such subscriber subscribes.

7.7	The Joint Bookrunners shall:
7.7.1	by not later than 5.00 p.m. on the second Dealing Day after the Acceptance Date inform BoI of the number of units of Rights Issue Stock to be issued in each of certificated form and uncertificated form to subscribers procured pursuant to clause 7.4; and

7.7.2	subject to deductions made pursuant to clause 11.4.3, in respect of the amounts received by the Joint Bookrunners in accordance with clause 7.4 (and after deduction of the expenses of procuring subscribers, including amounts in respect of VAT which are not recoverable), by not later than the fifth Dealing Day after the Acceptance Date procure payment to:
(A)	the Acceptance Account of the Rights Issue Price in respect of the Rights Issue Stock for which subscribers are procured pursuant to clause 7.4; and

(B)	the Acceptance Account (on behalf of the persons, and in the proportions, referred to in clause 7.8) of the balance, by payment to the Acceptance Account in immediately available funds or by procuring the creation of an assured payment obligation by means of the CREST system in favour of a CREST payment bank of the Receiving Agent or its agent as appropriate, (such Receiving Agent account details or CREST payment bank details (as the case may be) shall be notified by BoI to the Joint Bookrunners at least three days before the date due for payment)] against the issue of (a) Rights Issue Stock in certificated form in such names and denominations as specified by the Joint Bookrunners pursuant to clause 7.7.1 above in respect of the Rights Issue Stock to be issued in certificated form and (b) Rights Issue Stock in uncertificated form by Euroclear crediting the Joint Bookrunners’ (or their nominees’) stock accounts in CREST (notified by the Joint Bookrunners) with the number of units of Rights Issue Stock specified by the Joint Bookrunners pursuant to clause 7.7.1 above in respect of the Rights Issue Stock to be issued in uncertificated form. The parties acknowledge that the creation of an assured payment obligation in favour of a CREST payment bank of the Receiving Agent or its agent in respect of the Rights Issue Price for any Rights Issue Stock shall discharge any obligation of the Joint Bookrunners to account for such monies to BoI or the Receiving Agent.
7.8	BoI shall procure that the Receiving Agent makes payment of the amount received by the Receiving Agent pursuant to clause 7.7.2(B) to the non-accepting Qualifying Stockholders to whom units of Rights Issue Stock were provisionally allotted pro rata to their lapsed provisional entitlements as soon as practicable after receipt. If the Nil Paid Rights were in certificated form when they lapsed, such payment shall be made to the person whose name and address appears on page one of the Provisional Allotment Letter relating to those Nil Paid Rights. If the Nil Paid Rights were in uncertificated form when they lapsed, such payment shall be made to the person registered as the holder of those Nil Paid Rights when they were disabled in CREST.

7.9	By no later than the fifth Business Day after the Acceptance Date, the Joint Bookrunners (other than Davy) will provide written notice, or will procure that written notice is provided, to the Receiving Agent specifying the payments to be made to each Debt for Equity Holder electing to receive cash resulting from the sale of Rights Issue Stock under the Rights Issue in connection with the Debt for Equity Offers.

7.10	The Joint Bookrunners shall not be responsible, whether to BoI, any Qualifying Stockholder, any other stockholder, any other person or otherwise, for any loss or damage to any person arising from any such transactions as are mentioned in this clause 7 or for any insufficiency or alleged insufficiency of any dealing price at which subscribers for Rights Issue Stock may be procured or for the timing of any such acquisition or for any determination by a Joint Bookrunner to cease to endeavour to procure such subscribers, except to the extent a court of competent jurisdiction renders a judgment which is not subject to further appeal that such loss or damage resulted from the fraud, gross negligence or wilful default of that Joint Bookrunner.

7.11	If by virtue of local securities laws, a Qualifying Stockholder is not able to take up Rights Issue Stock provisionally allotted to him, such Rights Issue Stock shall be subject to the provisions of this clause 7 and, if applicable, clause 8.

8.	UNDERWRITING

8.1	If and to the extent that the Joint Bookrunners are unable to procure subscribers in accordance with clause 7.4 for those units of Rights Issue Stock not taken up, the Rights Issue Underwriters shall themselves severally procure subscribers or failing which themselves subscribe at the Rights Issue Price for the Underwritten Stock not otherwise taken up and for which subscribers are not procured under clause 7.4. The obligations of the Rights Issue Underwriters in this clause 8.1 are several and not joint or joint and several and each Rights Issue Underwriter shall be responsible only for its Agreed Proportion of the Underwritten Stock not otherwise taken up or for which subscribers are not procured pursuant to clause 7.4 and for the avoidance of doubt no Rights Issue Underwriter shall have any liability or obligation in respect of any default by any other Rights Issue Underwriter.

8.2	The Joint Bookrunners shall:
8.2.1	by not later than 5.00 p.m. on the second Dealing Day after the Acceptance Date inform BoI of the number of units of Rights Issue Stock to be issued to each of the Rights Issue Underwriters and the subscribers procured by them pursuant to clause 8.1; and

8.2.2	subject to deductions made pursuant to clause 11.4.3, each Rights Issue Underwriter shall, not later than the close of business on the fifth Dealing Day after the Acceptance Date, pay, or procure payment of, the Rights Issue Price for the Underwritten Stock subscribed by it or for which it has procured subscribers pursuant to clause 8.1 to the Acceptance Account against credit of fully paid securities representing that Underwritten Stock to the uncertificated securities account of such Rights Issue Underwriter as notified by it to BoI and the Receiving Agent. Upon compliance with this clause 8.2 by the relevant Rights Issue Underwriter, that Rights Issue Underwriter shall have no further obligations to BoI, except in relation to clause 13.4.1.
8.3	Any subscription of Rights Issue Stock under clause 7.4 or clause 8.1 will be made on the terms and conditions and on the basis of the terms and conditions contained in Part IX of the Prospectus and, in the case of Qualifying Non-CREST Stockholders, the Provisional Allotment Letters (except as regards the time and method for acceptance and payment) so far as they are applicable, subject to the Bye-Laws and, in the case of any acquisition under clause 8.1, on the terms of this Agreement. Each Rights Issue Underwriter severally agrees to comply with the terms of the Selling Restrictions in subscribing for any Rights Issue Stock pursuant to clause 8.1.

8.4	BoI acknowledges and agrees that the Rights Issue Underwriters may exercise any and all rights which BoI may have in connection with the sale of the Underwritten Stock including any rights against any person who for any reason whatsoever has failed to pay for any of the New Ordinary Stock allotted to him.

8.5	Each Rights Issue Underwriter hereby irrevocably undertakes not to exercise any withdrawal rights it may have pursuant to section 87(Q) of FSMA or section 52 of the Irish Prospectus Regulations in respect of any Underwritten Stock for which it, acting in its capacity as Rights Issue Underwriter, subscribes as principal.

8.6	Without prejudice to clause 11.5, each Rights Issue Underwriter severally undertakes that, subject to clause 8.7, from the date of this Agreement until the Relevant Time, it will not, without the prior agreement of BoI (such agreement not to be unreasonably withheld), enter or cause any of its affiliates to enter into any transaction involving:
8.6.1	Ordinary Stock; or

8.6.2	securities, derivatives or other instruments relating to the Ordinary Stock (other than any securities, derivatives or other instruments referencing any existing and established sector or market index, provided that the weighting of the Ordinary Stock of any such sector or index does not exceed 10%), that is intended, directly or indirectly, to have the economic effect of hedging or otherwise mitigating the economic risk associated with the underwriting commitment of any such Rights Issue Underwriter.
8.7	The restriction in clause 8.6 above or the obligation in clause 8.6 to obtain BoI’s agreement shall not apply to, nor (save as prohibited by law) shall each Rights Issue Underwriter and its respective affiliates be restricted from:
8.7.1	entering into any transactions constituting ordinary course trading activity (for the avoidance of doubt, including ordinary course market making, transactions carried out for the account of customers and/or any other customer facilitation transactions), provided that the intention of such ordinary course trading activity is not to, directly or indirectly, have the economic effect of hedging or otherwise mitigating the economic risk associated with the underwriting commitment of any such Rights Issue Underwriter pursuant to this Agreement;

8.7.2	any hedging activities in relation to Nil Paid Rights and/or Fully Paid Rights and/or the Rights Issue Stock and/or the Ordinary Stock undertaken with a view to the Rights Issue Underwriter and/or its affiliates achieving a substantially market-neutral position, allowing for daily fluctuations and without taking into account the underwriting commitments of such Rights Issue Underwriter, during the term of the undertaking contained in clause 8.6;

8.7.3	maintaining proprietary positions in BoI’s securities or in derivatives related to BoI’s securities entered into by the Rights Issue Underwriter prior to the date of this Agreement. Any such transactions shall be undertaken only in compliance with applicable securities laws and regulations; or

8.7.4	short selling activity to delta hedge existing positions in convertible bonds or derivatives related to the Ordinary Stock.
8.8	BoI undertakes to carry out an analysis of the law and regulation in those jurisdictions where it conducts banking, insurance and/or other regulated operations (other than the UK, the US and Ireland) to determine if there are or might be any restrictions (including the requirement to seek regulatory approvals or consents) or prohibitions on the acquisition or potential acquisition of Placing Stock or Underwritten Stock by any of the Underwriters (the “Regulatory Analysis”) and to inform the Joint Bookrunners (on behalf of the Managers) of the results of that analysis. To the extent that the Regulatory Analysis identifies any jurisdiction where regulatory approvals or consents may be required in connection with the acquisition or potential acquisition of Placing Stock or Underwritten Stock by any of the Underwriters, BoI undertakes to take such steps as the Joint Bookrunners (on behalf of the Managers) may reasonably request in order to obtain such regulatory approvals or consents prior to Placing Admission and Admission.

8.9	If the issue of Placing Stock or Underwritten Stock to an Underwriter pursuant to clause 8.1 would result in that Underwriter holding, in aggregate, a shareholding in BoI in excess of 9.99 per cent. (or such other percentages as the relevant underwriter, acting in good faith, determines and notifies in writing to BoI from time to time) of the total stock capital of BoI on a fully-diluted basis taking into account the number of units of Ordinary Stock then held by the Underwriter (the “Relevant Underwriter”), the Relevant Underwriter shall give advance written notice thereof to BoI no later than the third Dealing Day after the Acceptance Date and shall specify in such notice whether, as a result of the obligation to obtain the relevant regulatory approval or consent in any jurisdiction where BoI conducts banking, insurance and/or other regulated operations or as a result of regulatory prohibitions on holdings above a certain threshold by the Relevant Underwriter in any of the Group Members (the “Stockholding Approvals”), the Relevant Underwriter elects not to take delivery of the Placing Stock or Underwritten Stock to the extent its shareholding in BoI would be in excess of 9.99 per cent. (or such other percentages as the Relevant Underwriter determines and notifies in writing to BoI from time to time) (the “Excess Stock”). Such Excess Stock shall be provisionally allotted to the Relevant Underwriter.
8.10	If the notice given pursuant to clause 8.9 specifies that the Relevant Underwriter elects not to take delivery of the Excess Stock, the Relevant Underwriter and BoI shall promptly consult together and attempt to procure sub-underwriters to subscribe for some or all of the Excess Stock by the fifth Dealing Day after the Acceptance Date. Should it not be possible to find sub-underwriters for all of the Excess Stock, then on the fifth Dealing Day after the Acceptance Date, the following shall take place:
8.10.1	the Relevant Underwriter shall take delivery of that number of units of Underwritten Stock such that its shareholding in BoI does not exceed 9.99 per cent. (or such other percentage as the Relevant Underwriter, acting in good faith, determines and notifies in writing to BoI) of the total stock capital of BoI on a fully-diluted basis;

8.10.2	the Relevant Underwriter shall pay to the Acceptance Account the Rights Issue Price for (i) the Underwritten Stock to be taken up by it hereunder (after applying the provisions of clause 8.10.6); and (ii) the Excess Stock, by no later than close of business on the fifth Dealing Day after the Acceptance Date, and such payment in respect of the Excess Stock shall not be refundable except as, and only to the extent, provided for in this clause 8.10 and, for the avoidance of doubt, such refund shall only be made by way of set off as therein provided;

8.10.3	the obligation of the Relevant Underwriter to subscribe for the Excess Stock under this Agreement shall be extended for a period of up to three months after the fifth Dealing Day after the Acceptance Date or, if such period is extended as provided under clause 8.10.8, it shall be extended until the end of the extended period;

8.10.4	as soon as possible after the fifth Dealing Day after the Acceptance Date, the Relevant Underwriter shall seek to obtain, with the assistance and cooperation of BoI, the relevant Stockholding Approvals; wherever appropriate, BoI shall initiate and/or assist in the contacts with the local regulators and use its best efforts to ensure that the relevant Stockholding Approvals are obtained within three months after the fifth Dealing Day after the Acceptance Date; if this three-month period is extended as provided under clause 8.10.8, BoI shall continue to assist and cooperate with the Relevant Underwriter so that all relevant Stockholding Approvals are obtained by the end of the extended period;

8.10.5	to the extent that the Relevant Underwriter has not procured subscribers for the Excess Stock, when all Stockholding Approvals shall have been obtained in all relevant countries, the Relevant Underwriter shall send to BoI a notice to announce that an unconditional allotment date (the “Unconditional Allotment Date”) shall take place within five Business Days of such notice; on such date, BoI shall unconditionally allot and deliver the remaining Excess Stock to the Relevant Underwriter;

8.10.6	if, at any time within the period of three months following the fifth Dealing Day after the Acceptance Date (or, if such period is extended as provided under clause 8.10.8, until the end of the extended period), the Relevant Underwriter is able to procure subscribers for all the remaining units of Excess Stock or a number of units of Excess Stock representing at least 1 per cent. of the total stock capital of BoI, then issued and outstanding, the Relevant Underwriter shall send BoI a notice to announce that an Unconditional Allotment Date shall take place within five Business Days of such notice; on such Unconditional Allotment Date, the provisional allotment in respect of the relevant number of units of Excess Stock in favour of the Relevant Underwriter shall lapse and BoI shall unconditionally allot and issue the relevant number of units of Excess Stock to the subscribers nominated by the Relevant Underwriter. The Rights Issue Price in respect of each unit of Excess Stock paid by the subscribers shall be paid by the subscribers to the Relevant Underwriter for the account of the Receiving Agent and the Relevant Underwriter may set off the said Rights Issue Price against the Receiving Agent’s obligation to refund to the Relevant Underwriter the Rights Issue Price payable under clause 8.10.2 on the lapse of the provisional allotment as aforesaid;

8.10.7	if, as a result of obtaining Stockholding Approvals in one or several countries or a determination by the Relevant Underwriter, the highest shareholding that the Relevant Underwriter would be allowed to hold in BoI according to the laws applicable in all remaining countries is higher than 9.99 per cent. (or such other percentage as the Relevant Underwriter, acting in good faith, determines and notifies in writing to BoI from time to time) of the total share capital of BoI on a fully-diluted basis and, hence, the Relevant Underwriter determines it is able to increase the number of units of Ordinary Stock it holds in BoI, the Relevant Underwriter shall, to the extent that it has not procured subscribers for such Excess Stock, send to BoI a notice to announce that an Unconditional Allotment Date shall take place within five Business Days of such notice; on such Unconditional Allotment Date, BoI shall unconditionally allot and deliver the number of units of Excess Stock such that the number of units of Ordinary Stock held by the Relevant Underwriter reaches the highest shareholding allowed by applicable law in the countries in which Stockholding Approvals remain to be obtained or such other level as the Relevant Underwriter determines;

8.10.8	if, on the last day of the three-month period referred to above, all or a number of Excess Stock remain to be allotted and issued, BoI shall unconditionally allot and issue on such day the remaining Excess Stock to the Relevant Underwriter; however, if at that time, the Relevant Underwriter determines that any necessary Stockholding Approvals remain to be obtained, the Relevant Underwriter shall inform BoI by notice at least five Business Days prior the end of the three-month period; in such a case, the period by which all Excess Stock must be issued to the Relevant Underwriter shall be extended by three months, so as to avoid the Relevant Underwriter having to subscribe for the Excess Stock in violation of the regulatory rules applicable in any of those countries; such extension shall be granted a maximum of three times, so that the period by which the Excess Stock shall have to be unconditionally allotted and subscribed for by the Relevant Underwriter shall not exceed twelve months from the fifth Dealing Day after the Acceptance Date; BoI shall use all reasonable endeavours to assist and cooperate with the Relevant Underwriter so that the Relevant Underwriter is not required to subscribe for the Excess Stock prior to receipt of all necessary Stockholding Approvals; and

8.10.9	as long as any Excess Stock remain to be unconditionally allotted by BoI to the Relevant Underwriter, for the purpose of distributions payable to shareholders of BoI and other corporate events in relation to BoI, BoI shall pay or distribute such amounts to the Relevant Underwriter (or a person nominated by the Relevant Underwriter) as will put it in the same position as it would have been had it been a stockholder of BoI, taking into account all relevant maters (including tax), had there been no delay in the unconditional allotment and/or issue and/or delivery of any Excess Stock to the Relevant Underwriter.
8.11	The Underwriters are not acting in concert under this Agreement or in relation to any other matters contemplated by this Agreement. However, if a Governmental Agency, law or regulation requires that the maximum percentage shareholding in BoI specified in clauses 8.9 and 8.10 shall apply to the percentage of Ordinary Stock held by the Underwriters on an aggregated and not an individual basis, then the provisions of clauses 8.9 and 8.10 shall apply, mutatis mutandis, to the Underwriters as a group in respect of such Placing Stock and Underwritten Stock as would result in their aggregate holding of Ordinary Stock in BoI exceeding 9.99 per cent. (or such other percentage as required by the relevant Governmental Agency, law or regulation) with each Underwriter’s obligations in clauses 8.9 and 8.10 in respect of Excess Stock being proportionate to its underwriting commitment under this Agreement. The Underwriters shall notify BoI in writing upon becoming aware of any such requirement resulting in the application of this clause 8.11.

8.12	Each of the Underwriters severally agrees with BoI:
8.12.1	it will not enter into any agreement in relation to sub-underwriting without first having consulted with BoI as to its proposed list of sub-underwriters; and

8.12.2	to use reasonable endeavours to procure that the sub-underwriting letters into which it enters contain undertakings by the relevant sub-underwriter in a substantially similar form to that in clause 8.6, provided that such letter may in addition include exceptions for selling Ordinary Stock already held by the sub-underwriter as at the date of the sub-underwriting letter.
8.13	Provided that nothing in this clause 8 shall require any Underwriter to make any enquiries or to take any other action whatsoever to ascertain whether there has been any such breach by a sub underwriter, each Underwriter agrees to inform BoI if it has come its attention that any sub underwriter who gives an undertaking of the type described in clause 8.12.2 has breached its obligations under the relevant provision of the sub underwriting letter, it being understood that no Underwriter shall have any liability to any person for any such breach or other action or omission of any such sub underwriter.

9.	CONDITIONS

9.1	The respective obligations of the Managers under this Agreement are subject to the following conditions:
9.1.1	Representations and warranties: the representations, warranties and undertakings of BoI contained in this Agreement being true and accurate and not misleading on and as of the date of this Agreement, release of the Press Announcement, the Posting Date, the Publication Date, the date of any Supplementary Prospectus (insofar as published before Admission) and immediately before Admission, as though they had been given and made on such date and time by reference to the facts and circumstances then subsisting;

9.1.2	Compliance: BoI having complied with all of its obligations under this Agreement and the Debt for Equity Dealer Manager Agreements and under the terms or conditions of the Placing, the Rights Issue, the Debt for Equity Offers and the Government Transaction which fall to be performed or satisfied on or prior to Admission;

9.1.3	Approval of Circular: the Circular having been approved by the ISE and being filed with the ISE in accordance with the Irish Listing Rules and having been approved by the UKLA and being filed with the UKLA in accordance with the UK Listing Rules not later than 11.00 a.m. on the date hereof (or such later time or date as the Joint Bookrunners may agree with BoI);

9.1.4	Despatch of Circular: the Circular and the Form of Proxy being despatched to Qualifying Stockholders (excluding Placees), in accordance with clause 3.3;

9.1.5	Passing of Resolutions: the passing of the Resolutions (without amendment) at the EGC on the EGC Date (and not, except with the prior written agreement of the Joint Bookrunners, at any adjournment of such meeting unless such adjourned meeting is held on the EGC Date);

9.1.6	Approval of Prospectus: the Prospectus having been approved by the Financial Regulator pursuant to the Irish Prospectus Regulations and the Prospectus Rules not later than 5.00 p.m. on the date hereof (or such later time or date as the Joint Bookrunners may agree with BoI);

9.1.7	Public Announcements: the Press Announcement having been published through a Regulatory Information Service no later than 7.00 a.m. on the date of this Agreement and the Pricing Statement Announcement having been published through Regulatory Information Service no later than 7.00 a.m. on the Pricing Statement Announcement Date (provided the Joint Bookrunners have complied with clause 3.12);

9.1.8	Receipt of documents: delivery of the documents referred to in clauses 3.5, 3.6 (insofar as published before Admission) and 3.7 and in accordance with the terms set out in clauses 3.5, 3.6 and 3.7;

9.1.9	Publication of Prospectus: the Prospectus being published and made available to the public in accordance with Regulations 44 and 45 of the Irish Prospectus Regulations not later than 5.00 p.m. on the date hereof (or such later time or date as the Joint Bookrunners may agree with BoI);

9.1.10	Amendments and supplements: no event or matter referred to in Regulation 51 of the Irish Prospectus Regulations arising between the Publication Date and Admission and no Supplementary Prospectus being published by or on behalf of BoI.

9.1.11	Material Adverse Change: there not having occurred in the sole opinion of the Joint Bookrunners, acting in good faith, any Material Adverse Change since entering into this Agreement (whether or not foreseeable);

9.1.12	Debt for Equity Offers and Government Transaction: each of the Debt for Equity Offers and the Government Transaction remaining in full force and effect and not having been withdrawn or terminated, the Government Agreement having become unconditional (as a result of all of the conditions in such agreement either being satisfied or waived in accordance with its terms) and not having been terminated in accordance with its terms and the Debt for Equity Dealer Manager Agreements not having been terminated in accordance with their respective terms and none of the conditions to the Debt for Equity Dealer Manager Agreements having become incapable of satisfaction in accordance with the respective terms of such agreements;

9.1.13	Placing Admission and Admission: Placing Admission and Admission occurring not later than 8.00 a.m. on the first Dealing Day after the EGC Date (or such later time or date as the Joint Bookrunners may agree with BoI); and

9.1.14	Admission to CREST: each condition to enable each of the Rights Issue Stock, the Nil Paid Rights and the Fully Paid Rights to be admitted as a participating security (as defined in the CREST Regulations) in CREST (other than Admission) being satisfied on or before the EGC Date.
9.2	Obligation to procure satisfaction of Conditions

BoI undertakes to use all reasonable endeavours to procure that each of the Conditions in clause 9.1 is satisfied by the times and dates (if any) specified in this Agreement or (if none is specified) by 8.00 a.m. on the date of Admission.

9.3	Waiver of conditions

The Joint Bookrunners may at their absolute discretion:

9.3.1	extend the time or date for satisfaction of any Condition, in which case a reference in this Agreement to the satisfaction of such Condition shall be to its satisfaction by the time or date as so extended; or

9.3.2	waive satisfaction to any Condition (in whole or part), other than the Conditions set out in clauses 9.1.3, 9.1.4, 9.1.5, 9.1.6, 9.1.7, 9.1.9, 9.1.13 and 9.1.14 by notice in writing to each of the other parties to this Agreement.
9.4	Non-satisfaction or waiver

If any of the Conditions set out in this clause 9 have not been fulfilled or waived in writing by the Joint Bookrunners, or have become incapable of being satisfied, by the required time and date therefor then:
9.4.1	the obligations of the Managers under this Agreement shall cease, without prejudice to any liability for any prior breach of this Agreement (including breach of any of the representations, warranties and undertakings contained herein); and

9.4.2	BoI’s obligations and agreements under clauses 1, 2.2.5, 10, 11, 12, 13, 14, 15, 17, 18 and 19 shall remain in full force and effect, and BoI’s other obligations under this Agreement shall cease, without prejudice to any liability for any prior breach of this Agreement (including breach of any of the representations, warranties and undertakings contained herein), provided that, for the avoidance of doubt, the obligations of the Managers under this Agreement shall not be capable of termination or rescission at any time after Admission (but, for the avoidance of doubt, without prejudice to any other rights and remedies of the Managers in respect of any breach by BoI of its obligations under this Agreement (including this clause 9)).

10.	UNDERTAKINGS

10.1	The provisions of Schedule 7 shall have effect as undertakings by BoI to each of the Managers.

11.	COMMISSIONS, COSTS AND EXPENSES

11.1	Placing Commission

Subject to the Managers’ obligations under this Agreement having become unconditional and to this Agreement not having been terminated, BoI shall pay to the Placing Agents (for the account of themselves and the Placing Underwriters) in consideration for their respective services as Placing Agents and Placing Underwriters (whether or not any units of Placing Stock fall to be subscribed for by the Placing Underwriters pursuant to this Agreement) a commission of 2.00 per cent. of an amount equal to the Placing Price multiplied by the total number of units of Placing Stock, such commission to be payable in proportion to the respective Placing Commitments and to accrue in its entirety on the issue of the Placing Stock.

11.2	Underwriting Commission

Subject to the Managers’ obligations under this Agreement having become unconditional and to this Agreement not having been terminated, BoI shall pay to the Joint Bookrunners in consideration for their services under this Agreement (whether or not any of the units of Underwritten Stock fall to be subscribed for by the Rights Issue Underwriters pursuant to this Agreement) a commission of 2.75 per cent. of €1.2 billion, such commission to be payable to the Rights Issue Underwriters in proportion to their respective Agreed Proportions and to accrue in its entirety upon Admission.

11.3	Incentive Fee

Subject to the Managers’ obligations under this Agreement having become unconditional and to this Agreement not having been terminated, in addition to the fees described in clauses 11.1 and 11.2 BoI may, in its sole discretion (as to amount and allocation) pay to the Joint Bookrunners in consideration for their services under this Agreement, a discretionary incentive fee of, in aggregate, up to 0.5 per cent. of the Rights Issue Price multiplied by the aggregate number of units of Rights Issue Stock issued under the Rights Issue (excluding any Government Undertaking Stock to be subscribed for by the NPRFC under the NPRFC Rights Issue Undertaking).

11.4	Payment and set-off
11.4.1	In the event that this Agreement is terminated prior to Admission in accordance with its terms no fees or commissions shall be payable by BoI to Joint Bookrunners or the Underwriters.

11.4.2	BoI shall pay the fees payable to:
(A)	the Placing Agents and the Placing Underwriters by not later than the first Dealing Day following Placing Admission; and

(B)	the Joint Bookrunners and the Rights Issue Underwriters by not later than the fourth Dealing Day following the Acceptance Date.
11.4.3	Without prejudice to their right to receive payment directly from BoI pursuant to this clause 11.4, the Placing Agents and Underwriters shall be entitled and are authorised to deduct some or all of such fees and any other fees and any expenses which BoI has agreed to pay the Placing Agents from any amount otherwise payable by the Placing Agents and to deduct some or all of such fees and any other fees and any expenses which BoI has agreed to pay the Underwriters from any amount otherwise payable by the Underwriters to BoI under this Agreement provided that if and to the extent that, following any such deduction by the Underwriters, BoI pays the Underwriters any such fees and expenses in a manner other than by way of deduction pursuant to this clause 11.4.3, the Underwriters shall remit such deducted fees and expenses in accordance with this Agreement.
11.5	Sub-underwriting

Subject to the provisions of clause 8.12, the Underwriters may sub-underwrite their underwriting commitments in relation to the Rights Issue at their discretion, either through entities pertaining to their respective groups or third parties outside their respective groups. The Underwriters shall pay all fees, costs and expenses payable to sub-underwriters out of the underwriting commission provided for in clause 11.2.

11.6	Costs and expenses
11.6.1	BoI undertakes to pay or cause to be paid (whether or not the obligations of the Managers under this Agreement become unconditional or are terminated) all costs, charges, fees and expenses (including such part of any such costs, charges, fees and expenses as relates to VAT, as the case may be, chargeable on any supply or supplies for which such costs, charges, fees and expenses are all or any part of the consideration, such VAT, as the case may be, to be payable in accordance with clause 11.7) in connection with or incidental to the Placing, the Rights Issue, the EGC, Placing Admission, Admission and the arrangements referred to or described in this Agreement including:

(A)	all fees and expenses payable to the Financial Regulator, the ISE, the UKLA (including fees payable pursuant to the Prospectus Rules and the Listing Rules), the LSE or in respect of CREST;

(B)	all costs and expenses payable in connection with the preparation, printing, distribution and filing of the Offer Documents and any amendments or supplements thereto;

(C)	the cost of preparing and despatching certificates to represent the New Stock;

(D)	the costs and expenses of the Receiving Agent;

(E)	the fees, disbursements and expenses of BoI’s Solicitors, the Reporting Accountants, counsel in any other jurisdiction and any other experts or advisers retained by BoI;

(F)	all Transfer Taxes arising in respect of the allotment, issue and delivery of the Securities in connection with the Placing, the Rights Issue, Placing Admission, Admission and the arrangements referred to or described in this Agreement and the Offer Documents;

(G)	printing, public relations, marketing, advertising, courier, postage and telecommunications expenses;

(H)	the costs and expenses relating to investor presentations or other meetings with prospective investors undertaken in connection with the marketing of the Placing and the Rights Issue (including the cost of hiring the venues and travel and accommodation expenses) (up to the amount agreed in writing in advance by BoI);

(I)	all travel and out of pocket expenses incurred by the Managers in connection with the EGC, the Placing, the Rights Issue, Placing Admission, Admission and the arrangements referred to in, or contemplated by, this Agreement (including fees, expenses and disbursements of the Underwriters’ Solicitors including the fees, disbursements and expenses of any overseas legal counsel instructed by the Underwriters’ Solicitors) (up to the amount agreed in writing in advance by BoI); and

(J)	all filing fees and similar expenses in connection with the qualification of the New Stock for offering and sale in any jurisdiction agreed between the Joint Bookrunners and the Placing Agents and BoI or contemplated by the Offer Documents (including the costs in relation to any advice received by the Joint Bookrunners and/or the Placing Agents from any overseas legal advisers in relation to the Placing and/or the Rights Issue).
11.6.2	BoI undertakes upon request by the Managers from time to time to promptly pay to or reimburse to them the amount of any such costs, charges, fees and expenses referred to in this clause 11.6 which any of them may have properly paid or incurred.

11.6.3	Without prejudice to their right to receive payment directly from BoI pursuant to this clause 11.6, the Joint Bookrunners shall be entitled and are authorised to deduct some or all of such costs, charges, fees and expenses referred to in this clause 11.6 from any amount otherwise payable by the Managers to BoI under this Agreement.

11.7	VAT
11.7.1	Amounts payable by BoI to any of the Managers for any supply (for VAT purposes) made by any of the Managers under or pursuant to this Agreement are expressed exclusive of amounts payable in respect of VAT.

11.7.2	If the performance by any of the Managers (for the purposes of this clause 11.7 only, each a “payee”) of any of its obligations under this Agreement shall represent for VAT purposes the making by a payee of any supply to BoI (for the purposes of this clause 11.7 only, a “payer”) that is subject to VAT at a positive rate, the payer shall pay in addition to such consideration (if any) payable for the supply an amount equal to any VAT properly chargeable on such supply (if any) within 14 days of the presentation of a valid VAT invoice in respect of such supply.

11.7.3	Subject to clause 11.7.4, where a sum (a “Relevant Sum”) is payable or is to be reimbursed by a payer to a payee in respect of any cost, charge, fee or expense, and such cost, charge, fee or expense includes an amount in respect of VAT, which is borne by the relevant payee on the supply or supplies for which the cost, charge, fee or expense in question is all or any part of the consideration, the payer shall pay to the relevant payee in respect of such VAT an amount equal to the amount of such VAT which the relevant payee certifies is not recoverable by it (or by the representative member of a VAT group of which it is a member) by repayment or credit (such certificate to be conclusive in the absence of manifest error) such payment to be made within 14 days of the later of (i) the date upon which payment of VAT in respect of the Relevant Sum has been made by the relevant payee and (ii) the date on which certification in accordance with this clause 11.7.3 is produced to the payer.

11.7.4	If the Relevant Sum constitutes for VAT purposes the reimbursement of costs, charges, fees or expenses incurred by a payee as agent of a payer (excluding where the relevant payee acts as an agent for the payer and Section 47(2A) or 47(3) of the Value Added Tax Act 1994, section 4 of the Irish Value Added Tax Act 1972 or an equivalent provision in another relevant jurisdiction) applies, the payer shall pay to the relevant payee only an amount equal to the element included in the costs, charges, fees or expenses in respect of VAT (that is to say the part of the costs, charges, fees or expenses which relates to the VAT chargeable on any supply or supplies for which such costs or expenses are all or any part of the consideration) provided that in such case the relevant payee shall use its reasonable endeavours to procure that, as soon as reasonably practicable, the person making the supply or supplies in respect of which the costs, charges, fees or expenses are incurred issues a valid VAT invoice to the payer that names the payer as the recipient of the relevant supply or supplies.
12.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

12.1	BoI represents, warrants and undertakes to each of the Managers that each of the Warranties set out in Schedule 4 is true, accurate and not misleading. BoI acknowledges that each of the Managers is entering into this Agreement in reliance on such representations, warranties and undertakings and each such representation, warranty and undertaking shall be construed separately and shall not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other term of this Agreement.

12.2	The representations, warranties and undertakings given pursuant to clause 12.1 are given as at the date of this Agreement and shall be deemed to be repeated and given as at each of the Posting Date, the Publication Date, the date of any Supplementary Prospectus, at the time and date of the passing of the Resolutions, immediately before the Placing Admission, immediately before Admission, on the Acceptance Date, at the Time of Sale and on the fifth Dealing Day following the Acceptance Date (or such earlier date as notified to BoI by the Joint Bookrunners as being the date on which amounts payable under clause 7.7 will be made), in each case, by reference to the facts and circumstances subsisting at such time.

12.3	Each of the certificates to be delivered pursuant to paragraph 5 of Part B of Schedule 6, paragraph 8 of Part D of Schedule 6, paragraph 2 of Part F of Schedule 6 and paragraph 1 of Part G of Schedule 6 will have effect as a representation and warranty, as of their date, by BoI to the Managers as to the matters contained therein.

12.4	BoI undertakes to each Manager that:
12.4.1	it will not and will procure (insofar as it is within its control) that the Directors, Senior Executives, its officers, employees and agents will not do, or omit to do, anything which would or would be reasonably likely to cause any (i) Warranty given by it to become untrue, inaccurate, misleading or breached or (ii) a breach of this Agreement by BoI, in each case at any time (by reference to the facts and circumstances existing at that time) between the date of this Agreement and the earlier of (a) the date which is four Dealing Days after the Acceptance Date, or (b) the date on which the obligations of the Managers under this Agreement cease in accordance with clauses 9.4 or 14.1 (“Completion”); and

12.4.2	it will as soon as reasonably practicable give notice and reasonable details to each of the Managers if it becomes aware of a fact or circumstance which (i) constitutes a breach of the Warranties given by it or has caused or would or would be reasonably likely to cause any Warranty given by it to become untrue, inaccurate or misleading at any time (by reference to the facts and circumstances existing at that time) before Completion which would or would be reasonably likely to give rise to a claim under any of the indemnities as contained in, or given pursuant to, clause 13 or any other provision of this Agreement or (ii) would cause any breach of this Agreement by BoI.
12.5
12.5.1	If at any time prior to Completion, any of the Managers (i) receive notice of the type referred to in clause 12.4.2, or (ii) become aware that any of the representations, warranties or undertakings set out in this clause 12 or Schedule 4 was, is, has become or is reasonably likely to become untrue, inaccurate, misleading or breached in any respect which, in the opinion of any of the Managers, acting in good faith, is material in the context of the Placing, the Rights Issue, the underwriting of the Placing Stock or Rights Issue Stock, the Placing Admission, Admission, the Debt for Equity Offers, the Government Transaction or any of the other transactions contemplated by this Agreement, the Joint Bookrunners may (without prejudice to their right to terminate this Agreement pursuant to clause 14.1 and without prejudice to the conditions set out in clause 9.1 and the determination of any of the Managers whether or not to waive such conditions and any other rights they may have) require BoI, at its own expense, to amend, update or supplement any Offer Document (such amendment, update or supplement to be in a form approved by the Managers (such approval not to be unreasonably withheld)) and/or require BoI, at its own expense, to make such announcements and/or despatch such communications, and/or take such other steps as the Managers reasonably considers necessary or desirable in connection with the untruth, inaccuracy or misleading nature of the representation, warranty or undertaking concerned.

12.5.2	If BoI fails to comply with any such requirement, the Joint Bookrunners may require that BoI shall (a) cease to communicate any Offer Document which contains any reference to the Managers, and/or (b) notify any person to whom any Offer Document has been despatched, and any other person known to be relying on any Offer Document, of the relevant circumstances which render such Offer Document untrue, inaccurate or misleading or not in compliance with applicable legal or regulatory requirements.

12.6	All representations, warranties and undertakings given or deemed to be given under this Agreement or any document delivered under it shall remain in full force and effect notwithstanding the completion of the allotment of and subscription for, in each case, the Placing Stock and the Rights Issue Stock, the completion of the Placing, the Rights Issue and all other matters and arrangements referred to or contemplated by this Agreement.

12.7	BoI agrees that any Underwriter that subscribes for Placing Stock or Rights Issue Stock shall be entitled to the same remedies and rights of action against BoI, and to the same extent, as any person who subscribes for any Placing Stock and/or Rights Issue Stock pursuant to the Placing and/or the Rights Issue on the basis of the Placing Letter, the Draft Prospectus, Prospectus and/or the Provisional Allotment Letters (as the case may be).

12.8	Where any of the Warranties are qualified by reference to awareness, knowledge, information or belief, that reference shall be deemed to include a statement to the effect that it has been given after making due and careful enquiry.

13.	INDEMNITY, WAIVER OF CLAIMS AND CONTRIBUTION

13.1	Indemnity

BoI undertakes to indemnify and hold harmless each Indemnified Person from and against all claims, actions, proceedings, investigations, demands, judgments and awards (together “Claims”) which are brought, made, threatened or alleged against or otherwise involve all or any of the Indemnified Persons and against all losses, liabilities, damages, costs, charges, duties, expenses (including legal expenses) and Taxation (other than any Taxation incurred by an Underwriter on its actual and received (but not deemed) net income, profits or gains) (together “Losses”), on demand, whether joint or several, which may be suffered or incurred by the Indemnified Person (including all Losses which the Indemnified Person may incur in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims (whether or not the Indemnified Person is an actual or potential party to such Claims) or Losses or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this clause 13) either before, on or after the date of this Agreement, which arise, directly or indirectly, out of, or are attributable to, or connected with the EGC, the Renominalisation, the Placing, the Rights Issue, Placing Admission, Admission, the Debt for Equity Offers, the Government Transaction or the arrangements contemplated by the Offer Documents or any of them (or any amendment or supplement to any of them) or this Agreement (or any amendment or supplement to it), including:
13.1.1	any and all Losses or Claims in connection with or arising out of the Offer Documents or any of them (or any amendment or supplement to any of them) not containing or fairly presenting or being alleged not to contain or fairly present, all information required to be contained therein or any statement therein being or being alleged to be in any respect untrue, inaccurate or misleading or not based on reasonable grounds or an untrue or alleged untrue statement of a material fact contained in any Offer Documents or any omission or alleged omission in any Offer Documents to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

13.1.2	any and all Losses or Claims in connection with or arising out of any breach or alleged breach by BoI of any of its obligations (including the Warranties given by it pursuant to clause 12 and the undertakings given pursuant to clause 10.1) in this Agreement or the arrangements contemplated by Part IV (Expected Timetable of Principal Events) or Part IX (Terms and Conditions of the Rights Issue) of the Prospectus (or any amendment or supplement to it) or this Agreement (or any amendment or supplement to it);

13.1.3	any and all Losses or Claims in connection with or arising out of the publication or issue of the Offer Documents or any of them (or any amendment or supplement to any of them) or any other documents or materials relating to the applications for Placing Admission and/or Admission;

13.1.4	any and all Losses or Claims in connection with or arising out of any failure or alleged failure by BoI or any of its Directors or any of BoI’s Group Members or affiliates, agents, employees or advisers (in each case other than the relevant Indemnified Person) to comply with the Companies Acts, the Irish Central Managers Acts, FSMA, the Irish Prospectus Regulations, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency Rules, the Market Abuse Regulations, the Market Abuse Rules, the UK Market Abuse Rules, the rules and regulations and Admission to Trading of the ISE, Admission and Disclosure Standards or any other applicable legal or regulatory requirements in any jurisdiction in relation to the Placing Admission, Admission, the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers, the Government Transaction, the arrangements contemplated by the Rights Issue, this Agreement or any Offer Document or any other agreement relating to the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers, the Government Transaction, Placing Admission or Admission;

13.1.5	any and all Losses or Claims whatsoever suffered or incurred by such Indemnified Person:
(A)	as a person who has authorised the contents of the Offer Documents, or any of them (or any amendment or supplement to any of them) or any part thereof for the purposes of Part 6 and Schedule 1 of the Irish Prospectus Regulations;

(B)	as a person who has communicated or approved the contents of any financial promotion made in connection with the Renominalisation, the Placing or the Rights Issue or the applications for Placing Admission and/or Admission for the purpose of section 21 of FSMA;

(C)	(in the case of each of the Sponsors only) in their capacity as sponsor to BoI’s applications for the Placing Admission and/or Admission;
13.1.6	any and all Losses or Claims in connection with or arising out of the carrying out (whether as an agent to BoI or otherwise) by an Indemnified Person of any of its obligations or services under or in connection with the Agreement, the Engagement Letters, the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers, the Government Transaction, Placing Admission or Admission either before, on or after the date of this Agreement; and/or

13.1.7	the distribution by a Manager of any Offer Document.
13.2	Scope of indemnity
13.2.1	The indemnity contained in clause 13.1 shall not apply to any Claims or Losses of an Indemnified Person (otherwise than in connection with the matters referred to in clauses 13.1.1 to 13.1.4) to the extent that a court of competent jurisdiction renders a judgment which is not subject to further appeal that such Claims or Losses resulted from the gross negligence, fraud or wilful default on the part of such Indemnified Person.

13.2.2	For the avoidance of doubt, an Indemnified Person may not recover any Claims or Losses under the indemnity contained in clause 13.1 to the extent that such Claims or Losses have already been recovered by such Indemnified Person from BoI under the terms of an indemnity existing in another document.

13.3	Losses not recoverable under the indemnity

BoI shall not be liable under the indemnity in this clause 13 for any Losses or Claims to the extent such Losses or Claims are suffered by an Underwriter and comprise any realised or unrealised loss in market value of the Placing Stock or the Rights Issue Stock which any Underwriter is required to subscribe for or purchase pursuant to its obligations under this Agreement unless (but only to the extent that) such Losses result from, or are attributable to, or would not have arisen but for, (in each case directly or indirectly) (i) the negligence or wilful default of BoI or (ii) any breach or alleged breach by BoI of the representations, warranties or undertakings contained in this Agreement or of any other obligation of BoI pursuant to this Agreement or (iii) any circumstance set out in clause 13.1.1.

13.4	Notification of claims
13.4.1	Each Manager shall and shall use reasonable endeavours to procure that its Indemnified Persons shall (i) give notice promptly to BoI of any Claim against it or the commencement of any action, claim, suit, investigation or proceeding in respect of which a Claim for indemnification may be sought under this clause 13, and (ii) promptly notify BoI after any such action is formally commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) and shall keep BoI informed of, and, to the extent reasonably practicable, consult with BoI in relation to, all material developments in respect thereof, but in each case, provided that in each case no Manager or Indemnified Person shall be required to make any notification under this clause 13.4.1 if to do so would: (a) be inconsistent with the terms of any relevant insurance policy; (b) in such Indemnified Person’s opinion, acting in good faith, be materially prejudicial to it or any other Indemnified Person connected with it; (c) breach any obligation of confidentiality or other legal or regulatory obligation which that Indemnified Person owes to any third party; or (d) be inconsistent with any regulatory request that has been made of it. It is agreed that failure to so notify or keep BoI informed shall not relieve BoI from any liability set out in this clause 13 or otherwise.

13.4.2	In respect of each Claim brought against any Indemnified Person, BoI shall, unless the Manager with which the Indemnified Person against whom the Claim has been made is associated elects to assume the defence themselves, assume the defence thereof and appoint lawyers satisfactory to the Indemnified Person and shall be liable to pay the fees and expenses of such lawyers and assume the defence related to such Claim. In any Claim, any Indemnified Person shall have the right to retain its own lawyers and assume conduct of the defence themselves, but the fees and expenses of such lawyers shall be at the expense of the Indemnified Person unless:
(A)	BoI and the Indemnified Person shall have mutually agreed to the retention of such lawyers;

(B)	the named parties to any such proceeding (including any joined parties) include BoI and the Indemnified Person and representation of both BoI and the Indemnified Persons by the same lawyers (in the opinion of the Manager with which the Indemnified Person is associated) would be or becomes inappropriate due to actual or potential conflicting interests between them;

(C)	pursuant to this clause 13.4.2, the Indemnified Person has elected to assume the defence itself or BoI has failed to appoint lawyers satisfactory to the Indemnified Person; or

(D)	the relevant Indemnified Person’s insurers confirm in writing that rights under its policies of insurance may be prejudiced.

It is understood that BoI shall reimburse such fees and expenses as they are incurred in respect of clauses 13.4.2(A), 13.4.2(B), 13.4.2(C) or 13.4.2(D).

13.4.3	BoI agrees that if it becomes aware of any Claim relevant for the purpose of this clause 13 or any matter which may give rise to a Claim, it shall promptly notify the Managers thereof and shall promptly provide the Managers with such information and copies of such documents relating to the Claim as they may reasonably request, save where to do so would (a) breach any statutory or regulatory obligation which BoI owes to any third party; or (b) be inconsistent with any regulatory request that has been made of it.
13.5	Claims by BoI
13.5.1	BoI agrees not to (and shall procure that none of its affiliates, Group Members nor any persons asserting claims on behalf of or in right of BoI or any of its affiliates or Group Members shall) bring, make, threaten or allege any Claims against any Indemnified Person to recover any Losses suffered or incurred (including all Losses which BoI may incur in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims or Losses or in establishing any Claims or mitigating any Loss on its part) by reason of, or arising out of, directly or indirectly, attributable to, or in connection with, the carrying out or the performance by any Indemnified Persons, or on their behalf, of their obligations or services under or in connection with this Agreement or the Engagement Letters, the Renominalisation, the Placing, the Rights Issue, Placing Admission, Admission, the Debt for Equity Offers, the Government Transaction or the arrangements contemplated by the Offer Documents or any of them (or any amendment or supplement to any of them), or this Agreement (or any amendment or supplement to it) on, before or after the date of this Agreement unless and to the extent that a court of competent jurisdiction renders a judgment which is not subject to further appeal that such Claims or Losses (otherwise than in connection with the matters referred to in clauses 13.1.1 to 13.1.4 and otherwise than as a result of a payment made or an obligation or liability to make payment arising under clause 13.1) have arisen out of the gross negligence, fraud or wilful default on the part of such Indemnified Person.

13.5.2	Notwithstanding any rights or claims which BoI or any of its Group Members, subsidiaries, affiliates or any of the directors, officers or employees of any of them may have or assert against the Managers in connection with this Agreement, the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers or the Government Transaction or any of the other arrangements contemplated by the Offer Documents or this Agreement, no claim will be brought by any such person against any director or any other officer or employee of any Indemnified Person in respect of any conduct, action or omission by the individual concerned in connection with this Agreement, the Renominalisation, the Placing, Rights Issue, the Debt for Equity Offers, the Government Transaction or any of the other arrangements contemplated by the Offer Documents or this Agreement. Without prejudice to the foregoing, each of BoI and the Directors agrees with and acknowledges to the Managers that none of the Indemnified Persons has been requested to verify, nor shall be responsible for verifying, the accuracy, completeness or fairness of any information in any of the Offer Documents (or any supplement or amendment to any of the foregoing) or otherwise published or caused to be pushed by or on behalf of BoI in connection with the Offer).
13.6	Settlement of claims
13.6.1	BoI shall not settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Agency, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this clause 13 (whether or not the Indemnified

Persons are actual or potential parties thereto), without (as the case may be) the prior written consent of the Manager which is itself or could itself be the party thereto, or the prior written consent of the Manager that is associated with the Indemnified Person who could have sought indemnification or contribution under this clause 13, unless such settlement, compromise or consent:
(A)	includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(B)	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
13.7	Proportionate liability

If BoI or any Group Members enters into any agreement or arrangement with any adviser or any other person for the purpose of or in connection with the Placing, the Rights Issue or the Debt for Equity Offers or the Government Transaction, the terms of which provide that the liability of the adviser or such other person to BoI or any other person, or the liability of BoI or any Group Member to any other person, is excluded or limited in any manner, and any Indemnified Person may have joint or joint and several liability with such adviser or such other person to BoI or any Group Member or to any other person arising out of the performance of its duties under this Agreement, BoI or any Group Member shall:
13.7.1	not be entitled to recover any amount from an Indemnified Person in respect of any Loss suffered by BoI, in excess of the proportion of such Loss equal to the proportion of that Indemnified Person’s contribution to the overall fault for such Loss, as agreed between the relevant parties or, in the absence of agreement, as determined by a court of competent jurisdiction and in any such event (but without prejudice to the foregoing) BoI shall not be entitled to recover more from an Indemnified Person than would have been recoverable had such agreement or arrangement not been entered into;

13.7.2	indemnify the Indemnified Person in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

13.7.3	take such other action as the Indemnified Person may require to ensure that the Indemnified Person is not prejudiced as a consequence of such agreement or arrangement.
The degree to which any Indemnified Person may rely on the work of any adviser to BoI or any Group Member or any other third party will be unaffected by any limitation which BoI or any Group Member may have agreed with any third party, unless agreed otherwise in writing by such Indemnified Person.

13.8	Regulatory obligations

Nothing in this Agreement shall exclude or restrict any duty or liability of any Indemnified Person which it has under FSMA or under the regulatory system (as defined in the FSA Handbook) or under any equivalent Irish legislation, regulations or guidance applicable to it to the extent such exclusion or restriction is prohibited by the FSA Handbook or the European Communities (Market in Financial Instruments) Regulations 2007 (as amended). The parties agree that the terms of this Agreement, including this clause 13, are reasonable.

13.9	Enforceability

Without prejudice to the generality of clause 18.12, each of the sub-clauses in this clause 13 and each of the exclusions of liability and indemnities within those sub-clauses is and shall be construed as separate and severable and in the event that any such sub-clause, exclusion of liability or indemnity is determined by any court to be unenforceable in whole or in part for any reason, such unenforceability shall not affect or impair the enforceability of the other sub-clauses or the remainder of any sub-clause as appropriate and any such other sub-clauses or parts thereof, as appropriate, shall continue to bind the parties.

13.10	Rights in addition to others

The indemnities contained in this clause 13 are in addition to any rights which any Indemnified Person may have at common law or otherwise, including any right of contribution and the provisions of this clause 13 shall remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement or any termination of this Agreement.

13.11	Discretion and Indemnified Persons

Each of the Managers shall have an absolute discretion whether or not to exercise or enforce any right under this Agreement, shall be free to deal with its rights under this Agreement without regard to the interests of any Indemnified Person and shall not be required to account to any Indemnified Person in respect of any amount which it receives under this Agreement and shall not be liable to any Indemnified Person for any loss arising from any act or omission with respect to this Agreement.

13.12	Discretion of Indemnified Persons

The Indemnified Persons shall be entitled to take, at their absolute discretion, any and all steps (including instituting proceedings) against BoI in relation to any Claims and Losses which may arise under this Agreement.

13.13	Unavailability or inadequacy of indemnity

In the event that the indemnity provided in clause 13.1 is unavailable, or insufficient, to hold harmless an Indemnified Person in respect of any Claims or Losses, in either such case as a result of any rule of law or other limit on their validity or effectiveness (other than a limit provided in this Agreement) then in lieu of indemnifying such Indemnified Person thereunder, BoI shall contribute to the aggregate amount of such Claims or Losses incurred or suffered by any such Indemnified Person, as incurred:
13.13.1	in such proportion as is appropriate to reflect the relative benefits (as described in clause 13.14) received from the Placing and the Rights Issue by BoI, on the one hand, and the Managers from the Placing and the Rights Issue on the other hand; or

13.13.2	if the allocation provided by clause 13.13.1 is not permitted by any applicable law or regulation, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 13.13.1 but also the relative fault (as described in clause 13.15) of BoI on the one hand, and the Managers on the other hand, in connection with any of the acts or statements or omissions which resulted in such Claims or Losses, as well as any other relevant equitable considerations.
13.14	Benefits received

The relative benefits received by BoI, on the one hand, and each of the Managers on the other hand, from the Placing and/or the Rights Issue, shall be deemed to be in the same respective proportions as the total net proceeds from the Placing and the Rights Issue received by BoI and the total fees and commissions received by the Manager (in the case of a person performing more than one role under this Agreement, aggregating the fees received by the relevant person under this Agreement) bear to the total gross proceeds from the Placing and the Rights Issue.

13.15	Determination of fault

The relative fault of BoI on the one hand, and the Managers on the other hand, shall be determined by reference to, among other things, whether any untrue statement or alleged untrue statement in the Offer Documents or any omission or alleged omission from the Offer Documents relates to information supplied by BoI on the one hand, or the Managers on the other hand, and by the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the publication of such untrue statement or alleged untrue statement or such omission or alleged omission.

13.16	Obligation to contribute

BoI agrees that it would not be just and equitable if contributions pursuant to clauses 13.13 to 13.19 were determined by pro rata allocation (even if the Managers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this clause 13. The aggregate amount of any Claims or Losses incurred by an Indemnified Person shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in investigating, preparing or defending or providing evidence in connection with any litigation, or any investigation or proceeding by any Governmental Agency, commenced or threatened, or any Claim or Loss which arise, directly or indirectly, out of or are attributable to or connected with anything done or omitted to be done by any person (including by the relevant Indemnified Person) in connection with the Renominalisation, the Placing, the Rights Issue, Placing Admission, Admission, the Debt for Equity Offers, the Government Transaction or the arrangements contemplated by the Offer Documents, or any of them (or any amendment or supplement to any of them), or this Agreement or any other agreement relating to the Renominalisation, the Placing and/or the Rights Issue (or any amendment or supplement to any of them), including those based on any untrue statement or alleged untrue statement or omission or alleged omission.

13.17	Limit on contribution

Notwithstanding any other provision of clauses 13.13 to 13.19, none of the Managers shall be required to contribute any amount in excess of the underwriting fees or commissions (as the case may be) received by it (in case of a person performing more than one role under this Agreement, aggregating the fees received by the relevant person under this Agreement) and which it is not liable to pay to any other person under this Agreement or otherwise in relation to any Placing Stock and/or Rights Issue Stock underwritten, subscribed or purchased by such Manager pursuant to this Agreement. Any obligations to contribute under clause 13.13 are several in proportion to each Indemnified Person’s respective underwriting obligations and not joint nor joint and several.

13.18	Effect of fraud on obligation to contribute

Notwithstanding clause 13.13, no person guilty of fraud or fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraud or fraudulent misrepresentation.

13.19	Right of Indemnified Persons to contribution

For the purposes of clauses 13.13 to clause 13.19 each Indemnified Person shall have the same rights to contribution as the Managers.

13.20	Contracts (Rights of Third Parties) Act 1999

Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement only to the extent provided in this clause 13.20) to enforce its rights against BoI under this clause 13.20. The Managers may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person and the

Managers will have no responsibility to any Indemnified Person under or as a result of this Agreement.
13.21	Indemnified Person

For the purposes of this clause 13, the expression “Indemnified Person” shall include in the case of each of the Managers:
13.21.1	itself and each of its subsidiaries, branches and affiliates;

13.21.2	any person who is, on or at any time after the date of this Agreement a director, officer, partner, employee or agent of an undertaking specified in clause 13.21.1 above or clause 13.21.3 below; and

13.21.3	each person, if any, who controls it within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the subsidiaries, affiliates and branches of the foregoing persons.
13.22	Taxation

No claim under this clause 13 shall be made in respect of Taxation (which includes, for the avoidance of doubt, Transfer Taxes) which a Manager is compensated for under clause 11.6 or clause 11.7, or would have been compensated for under clause 11.6 or clause 11.7 but was not so compensated because of one of the exclusions in clause 11.6 or clause 11.7 applied.

14.	TERMINATION

14.1	If at any time before Admission:
14.1.1	a matter has arisen which gives rise to a Claim under clause 13 of this Agreement or under the Debt for Equity Dealer Manager Agreements which is material in the context of the Rights Issue, Admission, and/or trading in the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Stock;

14.1.2	any Condition has not been satisfied by the required time or waived (if capable of waiver) by the Joint Bookrunners or if any matter or circumstance arises as a result of which there is no reasonable prospect that any of the Conditions will be satisfied at the required time(s) (if any) or will continue to be satisfied at Admission;

14.1.3	there has been a breach by BoI of any of its undertakings or covenants or any of its obligations contained in this Agreement or any of the Warranties is not or has ceased to be true, accurate and not misleading;

14.1.4	any statement contained in any Offer Document is or has become or has been discovered to be untrue or inaccurate or misleading in any material respect, or any matter has arisen which would, if any of the Offer Documents were to be issued at that time, constitute a material omission therefrom;

14.1.5	in the opinion of the Joint Bookrunners, there shall have been a Material Adverse Change (whether or not foreseeable at the date of this Agreement);

14.1.6	an application of BoI for the Placing Admission or Admission is withdrawn or refused by the ISE, the UKLA or the LSE;

14.1.7	one or more downgradings has occurred, resulting in an aggregate reduction of two or more notches in the senior long-term rating accorded to debt securities of BoI by Standard and Poor’s Rating Services or by Fitch Ratings Limited (or, in either case, its successor rating business) compared to the rating accorded by the relevant rating organisation as at the date of this Agreement;

14.1.8	there having occurred or it being reasonably likely that there will occur in each case, in the opinion of the Joint Bookrunners acting in good faith:
(A)	any material adverse change in the financial markets in the United States, Ireland, the United Kingdom or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions (primary or secondary) or currency exchange rates or controls;

(B)	trading in any securities of BoI has been suspended or materially limited by the ISE, the LSE or the New York Stock Exchange on any exchange or over-the-counter market, or if trading generally on the New York Stock Exchange, the NASDAQ Stock Market, the ISE or the LSE has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices of securities have been required, by any of said exchanges or by such system or by order of any governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, in Ireland or in the United Kingdom or in a member or associated member of the European Union;

(C)	any actual adverse or prospective adverse change or development in United States, Irish or United Kingdom taxation or taxation in a member or associate member of the European Union, materially and adversely, affecting the Group, the New Stock or the transfer thereof or exchange controls have been imposed by the United States, Ireland, the United Kingdom or a member or associate member of the European Union; or

(D)	a banking moratorium has been declared by the United States, Ireland or the United Kingdom or a member or associate member of the European Union, then BoI will inform the Managers forthwith of any such event (to the extent that they are aware of such event) and (whether or not the Managers are so informed), the Joint Bookrunners may in their absolute discretion:
(E)	allow the Placing and/or the Rights Issue to proceed on the basis of the Prospectus subject, if the Joint Bookrunners so request, to the publication by BoI of a Supplementary Prospectus, provided that BoI shall not publish or cause to be published any such Supplementary Prospectus without the prior written consent of the Joint Bookrunners, such consent not to be unreasonably withheld; or

(F)	give notice to BoI (copied to each other party to this Agreement) to terminate this Agreement on behalf of all parties, unless the relevant event or circumstance referred to in sub-paragraph (A), (B) (C) or (D) occurred before the date of this Agreement and the Joint Bookrunners were aware of such event or circumstance before the date of this Agreement.
14.2	Without prejudice to clause 14.1, each of the UK Sponsors and the Irish Sponsor may in its absolute discretion give notice to BoI (copied to each other party to this Agreement) to terminate its obligations under the Agreement as UK Sponsor and/or an Irish Sponsor (as the case may be) in the circumstances set out in clause 14.1 save that references to the opinion of the Joint Bookrunners shall be read as being references to the opinion of such Sponsor.

14.3	Any notice to be given by the Joint Bookrunners to BoI pursuant to clause 14.1 or by a Sponsor pursuant to clause 14.2 may be given in accordance with clauses 14.4 or 17.

14.4	The Joint Bookrunners and a Sponsor may give a notice pursuant to clause 14.1 or clause 14.2 (as the case may be) by email to:

Name:	JP O’Donovan	and	Helen Nolan

Email address:	jp.odonovan@boimail.com		helen.nolan@boimail.com
Such notice to take effect on the date and at the time which such email is sent from the sender’s email information system (as shown on the delivery report from the sender’s information system).

14.5	If any notice is given by the Joint Bookrunners to BoI pursuant to clause 14.1, the Sponsors shall on behalf of BoI withdraw any application to the ISE and the UKLA for admission of the New Ordinary Stock to the Official Lists and to the ISE and LSE for admission of the New Ordinary Stock to its main market for listed securities.

14.6	If this Agreement is terminated pursuant to the provisions of this clause 14 or clause 9 or otherwise:
14.6.1	the obligations of the Managers (in the case of termination under clause 9 or 14.1) or of the relevant Sponsor (in the case of termination by that Sponsor under clause 14.2) under this Agreement shall cease, without prejudice to any liability for prior breach of any of the representations, warranties and undertakings contained herein;

14.6.2	such termination shall be without prejudice to (i) any accrued rights or obligations of any party under this Agreement and (ii) any obligation of BoI or any of the Managers in respect of any New Stock which have already been issued, subscribed and paid for or sold and paid for at the time of such termination;

14.6.3	BoI shall pay the fees, commissions, costs and expenses to the extent specified in clause 11; and

14.6.4	the provisions of clauses 1, 2.2.5, 10, 11, 12, 13, 14, 15, 17, 18 and 19 shall remain in full force and effect.
14.7	Notwithstanding any other provision of this Agreement, no party may terminate or rescind this Agreement following Admission.

15.	WITHHOLDING AND GROSS UP

15.1	No deductions

All sums payable to the Managers or to any Indemnified Person under this Agreement shall be paid free and clear of all deductions or withholdings without set-off or counterclaim unless the deduction or withholding is required by law, in which event the relevant person making the payment shall pay such additional amount as shall be required to ensure that the net amount received by the Managers or any Indemnified Person will equal the full amount which would have been received by it had no such deduction or withholding been made.

15.2	Gross up

If the HM Revenue & Customs or the Irish Revenue Commissioners or any other tax authority brings into charge to tax (or into any computation of income, profit or gains for the purposes of any charge to tax or would do so but for the utilisation of any tax relief) any sum payable to the Managers or any other Indemnified Person (in this clause 15 only a “payee”) under this Agreement (other than any remuneration paid pursuant to this Agreement including the commissions due under clause 11) then the person liable to make such payment shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable thereon or that which would be so chargeable but for the availability of relief in respect of that charge to tax, is equal to the amount that would otherwise be so received under this Agreement (any such additional payments being made on demand of the Managers or the Indemnified Person concerned) Within 14 days of receipt of a written request from the payer, each payee shall provide evidence to the payor that it is the beneficial recipient and shall confirm the country in which it is resident for tax purposes.

16.	RECEIVING AGENT

BoI confirms that it has instructed the Receiving Agent to act as:
16.1.1	receiving agent in connection with the Placing, the Rights Issue and the EGC and as receiving agent in relation to the Placing Stock, the Nil Paid Rights, the Fully Paid Rights, the Debt for Equity Stock and the Government Transaction Stock;

16.1.2	registrar in connection with the Renominalisation, the Placing and the Rights Issue;

16.1.3	issue agent and registrar in relation to the Allotment Instruments and the Debt for Equity Offers;

16.1.4	conversion agent and issue agent in relation to the Government Transaction, and to perform the obligations assigned to it under the Receiving Agent Agreement, the Circular, the Prospectus, the Form of Proxy, the Provisional Allotment Letters and this Agreement as receiving agent, registrar and issue agent.

17.	NOTICES

17.1	Written communications

Subject to clause 14.4, a notice (including any approval, consent or other communication) in connection with this Agreement:
17.1.1	must be in writing in the English language;

17.1.2	must be left at the address of the addressee or sent by pre paid first class post to the address of the addressee or sent by facsimile to the facsimile number of the addressee, in each case which is specified or referred to in this clause 17 in relation to the party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number, and/or marked for the attention of such other person as the relevant party may from time to time specify by notice given in accordance with this clause 17.

For the avoidance of doubt, no notice, demand or other communication given under this Agreement may be given by e-mail.

The relevant details of each party at the date of this Agreement are:

If to BoI	Address:	Head Office
40 Mespil Road
Dublin 2
Ireland

	Fax Number:	(+353) 1 661 5671
	For the attention of:	The Group Secretary

If to a Manager to:	The contact details set out against that person’s name in Schedule 1
17.2	Effect of notice

In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with clause 17.3 below.

17.3	Service

Subject to sub clause 17.4 below, a notice is deemed to be received:
17.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

17.3.2	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom or the Republic of Ireland, the seventh day after posting;

17.3.3	in the case of pre-paid recorded delivery, special delivery or registered post, at 8.00 a.m. on the second Business Day following the date of posting; and

17.3.4	in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.
17.4	Business Day

A notice received or deemed to be received in accordance with clause 17.3 on a day which is not a Business Day or after 5.00 p.m. on any Business Day according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

17.5	Change in details

Each party undertakes to notify all of the other parties by notice served in accordance with this clause if the address specified herein is no longer an appropriate address for the service of notices.

18.	GENERAL

18.1	Acknowledgement of no duty
18.1.1	BoI agrees and acknowledges that each Manager is acting solely pursuant to a contractual relationship with BoI on an arm’s length basis with respect to the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers and the Government Transaction and on the terms, and with the obligations and duties, expressly stated in this Agreement and the Engagement Letters (save that BoI acknowledges that the services relating to the procurement of subscribers and underwriting in connection with the Placing and the Rights Issue are to be provided solely pursuant to the terms of this Agreement), and not as financial adviser or fiduciary to BoI or any other person in respect of the Placing, Rights Issue, the Debt for Equity Offers and the Government Transaction.

18.1.2	It is acknowledged by all parties that:
(A)	the Indemnified Persons may be engaged in a broad range of transactions that involve interests that differ from those of BoI or any other person and each Indemnified Person may take into account any factors including those solely in its interest that it considers appropriate in performing duties or exercising rights under this document;

(B)	no Indemnified Person has advised as to, or is required to give BoI or any other person, any legal, tax, investment, accounting, regulatory or other specialist or technical advice in connection with the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers and the Government Transaction in any jurisdiction, and BoI and any other person have consulted their own, and will rely on its own expertise and on that of its, specialist legal, tax, investment, accounting or regulatory advisers to the extent it deems appropriate and in respect of the due diligence investigations in connection with the Renominalisation, the Placing, Rights Issue, the Debt for Equity Offers or the Government Transactions and no Indemnified Person shall have any responsibility to BoI or any other person with respect thereto; and

(C)	BoI is responsible for any due diligence carried out in respect of the Placing, the Rights Issue, the Debt for Equity Offers, the Government Transaction or the other arrangements contemplated by this Agreement and that none of the Managers nor any of their advisers shall be responsible to BoI, any Group Member, the Directors or Senior Executives, for any due diligence in relation thereto unless it or they have agreed in writing to take specific responsibility for such due diligence.
18.1.3	No Manager shall have any liability for any claims brought against any person (and BoI confirms they will not make any claim against the Managers) in respect of the timing, terms and structure of the Renominalisation, the Placing and/or the Rights Issue, the Debt for Equity Offers and the Government Transaction, or that the Placing Price and/or the Rights Issue Price was set at a level that is too high or too low, or with respect to any sales of New Stock by investors following allocation to them of such New Stock.

18.1.4	BoI and the Managers further agree that it is not their intention to create a fiduciary relationship between BoI on the one hand, and any of the Managers on the other.

18.1.5	BoI acknowledges and agrees that:
(A)	the Sponsors are acting solely in relation to the application for admission of the New Ordinary Stock (including the nil paid and fully paid rights in relation to the Rights Issue Stock) to the Official Lists;

(B)	any advice, whether written or oral, given by a Manager to BoI, or any communications between a Manager and BoI, may not be used or relied upon by any third party and may not be disclosed to any third party without the prior written approval of the relevant Sponsor, Joint Bookrunner or Underwriter (other than BoI’s professional advisers who may place no reliance on such advice);

(C)	the Managers are full service securities firms and they, along with their respective affiliates, are engaged in various activities, including securities trading for both clients and as principal, securities offerings, fund management financial services and financial advisory services, investment management, financing and brokerage activities and financial planning and benefits counselling for both companies and individuals;

(D)	subject to complying with its obligations under clause 8.5 of this Agreement, no Manager shall have any liability by reason of it or any of its affiliates conducting such businesses referred to in clause 18.1.5(C), acting in their own interests or in the interests of other clients in respect of matters affecting BoI, its Group Members or, including where in so acting, any such affiliate acts in a manner which is adverse to the interests of BoI or its Group Members;

(E)	in the ordinary course of the activities referred to in clause 18.1.5(C), the Managers and their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of BoI and its related bodies corporate for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities;

(F)	as a result of general or contractual duties of confidentiality, a Manager may be prohibited from disclosing information to BoI and BoI agrees that no Group Member will be under a duty to use or disclose any non-public information acquired from or during the course of carrying on business for, any other person; and

(G)	the Managers will use and rely on information provided by or on behalf of BoI in performing their obligations under this Agreement, without having independently verified the information, and the Managers do not assume responsibility for the accuracy and completeness of the information or any other information on which it may rely in connection with this Agreement.
18.2	Successors

This Agreement will operate for the benefit of and be binding upon (as appropriate) the parties hereto and the Indemnified Persons under clause 13 and their respective successors or legal personal representatives. No subscriber or purchaser of any of the Securities from any Manager shall be deemed as successor or assignor by reason merely of such subscription or purchase.

18.3	Release, compromise etc.

Any liability to a Manager under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by such Manager in its absolute discretion as regards any person under such liability without in any way prejudicing or affecting the rights of such Manager against any other person under the same or a similar liability, whether joint and several or otherwise.

18.4	No waiver

The rights and remedies of the parties to this Agreement or any Indemnified Person shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the parties or any Indemnified Person. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

18.5	Acting solely for certain persons

BoI acknowledges and agrees that the Managers are and have been acting for BoI and no-one else in connection with the Renominalisation, the Placing, the Rights Issue, Placing Admission, Admission, the Debt for Equity Offers or the Government Transaction and will not regard, and have not regarded, any other person as their respective clients and have not been and will not be responsible to anyone other than BoI for providing the protections afforded to clients of the Managers, nor for providing advice in relation to the Renominalisation, the Placing, the Rights Issue, Placing Admission, Admission, the Debt for Equity Offers or the Government Transaction or any of the transactions contemplated by this Agreement.

18.6	Time of the essence

Any date or period specified in this Agreement may be postponed or extended by mutual agreement in writing between BoI and the Joint Bookrunners but, as regards any date or period originally fixed or any date or period so postponed or extended, time shall be of the essence.

18.7	Common law rights

Any release, waiver or compromise or any other arrangement of any kind whatsoever which any of the parties to this Agreement or any Indemnified Person under clause 13 may agree to or effect as regards one or more of the other parties in connection with this Agreement and, in particular (but without limitation), the agreements, representations, warranties, undertakings and indemnities set out in this Agreement shall not affect the rights of any other parties to this Agreement or any Indemnified Person under clause 13 nor the rights of any person as regards any other of such parties or any rights any person may have at common law or otherwise.

18.8	Basis of liability
18.8.1	Any agreement, covenant, representation, warranty or undertaking pursuant to this Agreement on the part of two or more parties shall, save where the contrary is expressly provided, be deemed to be made on a several basis. Other than where joint action is expressly provided for, each of the Managers and Indemnified Persons shall (except as otherwise agreed among them) have the right to protect and enforce each of its rights without joining any of the others in any proceedings.

18.8.2	The obligations of the Managers under this Agreement are several and are not joint or joint and several.

18.8.3	Other than as expressly set out in this Agreement, nothing contained or implied in this Agreement constitutes a Manager as the partner, agent or representative of any other Manager for any purpose or creates any partnership, agency or trust between them and none of them has the authority to bind the others in any way. No Manager is liable to any other person for the acts or omissions of, advice given by or failure or default of another Manager.
18.9	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18.10	Entire agreement
18.10.1	The provisions of this Agreement shall not affect any liability of BoI to each of the Managers for any right of each of the Managers against BoI which it might have under an Engagement Letter to which it is a party which agreements shall continue in full force and effect notwithstanding the provisions of this Agreement. Subject thereto, each of the parties to this Agreement confirms that this Agreement (together with the documents referred to herein), represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, (but subject to clause 13.8) excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

18.10.2	Each party confirms that in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement (or the documents referred to herein).
18.11	Severability

If any provision or part in this Agreement is void or unenforceable due to any applicable law, it shall be deemed deleted and the remaining provisions of this Agreement shall continue in full force and effect.

18.12	Further Assurance

At any time after the date of this Agreement, BoI shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of BoI, execute such documents and do such acts and things as the Joint Bookrunners may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which he, she or it is bound.

18.13	Survival of Representations, Warranties and Obligations

Each of the representations, warranties, agreements, undertakings and indemnities set out in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any Manager and notwithstanding the issue, sale or delivery of and payment for the New Stock or completion of the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers and/or the Government Transaction.

18.14	Assignment

None of the rights or obligations under this Agreement may be assigned or transferred without the written consent of the other parties.

18.15	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

18.16	Contracts (Rights of Third Parties) Act 1999

Subject to clause 13.20:
18.16.1	a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act; and

18.16.2	this Agreement may be varied or terminated without the consent from and without reference to persons entitled to enforce terms of this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
18.17	Indemnities without prejudice

The indemnities set out or referred to in this Agreement shall be in addition to and shall not limit, affect or prejudice any other right, relief or remedy available to any Indemnified Person against any person (whether or not a party to this Agreement).

18.18	Remedies cumulative

The rights and remedies of each of the parties pursuant to this Agreement and each Indemnified Person pursuant to clause 13 are cumulative and are in addition to any other rights, reliefs and remedies provided by general law or otherwise.

18.19	Without Prejudice to liabilities

The provisions of this Agreement are without prejudice to any liabilities which any of the parties may have under any rule of law or equity (the Companies Acts, the Irish Prospectus Regulations, FSMA and the Securities Act) to the extent they cannot be excluded or restricted as provided under this Agreement.

18.20	Consideration

Each party acknowledges that it has received due and valuable consideration for entering into this Agreement.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing Law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non contractual obligations, disputes or claims which may arise out of or in connection with this Agreement) shall be governed by and construed in all respects in accordance with English law.

19.2	Submission to Jurisdiction

Subject as provided in clause 19.3, each party to this Agreement irrevocably:
19.2.1	agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes or claims (including claims for set-off and counter-claims) arising out of or in connection with this Agreement or the subject matter, existence, negotiation, validity, termination, enforceability, effect, interpretation or performance of this Agreement or the legal relationships established by it (including non-contractual disputes, obligations or claims); and

19.2.2	submits to the jurisdiction of the English and Welsh courts and agrees that any proceedings in respect of such claim or matter may be brought in such courts.
19.3	Notwithstanding clause 19.2, the Managers shall retain the right to bring proceedings against BoI in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

19.4	BoI irrevocably waives any right that it may have to object to an action being brought in any such court as is referred to in clauses 19.2 or 19.3 on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement and further irrevocably agrees that a judgment or order of any such court in connection with this Agreement shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

19.5	Service of Process

Each party agrees that, without preventing any other mode of service, any document in an action (including a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 17 and each party undertakes to maintain such an address at all times in the United Kingdom or the Republic of Ireland and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 17.

SCHEDULE 1
PART A — SPONSORS

Name	Address, facsimile number and contact
(i) IRISH SPONSOR

J&E Davy	Davy House
49 Dawson Street
Dublin 2
Ireland
Fax Number: +353 1 679 6366
For the attention of: Hugh McCutcheon

(ii) UK SPONSORS

J&E Davy	Davy House
49 Dawson Street
Dublin 2
Ireland
Fax Number: +353 1 679 6366
For the attention of: Hugh McCutcheon

UBS Limited	1 Finsbury Avenue
London EC2M 2PP
United Kingdom
Fax Number: +44 207 568 4127
For the attention of: Equity Capital Markets, copied also to +44 207 567 2364 marked for the attention of Transactions Legal

PART B — JOINT BOOKRUNNERS, PLACING AGENTS AND UNDERWRITERS

Name	Address, facsimile number and contact
Citigroup Global Markets U.K. Equity Limited	Citigroup Centre, 33 Canada Square, Canary Wharf
London E14 5LB
United Kingdom
Fax Number: +44 207 986 1103
For the attention of: ECM Syndicate

Credit Suisse Securities (Europe) Limited	One Cabot Square
London E14 4QJ
United Kingdom
Fax Number: +44 207 888 1600
For the attention of: Company Secretary

Deutsche Bank AG, London Branch	1 Great Winchester Street,
London EC2N 2DB
United Kingdom
Fax Number: +44 207 545 6301
For the attention of: ECM Syndicate

J&E Davy	Davy House
49 Dawson Street
Dublin 2
Ireland
Fax Number: +353 1 679 6366 For the attention of: Hugh McCutcheon

UBS Limited	1 Finsbury Avenue
London EC2M 2PP
United Kingdom
Fax Number: +44 207 568 4127
For the attention of: Equity Capital
Markets, copied also to +44 207 567 2364 marked for the attention of Transactions Legal

SCHEDULE 2
Rights Issue Stock Taken Up
1.	Subject to paragraph 2 below, in this Schedule “MTM instruction” means a many-to-many instruction which:
(a)	on its settlement has the effect as described in paragraph 2.2.2 of Part IX of the Prospectus;

(b)	has been properly authenticated in accordance with Euroclear’s specifications as referred to in that paragraph; and

(c)	contains the information required by that paragraph.
2.	BoI may in its absolute discretion treat an MTM instruction which constitutes a properly authenticated dematerialised instruction (the “first instruction”) as not constituting a valid acceptance in accordance with paragraph 2.2.2 of Part IX of the Prospectus if at the time at which the Registrar receives a properly authenticated dematerialised instruction giving details of the first instruction, BoI or the Registrar has received actual notice from Euroclear of any of the matters specified in regulation 35(5)(a) of the CREST Regulations in relation to the first instruction.

3.	A unit of Rights Issue Stock shall, for the purposes of this Agreement, be treated as having been “taken up” if:
(a)	the unit of Rights Issue Stock in nil paid form is in certificated form and the following requirements have been satisfied by 11.00 a.m. on the Acceptance Date:
(i)	a Provisional Allotment Letter relating to that unit of Rights Issue Stock has been lodged for acceptance by the person to whom it was provisionally allotted or by a renouncee of the right to accept allotment together with a cheque or other remittance for the full amount payable in respect of that unit of Rights Issue Stock, in accordance with the terms of the Prospectus and the Provisional Allotment Letter (or BoI exercises any discretion it has in the Prospectus to treat the Provisional Allotment Letter as binding notwithstanding it does not meet these requirements); and

(ii)	BoI has not, with the Joint Bookrunners’ consent, rejected the Provisional Allotment Letter for any reason; and

(iii)	the Receiving Agent has not been notified that the cheque or other remittance has not been accepted by the drawee on first presentation; or
(b)	the unit of Rights Issue Stock in nil paid form is in uncertificated form and:
(i)	an MTM instruction in respect of those units of Rights Issue Stock settles by 11.00 a.m. on the Acceptance Date; or

(ii)	an MTM instruction in respect of those units of Rights Issue Stock constitutes a valid acceptance in accordance with paragraph 2.2.2 of Part IX of the Prospectus and settles by 11.00 a.m. on the Acceptance Date; or
(c)	the following has occurred:
(i)	an MTM instruction in respect of those units of Rights Issue Stock constitutes a valid acceptance in accordance with paragraph 2.2.2 of Part IX of the Prospectus; and

(ii)	the MTM instruction has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as BoI and the Joint Bookrunners decide); and

(iii)	BoI is not entitled to assume, in accordance with sub-paragraph (vii) of paragraph 2.2.2 of Part IX of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in sub-paragraph (iv) of paragraph 2.2.2 of Part IX of the Prospectus because it is aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; or
(d)	the following has occurred:
(i)	an MTM instruction in respect of those units of Rights Issue Stock constitutes a valid acceptance in accordance with paragraph 2.2.2 of Part IX of the Prospectus;

(ii)	the MTM has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as BoI and the Joint Bookrunners decide); and

(iii)	BoI is entitled to assume, in accordance with sub-paragraph (vii) of paragraph 2.2.2 of Part IX of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in sub-paragraph (iv) of paragraph 2.2.2 of Part IX of the Prospectus because it is not aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; but

(iv)	BoI nevertheless exercises its discretion to treat as valid the acceptance constituted by the MTM instruction; or
(e)	an MTM instruction in respect of those units of Rights Issue Stock does not constitute a valid acceptance in accordance with paragraph 2.2.2 of Part IX of the Prospectus but BoI nevertheless exercises its discretion to treat as valid the acceptance constituted by the MTM instruction; or

(f)	a Director has irrevocably undertaken to BoI to subscribe for such units of Rights Issue Stock.
4.	For the avoidance of doubt the Joint Bookrunners and the Underwriters have no liability or obligation under this Agreement in relation to any units of Rights Issue Stock if the units of Rights Issue Stock in nil paid form are in certificated form and:
(a)	the Receiving Agent has determined in relation to an acceptance of any Provisional Allotment Letter by 11.00 a.m. on the Acceptance Date that there has been a failure to satisfy the verification of identity requirements for the purposes of the Money Laundering Laws, in the manner contemplated in the Press Announcement, the Prospectus and the Provisional Allotment Letter; or

(b)	the cheque or other remittance returned with the relevant Provisional Allotment Letters relating to such units of Rights Issue Stock is dishonoured after 11.00 a.m. on the Acceptance Date unless the Joint Bookrunners and Underwriters have each been notified that the cheque or other remittance has been dishonoured prior to the Receiving Agent informing the Joint Bookrunners and Underwriters of the number of units of Rights Issue Stock not taken up.
5.	If (but only if) the parties so agree, units of Rights Issue Stock will be deemed to have been taken up by 11.00 a.m. on the Acceptance Date if the units of Rights Issue Stock in nil paid form are in certificated form and:

(a)	a cheque or other remittance for the full amount payable in respect of those units of Rights Issue Stock (and whether or not the cheque or other remittance is honoured) is received by 11.00 a.m. on the Acceptance Date from an authorised person (as defined in FSMA) identifying those units of Rights Issue Stock and agreeing to lodge the relevant Provisional Allotment Letter properly completed in due course; or

(b)	the relevant Provisional Allotment Letter and a cheque or other remittance for the full amount payable in respect of those units of Rights Issue Stock (and whether or not the cheque or other remittance is honoured) are received by 11.00 a.m. on the first Dealing Day after the Acceptance Date by post and the cover bears a legible postmark of not later than 11.00 a.m. on the Acceptance Date.
6.	If the parties decide to extend the time for settlement of MTM instructions in accordance with paragraphs 3(c)(iii) or 3(d)(ii) of this Schedule 2, BoI shall forthwith ask Euroclear not to disable the Nil Paid Rights until the end of that extension.

7.	As soon as practicable after 11.00 a.m. on the Acceptance Date and by not later than 2.30 p.m. on the Acceptance Date, BoI shall, following consultation with the Joint Bookrunners and Underwriters, exercise its discretion in paragraphs 3(d)(iv) and 3(e) of this Schedule 2 reasonably.

8.	If BoI accepts:
(a)	an alternative properly authenticated dematerialised instruction from a CREST member or (where applicable) a CREST sponsor in accordance with sub-paragraph (vii) of paragraph 2.2.2 of Part IX of the Prospectus; or

(b)	an alternative instruction or notification from a CREST member or CREST sponsored member or (where applicable) a CREST sponsor in accordance with paragraph 2.2.2 of Part IX of the Prospectus, as constituting a valid acceptance in respect of any units of Rights Issue Stock, those units of Rights Issue Stock are deemed to have been taken up.

9.	In all other cases, with respect to all Qualifying Stockholders a unit of Rights Issue Stock shall, for the purposes of this Agreement, be treated as not having been taken up.

SCHEDULE 3
Part A — Agreed Proportions

(1)	(2)
Name of Rights Issue Underwriter	Agreed Proportion (%)
Citigroup Global Markets U.K. Equity Limited	21

Credit Suisse Securities (Europe) Limited	21

Deutsche Bank AG, London Branch	21

J&E Davy	16

UBS Limited	21

Total	100
Part B — Placing Commitments

(1)	(2)
Name of Placing Underwriter	Placing Commitment (%)
Citigroup Global Markets U.K. Equity Limited	20

Credit Suisse Securities (Europe) Limited	20

Deutsche Bank AG, London Branch	20

J&E Davy	20

UBS Limited	20

Total	100

SCHEDULE 4
Representations, Warranties and Undertakings by BoI
Offer documents and listing
1.	Each of the Offer Documents fairly represent or when issued and published will fairly present the information contained therein and does not and when issued and published will not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.	All statements of material fact included in the Offer Documents are (or, when made, will be) fairly presented and are true and accurate in all respects and are not (or, when made, will not be) misleading in any respect (whether by omission or otherwise). All forecasts (if and to the extent there are any), estimates and expressions of opinion, intention, belief or expectation contained in the Offer Documents are and will be, at their respective dates, truly and honestly held, fairly based and have been made on reasonable grounds after due and careful enquiry.

3.	There are no material facts or matters known, or which could have been known, to BoI or any of its Directors omitted from any of the Offer Documents (following publication, if applicable), the omission of which would make any statement of fact or expression of opinion, intention or expectation contained in any of the Offer Documents misleading.

4.	Each of the Offer Documents contains, or will when published contain, all particulars and information required by, and complies and will comply with the Bye-Laws and with all relevant laws and regulations including the Irish Prospectus Regulations, the Listing Rules, FSMA, the Companies Acts, the Disclosure and Transparency Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the CREST Regulations, the Admission to Trading Rules, the Admission and Disclosure Standards and any other relevant legislation, rules or regulations and the requirements of the FSA, the Financial Regulator, the LSE, the ISE and any other regulatory body.

5.	Without prejudice to the generality of paragraphs 1 to 4 of this Schedule, the Prospectus contains (and any Supplementary Prospectus, when taken together with the Prospectus, will contain) all such information which investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of BoI and of the rights attaching to the New Stock, having regard to the matters referred to in Regulation 19(1) of the Irish Prospectus Regulations.

6.	Each agreement to which BoI or any Group Member is a party and which is described or referred to in the Offer Documents has been duly authorised, executed and delivered by BoI or such Group Member and constitutes a valid, subsisting and legally binding agreement enforceable in accordance with its respective terms and information in the Offer Documents, to the extent that it constitutes a summary of such agreements, is true and accurate in all material respects.

7.	BoI is not aware of any non public fact or circumstance (excluding, for the avoidance of doubt, any fact or circumstance disclosed in the Offer Documents) (i) that, if made public, would be expected to have a significant effect upon the market price of the Ordinary Stock or upon BoI and the Group, or (ii) which would require it to make a public announcement under applicable laws and regulations.

8.	The Verification Notes have been approved by the Directors (or a duly authorised committee thereof) and have been prepared in good faith and with due care and replies given have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies. There are no facts which are known to any of the Directors which materially adversely affect (whether by omission or otherwise) the accuracy or completeness of any of the replies contained in the Verification Notes.

9.	The statements set forth in Part XVIII “Additional Information” of the Prospectus under the headings “Information on the Group”, “Capital stock”, “Dividends”, “Charter and Bye Laws”, “Takeover Rules and Merger Control Legislation”, “Employee Stock Schemes “, “Related Party Transactions”, “Material Contracts”, “Significant Subsidiaries”, “Litigation”, “Pension Schemes”, “Significant Stockholdings”, “Costs of the Proposals”, “Sources and basis of selected financial information”, “Consent to inclusion of names”, “ Property and environmental”, “Announcement of results of Rights Issue, Placing and Debt for Equity Offers”, “Documents available for inspection”, and “Documents incorporated by reference” and the statements set forth in Part XVI “Taxation Considerations” of the prospectus, insofar as they purport to constitute a summary of the laws and documents referred to therein, are accurate and complete in all material respects.

10.	None of BoI, any of its affiliates, or any person acting on its behalf (i) has taken, or (ii) will take during the period up to and including 10 September 2010, directly or indirectly, any action designed to cause or result in, or that has constituted or will result in, the stabilisation in violation of applicable laws or manipulation of the price of the New Ordinary Stock or any other security of BoI (whether under Irish, United States, United Kingdom, EU or other applicable laws).

11.	All statements made or information provided by or on behalf of BoI to the Financial Regulator, ISE, the LSE or the FSA (including in connection with any application for certain information to be omitted from the Prospectus and the applications for admission of the New Ordinary Stock) are (or, when made, will be) true and accurate in all material respects and are not (or, when made, will not be) misleading in any material respect and there are no facts which have not been disclosed to the Financial Regulator, ISE, the LSE or the FSA in connection therewith which by their omission make any such statements misleading in any material respect or which are otherwise material for disclosure to the Financial Regulator, ISE, the LSE or the FSA.
Previous Announcements and Annual Report
12.	All statements of fact contained in Previous Announcements and the Annual Report were at the date of the relevant Previous Announcement or Annual Report and, save to the extent corrected in any document or announcement issued or made by or on behalf of BoI subsequent thereto, remain true and accurate in all respects and not misleading and all forecasts estimates, expressions of opinion or intention or expectation of the Senior Executives or BoI, the Directors, the Senior Executives or the management of BoI contained therein were at the date of the relevant Previous Announcement or Annual Report made on reasonable grounds and were truly and honestly held and were fairly based and there were no facts known (or which could on due and careful enquiry have been known by BoI, the Directors or the Senior Executives of BoI) the omission of which would make any statement of material fact or forecast or estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements or Annual Report misleading. All Previous Announcements and the Annual Report complied with the Bye-laws and all relevant laws and regulations including, the Listing Rules, FSMA, the Companies Acts, the Disclosure and Transparency Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the Market Abuse Regulations, the Irish Prospectus Regulations, the Market Abuse Rules, the UK Market Abuse Rules, and any other relevant legislation, rules and regulations and the requirements of the Financial Regulator, the FSA, the ISE, the LSE or any other regulatory body. There is no existing profit forecast outstanding in respect of BoI, the Group taken as a whole, or any Group Member.
Due diligence
13.	All information provided by or on behalf of BoI to each Bank and/or the Reporting Accountants in connection with their due diligence enquiries or similar requests for information in connection with the Placing and/or the Rights Issue and/or the Debt for Equity Offers and/or the Government Transaction has been supplied in good faith, and such information was, when supplied and remains, true and accurate in all material respects and no further information has been withheld, the absence of which might reasonably be considered to make such information materially misleading or be material to such due diligence enquiries or requests for information.
Corporate organisation and business
14.	BoI is a chartered corporation with limited liability, duly established and validly existing under the laws of Ireland, with full power and authority under its Bye-laws and otherwise to own, lease and operate its properties and to conduct its business as described in Part X of the Prospectus and to enter into and perform its obligations pursuant to the Proposals, this Agreement and any other agreement to be entered into by it in connection with the Proposals.

15.	Each Group Member has been duly incorporated or formed (as the case may be) and is validly existing as a corporation under the laws of its jurisdiction of incorporation and has full power and authority under its constitutional documents and otherwise to own, lease and operate its properties and to conduct its business as described in Part X of the Prospectus as at the date hereof.

16.	Save as fairly disclosed in paragraph 2 of Part XVIII of the Prospectus, all of the issued and outstanding ordinary shares of each Group Member have been duly authorised and validly issued, are fully paid, are not subject to calls for further payment or otherwise assessable and are owned by BoI directly or through Group Members free from all encumbrances. None of the outstanding ordinary shares of any Group Member was issued in violation of the pre-emptive or similar rights of any security holder of such Group Member.

17.	The allotment and issue of the New Stock, the Renominalisation, the making of the Placing, the Rights Issue, the Debt for Equity Offers and Government Transaction, the distribution of the Offer Documents, the execution, delivery and performance by BoI of this Agreement and all other agreements entered or to be entered into in connection with the Renominalisation, the Placing, the Rights Issue, the Debt for Equity Offers and Government Transaction and the consummation of the other transactions contemplated in this Agreement by BoI or any of its Group Members have been or will be duly authorised, executed and delivered by BoI and this Agreement and those other agreements have been or will be duly authorised, executed and constitute valid and legally binding agreements enforceable against BoI in accordance with their respective terms.

18.	BoI and each Group Member is not:
(a)	in violation of its respective memorandum of association or articles of association or other governing or constitutional documents (which are in full force and effect), including, in the case of BoI, its Charter and Bye-laws;

(b)	in breach or default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, any document of title or in any bond, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which BoI or any other Group Member is a party or by which BoI or any Group Member may be bound, or to which any of their properties or assets is subject, the breach or default of any of which, singly or in the aggregate, would give rise to a Material Adverse Change (including the NPRFC Subscription Agreement); or

(c)	in violation of any applicable law, statute, rule, licence, regulation, judgement, order, writ, claim form or decree of any government, government instrumentality or court having jurisdiction over BoI or any other Group Member or any of their assets or properties, the violation of any of which would, singly or in the aggregate, give rise to a Material Adverse Change.
Compliance
19.	BoI, each Group Member and the Directors have at all times complied with the Exchange Act and all applicable laws and regulations of Ireland and the United Kingdom (including FSMA, the Companies Acts, the Listing Rules, Disclosure and Transparency Rules, the Prospectus Rules, the

Transparency Regulations, the Transparency Rules, the Market Abuse Regulations, the Market Abuse Rules, the Admission to Trading Rules, the Admission and Disclosure Standards and the CJA), and with the provisions of the Bye-laws, and BoI will have the right, power and authority under the Bye-Laws, subject to the passing of the Resolutions, to effect the Renominalisation, to make the Placing and the Rights Issue and the Debt for Equity Offers, to allot and issue the New Stock, in certificated and uncertificated form, to issue the Offer Documents in the manner proposed without any sanction or consent by members of BoI or any class of them and, subject to approval of the Prospectus by the Financial Regulator and approval of the Circular by the Financial Regulator and the UKLA, Placing Admission and Admission, there are no other consents, authorisations or approvals, other than approval of BoI’s stockholders at the EGC, that are required by BoI in connection with the entering into and performance of this Agreement and the actions referred to in this paragraph 19 of Schedule 4 which have not been irrevocably and unconditionally obtained.

20.	BoI has not and each Group Member has not engaged in conduct that is misleading or deceptive or is likely to mislead or deceive, in connection with the Proposals and/or the Offer Documents.

21.	The Placing and the Rights Issue will not have an adverse impact on BoI’s ability to comply with the Listing Rules, Transparency Rules, Transparency Regulations and the Disclosure and Transparency Rules.
Stock capital
22.	The New Ordinary Stock shall:
(a)	when issued be duly and validly issued, fully paid, not subject to calls for further payments or otherwise assessable and free from all encumbrances; and

(b)	upon allotment, be free from all encumbrances and will rank pari passu in all respects with the existing issued ordinary stock of BoI.
23.	The issued stock capital of BoI as at the Publication Date is as described in paragraph 2 of Part XVIII of the Prospectus, and all of the issued units of stock of each Group Member have been duly and validly authorised and issued, are fully paid and are not subject to calls for further payment or otherwise assessable and are free from all encumbrances and will conform upon the Placing Admission and the Admission to the description thereof contained in the Prospectus and each such Group Member has at all times complied in full with the terms and conditions on which any such units of stock were issued.

24.	BoI has complied in all respects with, to the extent applicable, the requirements of Euroclear and the CREST Regulations. BoI’s existing units of Ordinary Stock are participating securities (as defined in the CREST Regulations) in, and have not been suspended from, CREST.

25.	Otherwise than pursuant to the Group’s existing share option schemes or as fairly disclosed in the terms of the relevant securities or in paragraph 6 of Part XVIII of the Prospectus, there are no rights (conditional or otherwise) (i) to require the issue of any stock or other securities (including any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations or commitments to create the same or (ii) to sell or otherwise dispose of any stock or other securities of a Group Member (other than to another Group Member, as the case may be) which are outstanding and in force.

Accounts
26.	The Accounts:
(a)	have been prepared and audited in accordance with, and comply with IFRS, the Companies Acts and other applicable statutory requirements in Ireland and all applicable statements of standard accounting practice and generally accepted accounting principles and practices in Ireland have been consistently applied;

(b)	give a true and fair view of the state of affairs and financial condition of BoI and the Group as at the dates stated and of their profits and/or losses, cashflows and, where relevant, recognised gains and losses or changes in equity for the periods specified;

(c)	either make proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities (which includes, for the avoidance of doubt, tax liabilities) or commitments, whether actual, deferred, contingent or disputed of the Group;

(d)	fairly present all off balance sheet arrangements, investment or liability of all Group Members; and

(e)	have been prepared after due and careful enquiry by BoI and, where applicable, the relevant Group Members and are presented on the basis set out in the Accounts, which is consistent with the accounting policies of the Group.
27.	The selected financial data and the summary financial information with respect to the Group included in Part XII of the Prospectus have been properly extracted from the Accounts on the basis set out therein and has been properly complied on a basis consistent with the accounting policies applied in the Accounts.

28.	The capitalisation and indebtedness table set out in Part XIV of the Prospectus has been properly compiled on a basis that is consistent with the accounting policies applied in the Accounts.
Position since the Accounts Date
29.	Since the Accounts Date and save as disclosed in the Previous Announcements or in Part VII, Part X, or Part XIV of the Prospectus:
(a)	the business of the Group has been carried on in the ordinary course and there has been no Material Adverse Change;

(b)	there have been no material impairment charges that are not in line with the Previous Announcements in respect of any assets of BoI or any Group Member and there has been no material increase in the provisions in respect of losses in relation to any mortgage, loans or other assets of the BoI or any Group Member;

(c)	no Group Member has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation which, in any case, would or could reasonably be expected to be material in the context of the Proposals;

(d)	no single debtor has been released by BoI to an extent which is material (singly or in the aggregate) in relation to BoI or the Group taken as a whole on terms that he pays less than the book value of his debt and no debt of such amount owing to the Group or any Group Member has been deferred, subordinated or written off or has proven irrecoverable to any extent;

(e)	no Group Member has been involved in any transaction which has resulted or is likely to result in any material liability for tax on BoI or any Group Member other than a transaction in the ordinary course of business or a transaction which is provided for in the Accounts;

(f)	no Group Member has been in violation or default in any material respect under any agreement or arrangement to which any Group Member is a party, or under any statute, law, rule, regulation, judgment, order or decree applicable to BoI or any other Group Member of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over BoI or any other Group Member or any of its or their properties, as applicable, and so far as BoI is aware, there are no circumstances likely to give rise to such violation or default to an extent which in any case would, or could reasonably be expected to, (singly or in the aggregate) be material in the context of the Proposals;

(g)	there has been no occurrence which has, or could reasonably be expected to, (either itself or together with any other occurrence) materially and adversely affect the value of the New Stock, the business, assets, liabilities, financial position, profitability or prospects of any Group Member or any of the property or assets of the Group; and

(h)	there has been no dividend or distribution of any kind (other than intra-group dividends) declared, paid or made by BoI or any Group Member on any class of its securities.
Accounting controls
30.	The Directors have established procedures which provide a reasonable basis for them to make proper judgments on an ongoing basis as to the financial position and prospects of the Group and BoI and each Group Member maintains a system of internal financial and accounting controls sufficient to provide reasonable assurance that:
(a)	transactions are executed in accordance with management’s general or specific authorisations;

(b)	transactions are recorded as necessary to permit the preparation of returns and reports which are complete and accurate in all material respects to regulatory bodies as and when required by them and the preparation of financial statements in accordance with IFRS, the European Communities (Credit Institutions: Accounts Regulations 1992) and the Companies Acts; and

(c)	the Group’s asset records are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
31.	There are, and during the past four years have been, no weaknesses in BoI’s internal controls over financial reporting (whether or not remedied) of BoI or the Group to an extent which is material in the context of the Group, no change in BoI’s internal controls over financial reporting of BoI or the Group that has affected, or is reasonably likely to affect, BoI’s internal controls over financial reporting of BoI or the Group to an extent which is material in the context of the Group and there has been no fraud that involves any Executive Director (as referred to in Part XVII of the Prospectus, any Senior Executive, or any material fraud by any other member of management or employee of BoI or any Group Member.
Pro forma financial information
32.	The unaudited pro forma financial information in Part XV of the Prospectus presents fairly the information shown therein, has been duly and carefully prepared in accordance with the Prospectus Rules, the Irish Prospectus Regulations and all other applicable requirements and guidelines, has been properly compiled on the bases described therein and is presented on a basis consistent with the accounting policies of the Group; all the assumptions used in the preparation thereof are reasonable and there are no other assumptions or sensitivities which should have been taken into account in the preparation of such information and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

Working Capital
33.	All information supplied by BoI or any of its Directors, Senior Executives, officers or employees to the Banks or Reporting Accountants for the purposes of the Working Capital Report and/or the report relating to the unaudited pro forma information included in Part XV of the Prospectus and/or any of their other reports in connection with the Placing and the Rights Issue or the Debt for Equity Offers (collectively, the “Reports”), and in respect of any updates to such Reports, has been supplied in good faith after due and careful enquiry; such information was when supplied and remains true and accurate and not misleading and no information has been withheld the absence of which might reasonably have affected the contents of the Reports in any material respect.

34.	All the bases and assumptions on which each of the Reports is based were, are and will be reasonable bases and assumptions (as applicable) and, so far as BoI is aware, there are no other material assumptions on which the Reports ought to have been based which have not been made.

35.	The cash flow and working capital projections contained in the Working Capital Report have been properly prepared on a reasonable basis after due and careful and enquiry and take into account all material matters and sensitivities of which BoI is aware concerning BoI and each other Group Member which would or could reasonably be expected to be material in the context of the Proposals.

36.	Subject to (i) the continued access by the Group to the Government liability guarantee schemes; (ii) the continued access by the Group to the extra-ordinary European Central Bank liquidity schemes introduced in late 2008 and early 2009; and (iii) there being no downgrades by credit rating agencies of BoI and/or Ireland due to factors outside of BoI’s control, the Directors believe, after due and careful enquiry, that, after taking into account existing available bank and other funding facilities, the outcome of the Prudential Capital Assessment Review together with the successful implementation of the Proposals, the Group has sufficient working capital for its present requirements, that is, for at least the next 12 months from the date of the Prospectus.
Ratings
37.	(i) BoI has not received notice of any intended or potential downgrading of the rating assigned to any of BoI’s (or any other Group Member) credit or debt by a ratings agency and has no knowledge from which it could reasonably expect such a downgrade to be threatened or to occur; and (ii) no ratings agency has placed BoI or any Group Member or any of BoI’s or any Group Member’s debt on credit watch, with the exception of Fitch having placed the following bonds on credit watch: BOI UK Holdings 7.4% and 6.25% bonds.
Guarantees, indemnities and borrowings
38.	Save for guarantees or indemnities given by any Group Member in the ordinary course of business, any indemnities given by BoI pursuant to this Agreement, or the Engagement Letters and the indemnity deed dated 19 April 2010 entered into with the Banks in connection with the Proposals, no Group Member has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party and no Group Member has any current or prospective liability, howsoever arising for any such guarantee, indemnity of similar obligation, except for any guarantees, indemnities, similar obligations or liabilities that, either singly or in the aggregate, would not, or would not reasonably be expected to be material in the context of the Proposals.

39.	All of the Group’s borrowing facilities referred to in the Working Capital Report are in full force and effect. All matters and events which could entitle the providers of facilities to refuse to make any moneys available are entirely within the control of BoI or the control of other persons over whom BoI is or their Directors are able to exercise control and management. There is nothing known, or which could on due and careful enquiry be known, to BoI that might cause it to believe that any drawn amounts would be subject of a request for repayment or that undrawn amounts under any facilities might not be available for drawing as and when required.

40.	There are no companies, undertakings, partnerships or joint ventures in existence whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would or would be reasonably likely to be, individually or in the aggregate, material in the context of the Placing, Rights Issue, Placing Admission, Admission, Government Transaction or the Debt for Equity Offers.

41.	The amounts borrowed by each Group Member do not exceed any limitation on its borrowing contained in such Group Member’s articles of association or other governing or constitutional document, or any debenture or other deed or document binding upon it and no Group Member has outstanding any loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in audited accounts or borrowed any money which it has not repaid, save for borrowings specified in the Accounts.

42.	Save as disclosed in Part VII of the Prospectus, no event or circumstance exists, has occurred or arisen or so far as BoI is aware to the best of its knowledge and belief is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Member is a party or by which any such Group Member or any of its properties, revenues or assets are bound, in each case, to an extent which would, or could reasonably be expected, (singly or in aggregate) to give rise to a Material Adverse Change.
Insolvency
43.	Neither BoI nor any Group Member is insolvent or unable to pay its debts or:
(a)	is in liquidation, in provisional liquidation, under examinership or administration or wound up or has had a receiver appointed to any part of its property;

(b)	is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement);

(c)	has an application or order been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of sub-paragraphs (a) or (b) above;

(d)	is otherwise unable to pay its debts when they fall due within the meaning of Section 214 of the Companies Act 1963;

(e)	has had an order made against it under Section 21 of the Central Bank Act, 1971; or

(f)	something having a substantially similar effect to (a) to (e) happens in connection with that person under the law of any jurisdiction.
44.	Neither BoI nor any other Group Member has taken any action (including the convening of meetings to vote on relevant resolutions), nor have any other steps been taken or legal proceedings commenced or been threatened against BoI or any Group Member, for its winding-up or dissolution (including section 48 of the Central Bank Act, 1989) or for any similar or analogous proceeding in any jurisdiction or for BoI or any Group Member to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, administrator, provisional liquidator or similar officer.

45.	There is not outstanding any liability, obligation or commitment of any kind on the part of the Directors, BoI or any Group Member in relation to any current or pending insolvency proceedings in relation to BoI or any Group Member.

46.	Since the Accounts Date, by reason of actual or anticipated financial difficulties, no Group Member has commenced discussions with the FSA, Financial Regulator, the Central Bank of Ireland, Bank of England, Irish Government, the European Central Bank or any other regulatory authority to obtain stand-by or emergency funding (whether by way of repo transactions or otherwise) or has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors.
Tax
47.	Each Group Member (duly and within appropriate time limits) has made all material returns, given all material notices and supplied all information required to be supplied to all relevant tax authorities and maintained all records required to be maintained for tax purposes and all such information, returns and notices were complete and accurate in all material respects and were made on a proper basis. Each Group Member has paid or provided for all material tax required to be paid by it and any other assessment, fine or penalty levied against it to the extent that any of the foregoing is due and payable, save where the same is being contested.

48.	All liabilities of each Group Member for tax as determined in accordance with IFRS and measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are provided for or (as appropriate) disclosed in the Accounts.

49.	No Group Member is involved in any dispute or investigation with any tax authority in respect of any material issue. No enquiry been raised by any tax authority in respect of any Group Member, which could, so far as BoI is aware, give rise to a Material Adverse Change.

50.	Save as fairly disclosed in Part XVI of the Prospectus, no Transfer Taxes, capital gains, income, withholding or other tax are payable in Ireland or the UK in connection with the execution of this Agreement, the allotment, issue and delivery of the New Stock by BoI in accordance with the terms of this Agreement.

51.	BoI is a chartered corporation established under the laws of Ireland and the share register of BoI is at all times kept in Ireland and outside the United Kingdom.
Competition
52.	Neither BoI nor any Group Member is party to any agreement, transaction, arrangement or concerted practice, or is carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust, anti-monopoly, competition, fair trading, consumer protection or similar legislation or regulation in any jurisdiction where BoI or the Group Member, as the case may be, has assets or carries on business or in respect of which any filing, registration or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made).
Consents, authorisations and approvals
53.	All consents, approvals, authorisations, filings, orders, registrations, notifications, permits, certificates, licences, concessions, permissions, clearances and qualifications (each an “Authorisation”) of or with any court or governmental, supranational, regulatory, self-regulatory, taxation or stock exchange authority, agency, institution, or body including the Irish Government, the Irish Competition Authority, the Financial Regulator, the Central Bank of Ireland, the United Kingdom Competition Commission and the Commission of the European Union (each a “Governmental Agency”) having jurisdiction over BoI or any other Group Member or any of their properties which are necessary to conduct the business of BoI or any Group Member: (i) have been made or obtained and are in full force and effect and BoI and each Group Member is in compliance with all relevant Authorisations; or (ii) have been fulfilled and performed except where the failure of such Authorisations to be in full force and effect, or the failure of BoI or any other Group Member to be in compliance with them, would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Change.

54.	No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any Authorisation where such revocation or termination would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Change or results or would result in any other material impairment of the rights of the holder of any such Authorisation.

55.	The Renominalisation, the making of the Placing, the Rights Issue, the Government Transactions, the Debt for Equity Offers, the allotment, issue and delivery of the New Stock, the issue, publication, distribution or filing (as the case may be) of the Offer Documents, and any other documents in connection with the Renominalisation, the making of the Placing, Rights Issue, the Government Transactions, the Debt for Equity Offers, Placing Admission and/or Admission, the compliance by BoI with the provisions of this Agreement and the consummation of the Proposals will not:
(a)	result in a breach or violation of any applicable laws and regulations of Ireland and the United Kingdom (including FSMA, the Companies Acts, the Listing Rules, the Disclosure and Transparency Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the Admission to Trading Rules, the Admission and Disclosure Standards and the CJA) or with any other applicable laws and regulations of any relevant jurisdiction;

(b)	conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in any third party being capable of terminating, or constitute a repayment event under, or result in the creation or imposition of any encumbrance upon any property or assets of BoI or any Group Member or any affiliate of BoI pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement, obligation, commitment, arrangement or instrument to which any Group Member is a party or by which any Group Member is bound or to which any of the property or assets of any Group Member is subject to an extent which, in any case, is material in the context of any of the Proposals or the Group,

(c)	result in any violation of the provisions of the Bye-laws or the constitutional documents of any other Group Member which are in force at the relevant time such as to render the obligations unenforceable thereunder or any statute or to an extent which, in any case, is material in the context of any of the Proposals or the Group, any order, rule or regulation of any Governmental Agency having jurisdiction over BoI or any other Group Member or any of their properties; or

(d)	result in the, revocation or termination of any Authorisation to an extent which, in any case, is material in the context of any of the Proposals or the Group.
Regulatory
56.	No Group Member nor any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the FSA, Financial Regulator or any other regulatory body applying to such Group Member in relation to its business including in respect of the maintenance of its Capital Requirement and any obligation to make a notification to the Financial Regulator, save in each case to an extent which would not (singly or, in the aggregate) be material in the context of the Placing, the Rights Issue, Debt for Equity Offers, Government Transaction, the underwriting of the Placing Stock or Rights Issue Stock, Placing Admission and Admission.

57.	There are no facts or circumstances known to the Directors, which would cause the UKLA or the ISE not to be satisfied that BoI’s capital adequacy is regulated by the FSA the Central Bank of Ireland or the Financial Regulator, or suitably regulated by another regulatory body.

58.	So far as BoI is aware (i) no Group Member is the subject of any investigation, enforcement action (including to vary the terms of any permission of licence) or disciplinary proceeding by the FSA, Financial Regulator or any other regulatory body having jurisdiction over such Group Member and; (ii) no such investigation, enforcement action or disciplinary proceeding has been threatened by any such regulatory body or is pending.

59.	So far as BoI is aware, neither BoI nor any Group Member is subject to any special or additional surveillance by the FSA, the Financial Regulator (or any other regulatory body having jurisdiction over BoI or any Group Member) or to any special reporting requirements in relation to its assets, liquidity position, funding position or otherwise and BoI is not subject to any visits, beyond customary visits, by, or has been requested or required to attend meetings with, beyond customary meetings with the FSA or the Financial Regulator.

60.	BoI transferred legal and beneficial title to each of the Tranche 1 NAMA Assets to NAMA free from any encumbrance on 2 April 2010. The aggregate consideration of €1.26 billion received from NAMA in consideration for such transfer of the Tranche 1 NAMA Assets is being, and will be, used for the purposes as set out in the Prospectus.

61.	If a court of competent jurisdiction were to rule that BoI is under a binding legal obligation to pay dividends on the 1992 Preference Stock except in certain specified circumstances set out in the terms of such stock, such a ruling will not, of itself, result in a change in relation to the eligibility of the Hybrid/Preferred Securities (as defined in the Prospectus) to qualify as regulatory capital for the purposes of the Capital Requirement, or a change in relation to the tier of regulatory capital to which those instruments are, at the date hereof, allocated.

62.	On the basis that the Irish rules on capital adequacy and eligibility to which BoI and any Group Members are subject do not change, the instruments constituting BoI’s (or any Group Member’s) Capital Requirement will not be subject to any change in their eligibility to qualify as regulatory capital for the purposes of the Capital Requirement, and nor will such instruments be subject to any change in relation to the tier of regulatory capital to which they are allocated, other than to the extent (if any) such change (either singly or in the aggregate) would not be material in the context of the Proposals.
Related party transactions
63.	Save as fairly disclosed in paragraph 7 Part XVIII of the Prospectus, BoI or any Group Member has not entered into any related party transaction (within the meaning set out in the IFRS) in the period covered by the financial information contained in the Prospectus and up to, and including, Completion.
Arrangements with Directors Senior Executives and Shareholders
64.	Save as fairly disclosed in the Accounts and in Part XVIII of the Prospectus, there are no loans made by any Group Member to, nor are there any debts owing to any Group Member from, any of the directors of any Group Member or (so far as BoI is aware) any associate of any of them save, in each case, to the extent (individually or in aggregate) that would not be and would not be reasonably likely to be, material in the context of any of the Proposals.

65.	Save as fairly disclosed in the Accounts and in Part XVIII of the Prospectus:
(a)	except for the Bye-laws and any service agreement with a Director, there are no existing contracts or engagements which are material in the context of any of the Proposals to which any Group Member is a party and in which any of the Directors or any associate of any of them is interested;

(b)	no Qualifying Stockholder has any rights, in his capacity as such, in relation to any Group Member other than as set out in the Bye-laws and pursuant to the Placing and the Rights Issue or the Debt for Equity Offers;

(c)	BoI is not aware of any claim, demand or right of action against any Group Member otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any associate of them which, in each case, would, or could reasonably be expected to, (individually or in the aggregate) give rise to a Material Adverse Change;

(d)	so far as BoI is aware, no Director nor any Senior Executive is in breach of any restrictive covenant, employment agreement or contract for service which would or might affect BoI or any other Group Member and there are no circumstances which in any such case might give rise to a claim for such a breach, which would or would be reasonably likely to be (individually or in the aggregate) material in the context of the Proposals; and

(e)	no Director or Senior Executive has given notice of termination of his contract of employment and so far as BoI is aware, no Director or Senior Executive has indicated an intention to resign.
66.	For the purpose of paragraph 65, associate has the meaning:
(a)	in the case of an individual, given to the “connected person” under sections 252 to 254 of the United Kingdom Companies Act 2006; and

(b)	in the case of a body corporate, given to “associated company” in sections 416 (et seq) of the United Kingdom Income and Corporation Taxes Act 1988.
Litigation and arbitration
67.	Save as fairly disclosed in paragraph 10 of Part XVIII of the Prospectus, neither (a) BoI nor any Group Member or any Director or Senior Executive is engaged in any litigation, arbitration, prosecution or other legal proceedings (including any inquiries or investigation by any court or Governmental Agency or body, domestic or foreign), nor (b) is any such proceeding imminent or pending or threatened against BoI or any Group Member, nor (c) is there any claim or any fact likely to give rise to a claim, which in any such case may result in or has resulted in during the 12 months preceding the Publication Date a material adverse effect on the financial position of BoI or the Group taken as a whole or which would or might materially adversely affect, singly or in the aggregate, any of the Proposals.

68.	No Group Member nor any of its officers or agents or employees in relation to the affairs of any Group Member has been a party to any undertaking or assurance relating to the Group and its business given to any court or governmental agency or the subject of any injunction relating to the Group and its business which is still in force and which by itself or with other proceedings (i) is or might be material in the context of the Group as a whole; and/or (ii) may have a significant effect on a Group Member’s financial position or profitability; and/or (iii) would or might be material in the context of any of the Proposals.
Employment
69.	No industrial action has taken place between BoI and any of its employees or former employees in the last three years nor is BoI aware that such industrial action is imminent, which, singly or in the aggregate, could reasonably be expected to give rise to a Material Adverse Change.

Pensions
70.	Save as disclosed in the Accounts or fairly disclosed in Part XVIII of the Prospectus, there are no material liabilities associated with or arising from any Group Member participating in, or contributing to, either currently or in the past, any retirement benefits scheme or arrangement (occupational or personal) which are not funded, insured or provided for on a generally accepted basis either through a separate trust, insurance policy or provision in the accounts of the relevant Group Member. All amounts due to the trustees of each of the pension schemes and to any insurance company in connection with any of the pension schemes have been paid or provided for.
Insurance
71.	Each Group Member maintains, from well-established and reputable insurers, insurance of the type and in amounts reasonably considered by BoI and the Directors to be adequate for their business and, to the best of the BoI’s knowledge, consistent with insurance coverage maintained by companies carrying on similar businesses or owning assets of a similar nature. No claim under any policy of insurance taken out in connection with the business or assets of the Group which is material in the context of the Group is outstanding and, so far as BoI is aware, there are no current circumstances likely to give rise to such a claim. Such insurances are in full force and effect and there exist no circumstances which could render any of such insurances void or voidable to an extent material in the context of the Group or any of the Proposals.

72.	Neither BoI nor any other Group Member has been refused any insurance coverage sought or applied for in the 12 months prior to the date of this Agreement; and neither BoI nor any other Group Member has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have, or could not reasonably be expected to have, a Material Adverse Effect. The Group has appropriate disaster recovery arrangements in place to prevent any Material Adverse Effect in the event that its premises or systems become unusable for any reason.
Real Estate
73.	All of the Properties referred to in paragraph 17 of Part XVIII of the Prospectus owned by any Group Member or in respect of which any of them has a right of use, are in its possession, under its control or are subject to appropriate title protections, save as would not, singly or in the aggregate, or would not reasonably be expected to, give rise to a Material Adverse Change.
Assets
74.	The assets owned or used by each Group Member include all rights, properties, facilities and services materially necessary for carrying on the business of that Group Member in the manner in which it is currently carried on.
Environment
75.	Neither BoI nor any other Group Member is in violation of any federal state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including ambient air, noise, surface water, groundwater, land surface or subsurface strata) or wildlife, including laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, biological materials, wastes, toxic substances, hazardous substances, petroleum or petroleum products or nuclear or radioactive material (collectively “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) BoI and all other Group Members have all permits, licenses, authorisations and approvals for their respective businesses required under any applicable Environmental Laws and are each in compliance with their requirements, (c) there are no pending or, to the knowledge of BoI, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against BoI or any other Group Member, and (d) to the knowledge of BoI, there are no events, facts or circumstances that might reasonably be expected to form the basis of any order, decree, plan or agreement for clean-up or remediation, or any action, suit or proceeding by any private party or governmental body or agency, against or affecting BoI or any other Group Member relating to Hazardous Materials or Environmental Laws which, in any such case would be material in the context of the Group or any of the Proposals.
Intellectual property
76.	Each Group Member beneficially owns, or has had licensed to it or otherwise has the benefit or use under the authority of the owners or licensees thereof of, all patents (including applications), inventions, trademarks, service marks, trade names, copyrights, domain names and know-how (in each case, whether registered or not and including applications for registration) that are material to the operations of the Group taken as a whole in the manner in which it is being conducted including registered trade marks of BoI’s name (collectively the “Intellectual Property”).

77.	BoI is not aware of any pending, threatened or imminent action, suit, proceeding or claim by others challenging the BoI’s rights in or to any Intellectual Property or any breach by BoI or any Group Member of any term under which any Intellectual Property is licensed (or pursuant to which any Group Member otherwise has the use or benefit or use of any Intellectual Property), which in any such case would be material in the context of any of the Proposals or the Group.

78.	The Group complies in all material respects with all applicable data protection laws and guidance from the Office of the Data Protection Commissioner, Ireland and United Kingdom Office of the Information Commissioner relevant to its processing of personal data and, to the extent it is aware of any non-compliance, having made due and careful enquiry, such non-compliance would not lead to a Material Adverse Change. No Group Member has received any written notice from a competent authority alleging that the Group has not complied with applicable data protection legislation, where such notice has resulted or may result in any compensation being awarded or other enforcement order made against the Group which would be material in the context of any of the Proposals. No individual has claimed, and no grounds exist for an individual to claim, compensation from the Group for breaches of applicable data protection laws, the payment of which compensation would result in a Material Adverse Change.
Information technology
79.	All the IT systems and business records used by any Group Member that are material to the performance of the Group (the “IT Assets”) are in all material respects suitable for the present need of the business of the Group. The IT Assets are subject to ongoing review, upgrade/development to align to current and changing business needs.

80.	The IT Assets are either owned by or properly licensed or leased to relevant Group Members and have in all material respects the functionality required by such Group Member for the conduct of its business.

81.	There have been no failures of any part of the IT Assets in the 12 months prior to the date of this Agreement that are material in the context of the Group or the Proposals and each relevant Group Member has taken precautions to preserve the availability, security and integrity of its IT Assets, including in the event of failure in the IT Assets. The IT Assets have adequate security, back-ups, and hardware support and disaster recovery.
Material Contracts
82.	BoI is not aware of any breach by BoI, any relevant Group Member or the relevant third party, of any term in any material contract (as described at paragraph 8 of Part XVIII of the Prospectus) and there are no circumstances likely to give rise to such a breach. All such material contracts will continue in full force and effect following the Renominalisation, the Placing and the Rights

Issue and the Debt for Equity Offers and the consummation of the Proposals and the Renominalisation, the Placing and the Rights Issue and the Debt for Equity Offers and the consummation of the transactions contemplated herein will not entitle any third parties to terminate or cancel any material contracts with BoI or any Group Member or materially affect such contracts.
Corruption
83.	Neither BoI nor any Group Member, nor, to the knowledge of BoI, any officer, agent, employee, affiliate or other person associated with or acting on behalf of BoI or any Group Member has, in connection with the business of BoI or any Group Member (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any unlawful bribe, rebate, pay-off, influence payment, kickback or other unlawful payment.

84.	The operations of BoI, its affiliates and the Group are and have been conducted at all times during the five years prior to the date of this Agreement in material compliance with the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving BoI, any of its affiliates or the Group with respect to a breach by BoI, any of its affiliates of the Group of Money Laundering Laws is pending or, to the best knowledge of BoI, threatened.

85.	Neither BoI, nor any Group Member or, to the knowledge of BoI, any Director, Senior Executive, officer, employee or affiliate of BoI, has taken any action, directly or indirectly, in violation by such persons of the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the “FCPA”) (including making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA) and the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”); and BoI, each Group member and, to the knowledge of BoI, its affiliates have conducted their businesses during the five years prior to the date of this Agreement in compliance with the FCPA and the OECD Convention and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

86.	Neither BoI, nor any Group Member, or, to the knowledge of BoI, any Director, Senior Executive, officer, employee or affiliate of BoI, is currently subject to any sanctions administered by the United States Department of the Treasury (“OFAC”) or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which BoI or any of its affiliates is subject (collectively, “other economic sanctions”); and BoI will not, directly or indirectly, use the proceeds of the Placing or Rights Issue or the Debt for Equity Offers, or lend, contribute or otherwise make available such proceeds to any other Group Member, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.
United States
87.	None of BoI, any of its affiliates or any person acting on its or their behalf (other than the Underwriters and the Dealer Managers, as to whom BoI makes no representation) (a) has engaged or will engage in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D under the United States Securities Act) in connection with the offering of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights in the United States or otherwise has offered or will offer the New Stock, the

Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights in any manner involving a “public offering” (within the meaning of Section 4(2) of the United States Securities Act) or (b) has engaged or will engage in any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) in the United States with respect to the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights.

88.	BoI reasonably believes that there is no “substantial United States market interest” (within the meaning of Rule 902(j) Regulation S) in the Ordinary Stock of BoI.

89.	BoI is a “foreign issuer” (within the meaning of Regulation S).

90.	BoI is not, and immediately after giving effect to the offering and sale of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights, and the application of the net proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940, as amended.

91.	BoI shall use all reasonable endeavours to ensure that New Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights delivered to subscribers in the United States, to the extent they are in certificated form, shall bear a legend substantially to the following effect to each of the certificates for, or other written evidence of, the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE RE-OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULES 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, OR OTHERWISE PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES AND OF ANY OTHER JURISDICTION AND THAT, IN EACH CASE, SUCH OFFER, PLEDGE OR TRANSFER MUST AND WILL BE MADE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. THIS SECURITY MAY NOT BE DEPOSITED INTO THE COMPANY’S AMERICAN DEPOSITARY RECEIPT FACILITY UNLESS AND UNTIL SUCH TIME AS THIS SECURITY IS NO LONGER A “RESTRICTED SECURITY” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT. EACH HOLDER, BY ITS ACCEPTANCE OF THESE SECURITIES, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.”

92.	None of BoI, its affiliates or any persons acting on its or their behalf, directly or indirectly, (other than the Underwriters and the Dealer Managers, as to whom BoI makes no representation) (a) has made or will make offers or sales of any security, (b) has solicited or will solicit offers to buy any security or (c) otherwise has negotiated or will negotiate in respect of any security, in any case, under circumstances that would require the registration of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights under the United States Securities Act.

93.	For so long as any of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights are “restricted securities” as defined in Rule 144(a)(3) of the United States Securities Act, BoI will not, and will not permit any of its affiliates (as defined in Rule 144 of the Securities Act), to resell in the United States any of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights that have been re-acquired by them.

94.	BoI is not and does not intend to become a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, and BoI’s receipt and application of the proceeds from the Rights Issue will not result in BoI becoming a PFIC.

95.	Neither BoI, nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf will take (other than the Underwriters and the Dealer Managers, as to whom BoI makes no representation), directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security of BoI to facilitate the sale or resale of the New Stock.

96.	BoI has not paid or agreed to pay to any person any compensation for soliciting another to purchase any Securities (except as contemplated in this Agreement, the Debt for Equity Dealer Manager Agreements or the Government Transaction).

SCHEDULE 5
DOCUMENTS IN THE AGREED FORM
Documents marked with * are not required to be in agreed form at the time of execution of this Agreement

Document	Marked
Rights Issue/Placing

(a) Prospectus	1.

(b) Circular	2.

(c) Shareholder Guides*	3.

(d) Presentation Materials	4.

(e) Form of Proxy	5.

(f) Provisional Allotment Letters*	6.

(g) Placing Letters	7.

(h) Receiving Agent Agreement	8.

(i) Security application forms in respect of the Nil Paid Rights and the Fully Paid Rights that have been given to Euroclear*	9.

(j) Pricing Statement*	10.

Press Announcement

(a) Press Announcement	11.

(b) Pricing Statement Announcement*	12.

Verification Notes

(a) Press Announcement	13.

(b) Presentation Materials	14.

(c) Prospectus	15.

(d) Circular	16.

Board Minutes

(a) Minutes of the Court of Directors approving and authorising the issue and/or execution of the Press Announcement, the Offer Documents (including the Circular and the Prospectus), this Agreement, the Verification Notes, the Form of Proxy and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by BoI in connection with the Placing, the Rights Issue, the Debt for Equity Offers and the Governmental Transactions.	17.

(b) Minutes of the meetings of the Court of Directors approving the Pricing Memorandum, the Pricing Statement and the Pricing Statement Announcement.*	18.

Document	Marked
(c) Minutes of the Court of Directors allotting the Placing Stock and provisionally allotting the Rights Issue Stock and approving and authorising the despatch or publication of the Provisional Allotment Letters.*	19.

(d) Minutes of the Court of Directors (or duly authorised committee of such Court of Directors), confirming the provisional allotment of the units of Rights Issue Stock which have been taken up, cancelling the provisional allotment of the Rights Issue Stock which have not been taken up and re-allotting the number of units of Rights Issue Stock for which provisional allotments were not taken up.*	20.

BoI Comfort Letters

(a) Letter to the UK Sponsors from BoI addressing the following: (i) paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) the proper extraction of financial information.	21.

(b) Letter to the Irish Sponsor from BoI addressing the following: (i) paragraph 4.4.3 of the Irish Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) proper extraction of financial information.	22.

(c) Letter to the Irish Sponsor from BoI addressing paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules	23.

(d) Directors’ Responsibility Statements addressed to the Joint Sponsors (in connection with the Prospectus and Circular)	24.

(e) Directors’ powers of attorney	25.

Legal Opinions and Comfort Letters from BoI’s Solicitors

(a) Letter to the Irish Sponsor from Arthur Cox, as Irish legal advisers to BoI, relating to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules	26.

(b) Irish legal opinion from Arthur Cox, as Irish legal advisers to BoI	27.

(c) Memorandum of advice from Arthur Cox relating to the Directors’ responsibilities for the Prospectus and Circular	28.

(d) Memorandum of advice from Arthur Cox relating to the Directors’ duties under the Irish Listing Rules	29.

(e) Letter to the UK Sponsors from Allen & Overy LLP, as English legal advisers to BoI, relating to paragraphs 8.3.4R, 8.4.8R, 8.4.9R , 8.4.12R and 8.4.13R of the UK Listing Rules	30.

(f) English legal opinion from Allen & Overy LLP, as English legal advisers to BoI	31.

(g) Memorandum of advice from Allen & Overy LLP on the Continuing Obligations of Directors of a Premium Listed Issuer (and other Persons Discharging Managerial Responsibilities) under the UK Listing Rules and the UK Disclosure and Transparency Rules.	32.

(h) Rule 10b-5 disclosure letter from Sullivan & Cromwell LLP, as United States legal advisers to BoI	33.

(i) United States legal opinion from Sullivan & Cromwell LLP, as US legal advisers to BoI,	34.

Document	Marked
relating to; (i) no registration opinion; (ii) Investment Company Act opinion; and (iii) United States tax opinion

(j) Bring-down opinions and comfort letters (see Parts B, C, D, E, and F of Schedule 6)*	35.

Legal Opinions and Comfort Letters from Underwriters’ Solicitors

(a) English legal opinion from Herbert Smith LLP, as English legal advisers to the Underwriters	39.

(b) Irish legal opinion from A&L Goodbody, as Irish legal advisers to the Underwriters	40.

(c) Rule 10b-5 disclosure letter from Herbert Smith LLP, as United States legal advisers to the Underwriters	41.

(d) United States legal opinion from Herbert Smith LLP, as United States legal advisers to the Underwriters relating to no registration opinion	42.

(e) Bring-down opinions and comfort letters (see Parts B, C, D, E, and F of Schedule 6)*	43.

Accountant Documents

(a) Irish/UK Engagement Letter	44.

(b) SAS 72 Engagement Letter	45.

(c) International Engagement Letter	46.

(d) Pro forma financial information report from the Reporting Accountants	47.

(e) US SAS 72 comfort letter from the Reporting Accountants	48.

(f) International comfort letter from the Reporting Accountants	49.

(g) Letter to the Directors and the UK Sponsors from the Reporting Accountants in relation to paragraphs 8.4.8R, 8.4.9R , 8.4.12R and 8.4.13R of the UK Listing Rules	50.

(h) Letter to the Directors and the Irish Sponsor from the Reporting Accountants in relation to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules	51.

(i) Correct extraction, no significant change and capitalisation and indebtedness letter to the Directors, Dealer Managers, Sponsors, Joint Bookrunners, Placing Agents and Underwriters from the Reporting Accountants (Prospectus and Circular)	52.

(j) Tax comfort letter to the Directors, Dealer Managers, Sponsors, Joint Bookrunners, Placing Agents and Underwriters from the Reporting Accountants	53.

(k) Consent letter to the Directors and the Sponsors from the Reporting Accountants (Prospectus and Circular)	54.

(l) Bring-down comfort letter to the Directors, Dealer Managers, Sponsors, Joint Bookrunners, Placing Agents and Underwriters from the Reporting Accountants *	55.

SCHEDULE 6
DOCUMENTS TO BE DELIVERED
PART A — ON OR BEFORE RELEASE OF THE PRESS ANNOUNCEMENT, PUBLICATION OF THE PROSPECTUS AND PUBLICATION AND DESPATCH OF THE CIRCULAR
Before release of the Press Announcement, publication of the Prospectus and publication and despatch of the Circular, BoI shall deliver the following documents to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):
Documents from BoI and the Directors
1.	Two certified copies of the minutes of the Court of Directors (or of the duly authorised committee of such Court of Directors) approving and authorising the issue and/or execution of the Press Announcement the Offer Documents (including the Circular and the Prospectus), this Agreement, the Verification Notes, the Form of Proxy and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by BoI in connection with the Placing and the Rights Issue, the Debt for Equity Offers and the Governmental Transactions, in the agreed form.

2.	Two certified copies of the Press Announcement, in the agreed form.

3.	Two certified copies of the Verification Notes, duly signed by the Directors, prepared in connection with the Press Announcement, the Prospectus, the Circular and the Presentation Materials in the agreed form.

4.	Two copies of the letter to the Financial Regulator requesting that the Prospectus be passported into the United Kingdom.

5.	Two completed copies of the “Formal Notice”, to be submitted to the Financial Regulator in accordance with paragraph 4.7 of the Prospectus Rules for approval of a prospectus in accordance with Regulation 46 of the Irish Prospectus Regulations.

6.	Two copies of the Non-Publication Letter in accordance with Rule 5.1 of the Prospectus Rules.

7.	Two certified copies of (a) the Prospectus (and the documents incorporated by the reference); (b) the Circular; (c) the Presentation Materials; (d) the US Debt for Equity Offer Memorandum; and (e) the Non-US Debt for Equity Offer Memorandum.

8.	Two certified copies of each of the five Forms of Proxy, in the agreed form.

9.	Two originals of the letter to the Irish Sponsor from BoI to be dated the date of the Prospectus, in the agreed form, addressing the following: (i) paragraph 4.4.3 of the Irish Listing Rules, (ii) the fact that there has been no significant change in the financial and trading position of the Group since the Accounts Date, and (iii) the proper extraction of financial information, duly signed by BoI.

10.	Two originals of the letter to the UK Sponsors from BoI to be dated the date of the Prospectus, in the agreed form, addressing the following: (i) paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) the proper extraction of financial information, duly signed by BoI.

11.	Two originals of each Director’s Responsibility Statement addressed to BoI and the Joint Sponsors (in connection with the Prospectus and the Circular), to be dated the date of the Prospectus, in the agreed form.

12.	Two originals of each Director’s power of attorney, to be dated the date of the Prospectus, in the agreed form.
Documents from, or relating to the documents from, the Reporting Accountants
13.	Two originals of the Working Capital Report to the Directors and the Sponsors, duly signed by the Reporting Accountants, in the agreed form and to be dated the date of the Prospectus.

14.	Two originals of the consent letter to the Directors and the Sponsors, duly signed by the Reporting Accountants, and dated the same date as the Prospectus, in the agreed form, in relation to the Prospectus and Circular.

15.	Two original letters to the UK Sponsors duly signed by the Reporting Accountants, and to be dated the date of the Prospectus, in the agreed form, in relation to paragraphs 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules.

16.	Two original letters to the Irish Sponsor duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form, in relation to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules.

17.	Two original copies of the pro forma financial information report to the Directors and the Sponsors, duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form.

18.	Two original letters to the Directors, the Dealer Managers and the Managers duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form, confirming correct extraction of financial information in the Prospectus and Circular, in relation to no significant change and in relation to the capitalisation and indebtedness statement included in the Prospectus

19.	Two originals of the tax comfort letter to the Directors, the Dealer Managers and the Managers, duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form.

20.	Two originals of the US SAS 72 comfort letter, addressed to BoI, duly signed by the Reporting Accountants, and to be dated the date of the Prospectus, in the agreed from.

21.	International comfort letter, addressed to BoI and the Underwriters, duly signed by the Reporting Accountants, and to be dated the date of the Prospectus, in the agreed from.
Opinion and Letters from Solicitors
22.	Two certified copies of each signed Rule 10b-5 disclosure letter (for (i) the exchange offer and (ii) the rights issue) of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Underwriters and to be dated the date of the Prospectus, in the agreed form.

23.	Two certified copies of each signed Rule 10b-5 disclosure letter (for (i) the exchange offer and (ii) the rights issue) of Herbert Smith LLP, as United States legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Prospectus, in the agreed form.

24.	Two certified copies of signed United States legal opinions (for (i) the exchange offer and (ii) the rights issue) of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the Prospectus, in the agreed form.

25.	Two certified copies of a signed United States legal opinion of Herbert Smith LLP, as United States legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Prospectus, in the agreed form.

26.	Two certified copies of a signed English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers and to be dated the date of the Prospectus, in the agreed form.

27.	Two certified copies of a signed English legal opinion of Herbert Smith LLP, as English legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Prospectus, in the agreed form.

28.	Two originals of a signed Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to the Managers and to be dated the date of the Prospectus, in the agreed form.

29.	Two originals of a signed Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Prospectus, in the agreed form.

30.	Two certified copies of the letter to the Irish Sponsor from Arthur Cox, as Irish legal advisers to BoI, relating to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules, to be dated the date of the Prospectus, in the agreed form.

31.	Two certified copies of the letter to the UK Sponsors from Allen & Overy LLP, as English legal advisers to BoI, relating to paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, to be dated the date of the Prospectus, in the agreed form.

32.	Memorandum of advice from Arthur Cox relating to the Directors’ responsibilities for the Prospectus and Circular, in the agreed form.

33.	Memorandum of advice from Arthur Cox relating to Directors’ duties under the Irish Listing Rules and the UK Listing Rules, in the agreed form.

34.	Memorandum of advice from Allen & Overy LLP on the Continuing Obligations of Directors of a Premium Listed Issuer (and other Persons Discharging Managerial Responsibilities) under the UK Listing Rules and the UK Disclosure and Transparency Rules.
Other documents
35.	Two certified copies of the Receiving Agent Agreement, in the agreed form.
The Joint Bookrunners may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part A of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Joint Bookrunners.

PART B — IF A SUPPLEMENTARY PROSPECTUS IS REQUIRED
Prior to publication of any Supplementary Prospectus, BoI shall deliver the following documents to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):
Documents from BoI and the Directors
1.	Two certified copies of the minutes of the Court of Directors (or of the duly authorised committee of the Court of Directors) approving and authorising the approval and publication of the Supplementary Prospectus (and, if the said minutes are of such a committee, a certified copy of the minutes of the Court of Directors appointing such committee).

2.	Two copies of the Verification Notes, duly signed by the Directors, prepared in connection with the Supplementary Prospectus, in the agreed form, and copies of all evidence supporting the answers in the notes.

3.	Two originals of the letter to the Irish Sponsor from BoI to be dated the date of the/ any Supplementary Prospectus, in the agreed form, addressing the following: (i) paragraph 4.4.3 of the Irish Listing Rules, (ii) the fact that there has been no significant change in the financial and trading position of the Group since the Accounts Date, and (iii) the proper extraction of financial information, duly signed by BoI.

4.	Two originals of the letter to the UK Sponsors from BoI to be dated the date of the/ any Supplementary Prospectus, in the agreed form, addressing the following: (i) paragraphs 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) the proper extraction of financial information, duly signed by BoI.

5.	An original letter in the form of Schedule 8 of this Agreement duly signed by a Director or Secretary of BoI authorised to do so and to be dated the date of the/any Supplementary Prospectus.
Documents from, or relating to the documents from, the Reporting Accountants
6.	Two originals of a signed bring-down letter addressed to the Directors, the Dealer Managers and the Managers, duly signed by the Reporting Accountants and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

7.	Two originals of the letter to the UK Sponsors, duly signed by the Reporting Accountants, in relation to paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

8.	Two originals of the letter to the Irish Sponsor, duly signed by the Reporting Accountants, in relation to Paragraph 2.2.3 and 2.2.7 of the Irish Listing Rules and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

9.	Two originals of a bring-down US SAS 72 comfort letter, addressed to BoI, duly signed by the Reporting Accountants, and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

10.	Two originals of a bring-down International comfort letter, addressed to BoI and the Underwriters, duly signed by the Reporting Accountants, and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

Opinions and letters from Solicitors
11.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

12.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Herbert Smith LLP, as United States legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

13.	Two originals of a signed bring-down United States legal opinion of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

14.	Two originals of a signed bring-down United States legal opinion of Herbert Smith LLP, as United States legal advisers to the Underwriters, addressed to the Sponsors, the Joint Bookrunners and the Underwriters and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

15.	Two originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

16.	Two originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

17.	Two originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to the Managers and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

18.	Two originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

19.	Two originals of the letter to the Irish Sponsor from Arthur Cox, as Irish legal advisers to BoI, relating to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules and to be dated the date of the/any Supplementary Prospectus, in the agreed form.

20.	Two originals of the letter to the UK Sponsors from Allen & Overy LLP, as English legal advisers to BoI, relating to paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules and to be dated the date of the/any Supplementary Prospectus, in the agreed form.
The Joint Bookrunners may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part B of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Joint Bookrunners.

PART C — ON OR BEFORE THE PUBLICATION OF THE PRICING STATEMENT ANNOUNCEMENT EXPECTED TO BE ON 17 May 2010
Prior to the release of the Pricing Statement Announcement and the publication of the Pricing Statement, BoI shall deliver the following documents to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):
Documents from BoI and the Directors
1.	Two certified copies of the minutes of the meetings of the Court of Directors (or a duly authorised committee of such Court of Directors), approving the Pricing Memorandum, the Pricing Statement and the Pricing Statement Announcement.

2.	Two certified copies of the Pricing Memorandum, in the form of Schedule 10, duly signed by BoI, the Managers.

3.	Two certified copies of the Pricing Statement, in the agreed form.

4.	Two certified copies of the Pricing Statement Announcement, in the agreed form.
The Joint Bookrunners may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part C of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Joint Bookrunners.

PART D — ON OR BEFORE ADMISSION EXPECTED TO BE ON 20 MAY 2010
Following the passing of the Resolutions, and prior to Admission, BoI shall deliver the following documents to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):
Documents from BoI and the Directors
1.	Two certified copies of the Resolutions passed at the EGC, duly signed by a Director or Secretary of BoI authorised to do so.

2.	Two copies of the confirmation from the Financial Regulator, being the formal approval of the Prospectus by the Financial Regulator, pursuant to the Irish Prospectus Regulations and the Prospectus Rules.

3.	Two copies of the confirmation of approval for passporting the Prospectus from the Financial Regulator.

4.	Two copies of passporting approval, for the Prospectus, as published on the UKLA website.

5.	Two originals of the “Schedule 6” declaration by BoI pursuant to paragraph 4.4.5 of the Irish Listing Rules.

6.	Two copies of the security application forms in respect of the New Ordinary Stock, Nil Paid Rights and the Fully Paid Rights that have been given to Euroclear, in the agreed form.

7.	Two certified copies of the CREST enablement letter confirming that the conditions for admission of the New Ordinary Stock to CREST are satisfied.

8.	Two copies of the signed application for admission of the New Ordinary Stock to the Official List of the ISE signed by a Director or the Secretary of BoI.

9.	Two copies of the signed application for admission of the New Ordinary Stock to the Official List of the UKLA signed by a Director or the Secretary of BoI.

10.	Two copies of the signed application for admission to trading issued by the LSE signed by a Director or the Secretary of BoI (Form 1 of the Admission and Disclosure Standards).

11.	Two certified copies of the minutes of the Court of Directors allotting the Placing Stock, provisionally allotting the New Stock and approving and authorising the despatch or publication of the Provisional Allotment Letters, in the agreed form.

12.	An original letter in the form of Schedule 8 of this Agreement duly signed by a Director or Secretary of BoI authorised to do so and to be dated the date of the Admission.

13.	Two copies of the letter to the Financial Regulator in connection with the non-publication of the Prospectus in accordance with Rule 5.2 of The Prospectus Rules.

14.	One copy of the Form B18 in relation to the registration of the Prospectus with the Irish Companies Registration office.
Documents from, or relating to the documents from, the Reporting Accountants
15.	Two originals of a signed bring-down letter, addressed to the Directors, the Dealer Managers, the Sponsors, the Dealer Managers, the Joint Bookrunners, the Placing Agents and the Underwriters duly signed by the Reporting Accountants, and to be dated the date of the Admission, in the agreed form.

16.	Two originals of a bring-down US SAS 72 comfort letter, addressed to BoI, duly signed by the Reporting Accountants, and to be dated the date of the Admission, in the agreed form.

17.	International comfort letter, addressed to BoI and the Underwriters, duly signed by the Reporting Accountants, and to be dated the date of the Admission, in the agreed form.
Opinions and letters from Solicitors
18.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as US legal advisers to BoI, addressed to the Underwriters and to be dated the date of the Admission, in the agreed form.

19.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Herbert Smith LLP, as United States legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Admission, in the agreed form.

20.	Two originals of a signed bring-down United States legal opinion of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the Admission, in the agreed form.

21.	Two originals of a signed bring-down United States legal opinion of Herbert Smith LLP, as United States legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Admission, in the agreed form.

22.	Two originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers and to be dated the date of the Admission, in the agreed form.

23.	Two originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Admission, in the agreed form.

24.	Two originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to the Managers and to be dated the date of Admission, in the agreed form.

25.	Two originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Admission, in the agreed form.
The Joint Bookrunners may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part D of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Joint Bookrunners.

PART E — TIME OF SALE — CONFIRMATION OF RUMP SALES
If the Joint Bookrunners have specified a Time of Sale in accordance with clause 3.10 in connection with rump stock, BoI shall on the date of any such Time of Sale, deliver the following documents in connection with the rump offering to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):
Documents from BoI and the Directors
1.	Two certified copies of the minutes of the meetings of the Court of Directors (or duly authorised committee of such Court of Directors), confirming the provisional allotment of the New Stock which have been taken up, cancelling the provisional allotment of the New Stock which have not been taken up and re-allotting the number of New Stock for which provisional allotments were not taken up (and, if the said minutes are of such a committee, a certified copy of the minutes of the Court of Directors appointing such committee), in the agreed form.

2.	Two original letters in the form of Schedule 8 of this Agreement signed by a Director or Secretary of BoI authorised to do so and to be dated the date of the Time of Sale, in the agreed form.
Documents from, or relating to the documents from, the Reporting Accountants
3.	Two originals of a signed bring-down letter, addressed to the Directors, the Dealer Managers and the Managers duly signed by the Reporting Accountants, and to be dated the date of the Time of Sale, in the agreed form.

4.	Two originals of a bring-down US SAS 72 comfort letter, addressed to BoI, duly signed by the Reporting Accountants, and to be dated the date of the Time of Sale, in the agreed form.

5.	International comfort letter, addressed to BoI and the Underwriters, duly signed by the Reporting Accountants, and to be dated the date of the Time of Sale, in the agreed form.
Opinions and letters from legal advisers
6.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the Time of Sale, in the agreed form.

7.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Herbert Smith LLP, as United States legal advisers to BoI, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.

8.	Two originals of a signed bring-down United States legal opinion of Sullivan & Cromwell LLP as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the Time of Sale, in the agreed form.

9.	Two originals of a signed bring-down United States legal opinion of Herbert Smith LLP, as United States legal advisers to BoI, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.

10.	Two originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.

11.	Two originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.

12.	Two originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.

13.	Two originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.
The Joint Bookrunners may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part E of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Joint Bookrunners.

PART F — CLOSING OF THE RUMP
If the Joint Bookrunners have specified a Time of Sale in accordance with clause 3.10 in connection with rump stock, BoI shall by no later than the third Dealing Day following the Acceptance Date (or such earlier time as notified to BoI by the Joint Bookrunners), deliver the following documents (dated as of such date) in connection with the rump offering to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):
Documents from BoI and the Directors
1.	An original letter in the form of Schedule 8 of the Underwriting Agreement signed by a Director or Secretary of BoI authorised to do so and to be dated the date of the closing of the rump, in the agreed form.
Documents from, or relating to the documents from, the Reporting Accountants
2.	Two originals of a signed bring-down letter, addressed to the Directors, the Dealer Managers and the Managers duly signed by the Reporting Accountants and to be dated the date of the closing of the rump, in the agreed form.

3.	Two originals of a bring-down US SAS 72 comfort letter, addressed to BoI, duly signed by the Reporting Accountants, and to be dated the date of the closing of the rump, in the agreed form.

4.	International comfort letter, addressed to BoI and the Underwriters, duly signed by the Reporting Accountants, and to be dated the date of the closing of the rump, in the agreed form.
Opinions and letters from legal advisers
5.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the closing of the rump, in the agreed form.

6.	Two originals of a signed Rule 10b-5 bring-down disclosure letter of Herbert Smith LLP, as United States legal advisers to BoI, addressed to the Managers and to be dated the date of the closing of the rump, in the agreed form.

7.	Two originals of a signed bring-down United States legal opinion of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Underwriters and to be dated the date of the closing of the rump, in the agreed form.

8.	Two originals of a signed bring-down United States legal opinion of Herbert Smith LLP, as United States legal advisers to BoI, addressed to the Sponsors, the Joint Bookrunners and the Underwriters and to be dated the date of the closing of the rump, in the agreed form.

9.	Two originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers and to be dated the date of the closing of the rump, in the agreed form.

10.	Two originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the closing of the rump, in the agreed form.

11.	Two originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to the Managers and to be dated the date of the closing of the rump, in the agreed form.

12.	Two originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Underwriters, addressed to the Managers and to be dated the date of the closing of the rump, in the agreed form.
The Joint Bookrunners may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part F of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Joint Bookrunners.

SCHEDULE 7
Undertakings of BoI
1.	COMMITMENTS AND ARRANGEMENTS

BoI undertakes to each of the Managers that it will not (and BoI will use all reasonable endeavours to procure that each Group Member will not), at any time during the Restricted Period, without the prior written consent of the Joint Bookrunners, enter into any agreement, commitment or arrangement, or put itself in a position where it is obliged to announce that any agreement, commitment or arrangement may be entered into, which is or would reasonably be considered to be material in the context of the Placing, the Rights Issue, the Debt for Equity Offers, the underwriting of the Underwritten Stock, Placing Admission or Admission, save in each case for any agreement, commitment or arrangement described in or clearly envisaged by the Press Announcement, the Prospectus or the Debt for Equity Offer Documents.

2.	PUBLIC ANNOUNCEMENTS

2.1	BoI undertakes not to circulate, distribute, publish, issue, make or despatch (and will not authorise any other person to circulate, distribute, publish, issue, make or despatch) any public announcement or public communication relating to (i) the Placing and/or the Rights Issue without having first furnished to each of the Managers a copy of each such proposed announcement or communication as far in advance of the announcement as reasonably practicable to enable them to comment thereon and to consult with them and having obtained the prior written consent of the Joint Bookrunners as to its contents and the timing and manner of its release at any time during the Restricted Period; or (ii) otherwise relating to the assets, liabilities, profits, losses, financial or trading conditions or the earnings, business affairs or business prospects of BoI which is or would reasonably be considered to be material in the context of the business or affairs of the Group at any time during the Restricted Period, other than BoI’s interim results announcement for the six months ending 30 June 2010, without having first furnished, so far as it is reasonably practicable to do so in the circumstances, to each of the Managers a copy of each such proposed announcement or communication as far in advance of the announcement as reasonably practicable to enable them to comment thereon and to consult with them as to its contents and the timing and manner of its release.

2.2	BoI undertakes to make all such announcements concerning the Placing, the Rights Issue and/or the Debt for Equity Offers as shall be necessary to comply with the Exchange Act, the Listing Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency Rules, the Market Abuse Regulations, the Market Abuse Rules, the Admission and Disclosure Standards, the Admission to Trading Rules, the Prospectus Rules, the Irish Prospectus Regulations, the Companies Acts and FSMA or which the Joint Bookrunners otherwise reasonably consider to be necessary or desirable (including for the purposes of procuring any sub-underwriters or potential subscribers for any units of Underwritten Stock in accordance with this Agreement) and each of the Joint Bookrunners shall be entitled (following consultations with the other parties to this Agreement where practicable) to make any such announcement if BoI fails (in the opinion of such the Joint Bookrunners, acting in good faith) promptly to fulfil its obligations under this paragraph 2.2.

2.3	BoI will consult with the Joint Bookrunners with respect to public releases concerning the Placing, the Rights Issue or the Debt for Equity Offers prior to the fifth Dealing Day after the Acceptance Date and will not make any material public statement concerning the Placing or the Rights Issue or the Debt for Equity Offers prior to the fifth Dealing Day after the Acceptance Date without the prior consent of the Joint Bookrunners, such consent not to be unreasonably withheld or delayed.

3.	DEVELOPMENTS

3.1	During the Restricted Period, BoI shall to the extent permitted by law or regulation and, subject to the Joint Bookrunners keeping any such information confidential, discuss with each of the Joint Bookrunners:
3.1.1	any major new developments in its sphere of activity which are not public knowledge which are reasonably likely, by virtue of the effect of those developments on its assets and liabilities or financial position or on the general course of its business, to lead to substantial movement in the price of its listed securities; and

3.1.2	any change in BoI’s financial condition or in the performance of its business or in BoI’s expectation of its performance which, if made public, would be likely to lead to substantial movement in the price of its listed securities.
4.	RESTRICTIONS IN RELATION TO THE ORDINARY STOCK

4.1	BoI undertakes to each of the Managers that it will not, without the prior written consent of the Joint Bookrunners, during the period commencing on the date of this Agreement and ending on the date which is 180 days from, the first to occur of, the Acceptance Date or the date on which the Underwriters’ obligations under this Agreement cease in accordance with clauses 9.4 or 14.1, directly or indirectly, issue, offer, sell, lend, pledge, contract to sell or issue, grant any option, right or warrant to purchase or otherwise dispose of any Ordinary Stock (or any interest therein or in respect thereof) or other securities of BoI exchangeable for, convertible into or representing the right to receive Ordinary Stock or any substantially similar securities or otherwise enter into any transaction (including any derivative transaction), directly or indirectly, permanently or temporarily, to dispose of any Ordinary Stock or undertake any other transaction with the same economic effect as any of the foregoing or announce an offering of Ordinary Stock or any interest therein or to announce publicly any intention to enter into any transaction described above.

4.2	The undertaking in paragraph 4.1 above shall not apply to:
4.2.1	the granting or exercise of options or other rights to subscribe for Ordinary Stock or rights related to Ordinary Stock pursuant to the share options or other incentive schemes of the Group in existence at the date of this Agreement and described in paragraph 6 of Part XVIII “Additional Information” of the Prospectus;

4.2.2	the issue by BoI of any Ordinary Stock upon the exercise of any right or option or the conversion of a security in existence on the date of this Agreement; or

4.2.3	the issue and offer by BoI of New Stock pursuant to the Placing and the Rights Issue or the Debt for Equity Offers, subject to the terms of this Agreement and as set out in the Offering Documents.
5.	PROVISION OF INFORMATION

During the Restricted Period, BoI undertakes to furnish to the Joint Bookrunners copies of all reports or other communications (financial or other) furnished to stockholders.

6.	SUPPLEMENTARY PROSPECTUS OR OFFERING DOCUMENT

6.1	Without prejudice to the termination rights of the Joint Bookrunners pursuant to clauses 9.4 or 14.1, BoI agrees with and undertakes to the Managers that:
6.1.1	if so required by the Listing Rules, the Prospectus Rules, the Irish Prospectus Regulation, the Companies Acts and FSMA Rules; or

6.1.2	if any event shall have occurred at any time before the fifth Dealing Day after the Acceptance Date as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, it will notify the Joint Bookrunners and promptly prepare, submit to the ISE for approval, file, publish and make available in a manner specified in the Prospectus Rules and the Irish Prospectus Regulations a Supplementary Prospectus and any supplement or amendment to the other Offer Documents as may be necessary to make the Prospectus and such other Offer Documents comply with such requirements, making sufficient written and electronic copies available (at BoI’s expense) to the Managers, as they reasonably request, and the purchasers and subscribers for the New Stock (in each case in such form and in such manner as the Joint Bookrunners shall approve) in order to comply with United States securities laws and the Listing Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency Rules, the Prospectus Rules and the Irish Prospectus Regulation.

6.2	If at any time between 11.00 am on the Acceptance Date until the fifth Dealing Day after the Acceptance Date, the Prospectus, as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; BoI shall notify the Joint Bookrunners and upon request of the Joint Bookrunners prepare and furnish without charge to Managers as many electronic copies as they may from time to time reasonably request of such amendments or supplements (in form of a satisfactory to the Joint Bookrunners) which will correct such statement or omission, provided that nothing in this paragraph 6.2 shall require a Supplementary Prospectus to be prepared, submitted to the ISE or the UKLA for its approval or published.

6.3	BoI will involve the Managers in the preparation of any Supplementary Prospectus and/or any amendment or supplement to any other Offer Document. Before publishing a Supplementary Prospectus and/or amending or supplementing any other Offer Document, BoI will furnish each of the Managers with a copy of the proposed Supplementary Prospectus and/or each such proposed amendment or supplement to any other Offer Document and will not publish any proposed Supplementary Prospectus and/or any such proposed amendment or supplement to any other Offer Document without the prior consent of the Managers. Nothing in this paragraph 6.3 shall prevent BoI from complying with its obligations at law or under FSMA or the Listing Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency Rules, the Prospectus Rules and the Irish Prospectus Regulations.

6.4	BoI undertakes to bring promptly to the notice of the Managers any matter of which it is, or becomes, aware on or before to the Acceptance Date or any other event or circumstance occurring on or before the Acceptance Date as a result of which it will be necessary to amend or supplement the Prospectus in order to comply with the requirements of United States securities laws or the Listing Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency Rules, the Prospectus Rules and the Irish Prospectus Regulations.

6.5	If BoI fails to comply with any such requirement, the relevant Manager may require that BoI shall (a) cease to communicate any Offer Document which contains any reference to such Manager and/or (b) notify any person to whom any Offer Document has been despatched, and any other person known to be relying on any Offer Document, of the relevant circumstances which render such Offer Document untrue, inaccurate or misleading or not in compliance with applicable legal or regulatory requirements.

7.	WEBSITE

7.1	Without prejudice to clause 3.4, on and from the Publication Date, BoI shall make the Prospectus and the documentation incorporated by reference therein available on a web page:
7.1.1	with appropriate security measures to ensure that the Prospectus is only available to Qualifying Stockholders who, subject to certain exemptions, do not have registered addresses in, and are not resident or located in, the United States and the Excluded Territories; and

7.1.2	which is linked to BoI’s main home page.
8.	NOTIFICATION OF EXERCISE OF STATUTORY WITHDRAWAL RIGHTS

BoI undertakes promptly to notify the Joint Bookrunners if it comes to its attention at any time on or before the Acceptance Date that any person wishes to exercise statutory withdrawal rights after the issue by BoI of a Supplementary Prospectus.

9.	SELLING RESTRICTIONS

9.1	BoI undertakes to observe and comply with the provisions in respect of overseas shareholders set out in Part IX of the Prospectus.

9.2	In connection with the offer and sale of Securities, BoI undertakes that (i) inside the United States, it will offer and sell the Securities only to those persons who are reasonably believed to be QIBs from whom a signed QIB Letter will be received prior to their taking up of the Securities, and (ii) outside the United States, it will offer and sell the Securities only in offshore transactions in compliance with Regulation S under the Securities Act.

SCHEDULE 8
Certificate from BoI
[Letterhead of BoI]
[Date] 2010

To:	Citigroup Global Markets U.K. Equity Limited Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch J&E Davy UBS Limited
Dear Sirs
Proposed Offer
We refer to the Placing and Rights Issue Underwriting and Sponsors’ Agreement dated 26 April 2010 in which a draft of this letter appears as Schedule 8 (the “Underwriting Agreement”). Words and expressions defined in the Underwriting Agreement have the same meanings herein.
We confirm that (subject only to the giving of this letter):
(a)	we have complied with our undertakings and obligations under the Underwriting Agreement in all respects to the extent that they fall due for performance on or before the date of this letter; and

(b)	none of the representations, warranties or undertakings referred to in clause 12 of the Underwriting Agreement has been breached or was untrue, inaccurate or misleading when made and none of such representations, warranties or undertakings would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date hereof; and

(c)	since the date of the Underwriting Agreement, there has been no Material Adverse Change.
This letter shall be governed by and construed in accordance with English law.
Yours faithfully

Director
for and on behalf of BoI

SCHEDULE 9
Selling Restrictions
General
1.	Each of the Underwriters severally represents, warrants and undertakes to BoI that:

1.1	no Offer Document will be sent directly or indirectly by it to Excluded Territories Shareholders (in the case of such shareholders who hold their Ordinary Shares in certificated form), with the exception of persons reasonably believed to be QIBs in the United States, who have not given BoI an address in the United Kingdom or Ireland for the service of notices on them;

1.2	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the New Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights in, from or otherwise involving the United Kingdom;

1.3	it has complied and will comply with all applicable provisions of Irish Central Bank Acts with respect to anything done by it in relation to the New Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights in, from or otherwise involving Ireland; and
United States
2.	Each of the Underwriters severally represents, warrants and undertakes to BoI that:

2.1	it understands that the offer and sale of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from the registration requirements of the Securities Act;

2.2	neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the New Stock, the Provisional Allotment Letter, the Nil Paid Rights or the Fully Paid Rights;

2.3	neither it, its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer and sale of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights in the United States;

2.4	neither it, its affiliates, nor any person acting on its or their behalf, have or will make any offer or sale of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights, except:
(i)	inside the United States, only to persons reasonably believed to be QIBs, in a transaction exempt from the registration requirements of the Securities Act and from whom a signed QIB Letter will be received prior to their taking up of the Securities; and

(ii)	outside the United States, only in offshore transactions within the meaning of and in accordance with the provisions of Rule 903 or Rule 904 under Regulation S.
Ireland
3.	Each of the Joint Bookrunners and Underwriters severally agrees, represents, warrants and undertakes to BoI that it has not offered or sold and will not offer or sell any Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights to the public in Ireland nor requested the admission of the New Stock, Nil Paid Rights or Fully Paid Rights to trading on a regulated market situated or operating in Ireland prior to the Prospectus having been approved by the

Financial Regulator and published in accordance with the Prospectus Rules except that it may make an offer of any units of Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights to the public in Ireland at any time under the following exemptions under the Prospectus Directive:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than “qualified investors”) as defined in the Prospectus Directive) subject to obtaining the prior written consent of the Joint Bookrunners; and

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

4.	Each of the Joint Bookrunners and Underwriters severally agrees, represents, warrants and undertakes to BoI that it has complied and will comply with all applicable provisions of the Irish Central Bank Acts with respect to anything done by it in relation to the Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights and the Prospectus in, from or otherwise involving Ireland.
United Kingdom
5.	Each of the Joint Bookrunners and Underwriters severally agrees, represents, warrants and undertakes to BoI that it has not offered or sold and will not offer or sell any Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights to the public in the United Kingdom nor requested the admission of the New Stock, Nil Paid Rights or Fully Paid Rights to trading on a regulated market situated or operating in the United Kingdom prior to the Prospectus having been approved by the Financial Regulator, published in accordance with FSMA and the Prospectus Rules and passported in accordance with the Prospectus Directive as implemented in the United Kingdom.

6.	Each of the Joint Bookrunners and Underwriters severally agrees, represents, warrants and undertakes to BoI that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights and the Prospectus in, from or otherwise involving the United Kingdom.

7.	Each of the Joint Bookrunners and Underwriters severally agrees, represents, warrants and undertakes to BoI that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by them in connection with the issue or sale of the Rights Issue Stock or the Placing Stock, in circumstances in which section 21(1) of FSMA does not apply.
European Economic Area
8.	In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) each of the Joint Bookrunners and

Underwriters severally agrees, represents, warrants and undertakes it has not made and will not make an offer of any units of Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights to the public in that Relevant Member State other than the offers contemplated in the Prospectus in Ireland and the United Kingdom once the Prospectus has been approved by the Financial Regulator, published in accordance with the Prospectus Rules and passported in accordance with the Prospectus Directive as implemented in the United Kingdom, except that it may make an offer of any units of Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than “qualified investors”) as defined in the Prospectus Directive) subject to obtaining the prior written consent of the Joint Bookrunners; and

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of any Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights to the public” in relation to any Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights in any Relevant Member State means the communication in any form and by any means of sufficient information on the Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights and the terms on which they are to be offered so as to enable an investor to decide to purchase any Rights Issue Stock, Placing Stock, Nil Paid Rights or Fully Paid Rights, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measures in each Relevant Member State.

SCHEDULE 10
Pricing Memorandum
14 May 2010
Further to the Placing and Rights Issue, Underwriting and Sponsors’ Agreement dated 26 April 2010 in which a draft of this pricing memorandum appears as Schedule 10 (the “Underwriting Agreement”). Words and expressions defined in the Underwriting Agreement have the same meanings herein.
For the purposes of the Rights Issue, the following is hereby determined:

Rights Issue Price	€[•]

Number of units of Rights Issue Stock to be issued	[•]

Number of units of Underwritten Stock	[•]

Number of units of Debt for Equity Stock to be issued	[•]

Qualifying basis on which number of units of Rights Issue Stock to be issued for units of Ordinary Stock held on the Record Date and units of Placing Stock held at the time of Placing Admission	[•] units of Rights Issue Stock for [•] units of Ordinary Stock held on the Record Date [•] units of Placing Stock held at the time of Placing Admission

Discount which the Rights Issue Price represents to price of a unit of Ordinary Stock as derived from the Daily Official List on the date hereof.	[•]%

Signed for and on behalf of	)
The Governor and	)
Company of the Bank of Ireland	)

by:	)	Name

Signed for and on behalf of	)
Citigroup Global Markets U.K. Equity	)

Limited	)	Name
by:	)

Signed for and on behalf of	)
Credit Suisse Securities (Europe))
Limited	)

by:	)	Name

Signed for and on behalf of	)

Deutsche Bank AG, London Branch	)	Name
by:	)
)

Name

Signed for and on behalf of	)

J&E Davy	)	Name
by:	)
)

Name

Signed for and on behalf of	)

UBS Limited	)	Name
by:	)

	)	Name

IN WITNESS whereof this Agreement has been entered into on the date stated at the beginning.

Signed for and on behalf of	)
The Governor and	)
Company of the Bank of Ireland	)

by:	)	Name

Signed for and on behalf of	)
Citigroup Global Markets U.K. Equity	)

Limited	)	Name
by:	)

Signed for and on behalf of	)
Credit Suisse Securities (Europe))
Limited	)

by:	)	Name

Signed for and on behalf of	)

Deutsche Bank AG, London Branch	)	Name
by:	)
)

Name

Signed for and on behalf of	)

J&E Davy	)	Name
by:	)
)

Name

Signed for and on behalf of	)

UBS Limited	)	Name
by:	)
)

Name